    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 19, 1998

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             NEUBERGER BERMAN INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                               6282                              06-1523639
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

                                605 THIRD AVENUE
                               NEW YORK, NY 10158
                              TEL: (212) 476-9000
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             C. CARL RANDOLPH, ESQ.
                                GENERAL COUNSEL
                             NEUBERGER BERMAN INC.
                                605 THIRD AVENUE
                               NEW YORK, NY 10158
                              TEL: (212) 476-9000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                 RALPH ARDITI, ESQ.                                   RICHARD R. HOWE, ESQ.
              GEORGE E.B. MAGUIRE, ESQ.                                SULLIVAN & CROMWELL
                DEBEVOISE & PLIMPTON                                    125 BROAD STREET
                   875 THIRD AVE.                                    NEW YORK, NY 10004-2498
                 NEW YORK, NY 10022                                    TEL: (212) 558-4000
                 TEL: (212) 909-6000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable on or after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
            TITLE OF EACH CLASS OF                   PROPOSED MAXIMUM AGGREGATE                      AMOUNT OF
         SECURITIES TO BE REGISTERED                    OFFERING PRICE(1)(2)                     REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share........              $250,000,000                            $73,750.00
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

(1) A portion of the shares to be registered represents shares that are to be offered outside the United States but that may be resold from time to time in the United States. Such shares are not being registered for the purpose of sales outside the United States.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION AND AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED AUGUST 19, 1998

                                            SHARES

                            [NEUBERGER BERMAN LOGO]
                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)
                               ------------------

     Of the             shares of Common Stock offered,             shares are
being offered hereby in the United States and             shares are being
offered in a concurrent international offering outside the United States. The initial public offering price and the aggregate underwriting discount per share will be identical for both offerings. See "Underwriting".

     Of the             shares of Common Stock offered,             shares are
being sold by the Company and             shares are being sold by the Selling
Stockholders. See "Selling Stockholders". The Company will not receive any of the proceeds from the sale of shares being sold by the Selling Stockholders. Upon consummation of the offerings, the Management Stockholders will
beneficially own shares having approximately      % of the voting power of the
Company's outstanding Common Stock. See "Stockholders Agreement" and "Selling Stockholders".

     Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering
price will be between $          and $          . For factors to be considered
in determining the initial public offering price, see "Underwriting".

     SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

     Application will be made to list the Common Stock on the New York Stock Exchange under the symbol "NEU".
                               ------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                               ------------------

                             INITIAL PUBLIC                                                            PROCEEDS TO
                                OFFERING              UNDERWRITING             PROCEEDS TO               SELLING
                                  PRICE                DISCOUNT(1)             COMPANY(2)             STOCKHOLDERS
                             --------------           ------------             -----------            ------------
Per Share...............            $                       $                       $                       $
Total(3)................            $                       $                       $                       $

---------------
(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
(2) Before deducting estimated expenses of $          payable by the Company.
(3) The Company and the Selling Stockholders have granted the U.S. Underwriters
    an option for 30 days to purchase up to an additional             shares at
    the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. Additionally, the Company and the Selling Stockholders have granted the International Underwriters a similar option
    with respect to an additional             shares as part of the concurrent
    international offering. If such options are exercised in full, the total initial public offering price, underwriting discount, proceeds to the
    Company and proceeds to the Selling Stockholders will be $            ,
    $            , $            and $            , respectively. See
    "Underwriting".
                               ------------------

     The shares offered hereby are offered severally by the U.S. Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the shares will be ready for delivery in New York, New York, on or about
               , 1998, against payment therefor in immediately available funds.

                              GOLDMAN, SACHS & CO.
                               ------------------

               The date of this Prospectus is             , 1998.

             [The Neuberger Berman logo is at the top of the page.]


                       A Premier Money Manager Since 1939

            $59 Billion in Assets Under Management at June 30, 1998

[Beneath this text appear two pie charts presenting the following data:]

                              DIVERSE CLIENT BASE

                         High Net Worth           30%
                         Mutual Funds             40%
                         Institutional            27%
                         Wrap Fee                  3%


                        CONCENTRATION IN EQUITY ACCOUNTS

          Value, Growth and International Equity            79%
          Fixed Income and Money Market                     21%

       Increasing Assets Under Management in Three Growth Markets

[Beneath this text appear three bar graphs presenting the following data:]

                             HIGH NET WORTH ASSETS

                            Date           AUM ($bn)
                            ----           ---------

                            12/94             7.3
                            12/95             9.5
                            12/96            12.1
                            12/97            15.6
                             6/98            17.8


                               MUTUAL FUND ASSETS

                            Date           AUM ($bn)
                            ----           ---------

                           12/94              7.2
                           12/95             11.7
                           12/96             15.1
                           12/97             20.7
                            6/98             23.7


                      DEFINED CONTRIBUTION PLAN ASSETS (a)

                            Date           AUM ($bn)
                            ----           ---------

                           12/94              1.1
                           12/95              2.4
                           12/96              4.5
                           12/97              5.6
                            6/98              6.3

[Beneath this bar graph appears a footnote which reads:]

(a) Includes only assets in mutual funds. Assets also included in mutual fund data (above).

                            [PHOTO DESCRIPTIONS]

    ------------------------------------------------------------------------

     CERTAIN PERSONS PARTICIPATING IN THE OFFERINGS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERINGS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                             AVAILABLE INFORMATION

     Neuberger Berman Inc. has filed with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-1 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the common stock, par value $.01 per share, of the Company (the "Common Stock") offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement. Statements made in this Prospectus concerning the content of any document are not necessarily complete, although the material terms thereof are described in this Prospectus, and, in each instance, reference is made to the copy of the document included as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by this reference. The Registration Statement may be inspected, without charge, at the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the SEC upon payment of prescribed fees. The SEC also maintains a worldwide web site at http://www.sec.gov which contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

     The Company will be subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will file with the SEC reports, proxy statements and other information. Such materials may be inspected and copied at the offices of the SEC in the manner described above and will also be available at the offices of the New York Stock Exchange (the "NYSE"), 20 Broad Street, New York, New York 10005.

     The Company intends to furnish its stockholders annual reports containing audited financial statements and quarterly reports containing unaudited interim financial information for the first three quarters of each fiscal year.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements in this Prospectus may constitute "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of the Company's management and on information available to management at the time such statements were made. Forward-looking statements include information concerning possible or assumed future results of the Company's operations, earnings, industry conditions, demand and pricing for the Company's products and other aspects of its business under "Prospectus Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and statements that are preceded by, followed by, or include the words "believes", "expects", "anticipates", "intends", "plans", "estimates" or similar expressions.

     Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Although the Company makes such statements based on assumptions which it believes to be reasonable, there can be no assurance that actual results will not differ materially from the Company's expectations. Many of the factors that will determine these results are beyond the Company's ability to control or predict. The Company does not intend to review or revise any particular forward-looking statements referenced in this Prospectus in light of future events. Prospective purchasers of the Common Stock are cautioned not to put undue reliance on any forward-looking statements.

     The Company hereby identifies the factors noted under "Risk Factors" and the following important factors, among others, which could cause its results to differ from any results which might be projected, forecast or estimated by the Company in any such forward-looking statements: (1) variations in demand for its investment products; (2) significant changes in net cash flows into or out of the Company's business; (3) significant fluctuations in the performance of debt and equity markets in the U.S. or worldwide; (4) enactment of adverse state or federal legislation or changes in government policy or regulation (including accounting standards) affecting the Company's operations; (5) adverse results in litigation; and (6) the effect of changes in economic conditions or interest rates on a U.S. or international basis.
                            ------------------------

     The executive office of the Company is located at 605 Third Avenue, New York, New York 10158, and the telephone number is (212) 476-9000. The Company's principal operating subsidiaries, Neuberger & Berman, LLC, a Delaware limited liability company ("NB LLC"), and Neuberger & Berman Management Incorporated, a New York corporation ("NBMI"), maintain Internet home pages at www.nb.com and www.nbfunds.com, respectively. Information contained in such home pages shall not be deemed a part of this Prospectus.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the Combined Financial Statements and Notes thereto and pro forma financial information, included elsewhere in this Prospectus. Unless otherwise indicated, all information contained in this Prospectus (i) gives effect to the Exchange (as defined herein) and (ii) assumes no exercise of the Underwriters' over-allotment options. In addition, unless the context otherwise requires, the "Company" or "Neuberger Berman" refers (a) prior to the Exchange, to the combined businesses of NB LLC, its subsidiaries and NBMI, and (b) after the Exchange, to Neuberger Berman Inc., a Delaware corporation, and its subsidiaries, including NB LLC and NBMI. See "The Exchange and the Subordinated Note Transaction". Prior to the Offerings, the Company was wholly owned by the members of NB LLC and the shareholders of NBMI who received most of their compensation as a share of the Company's net income, substantially all of which was distributed to them as capital distributions and dividends. Accordingly, the Company's historical combined financial statements do not fairly reflect the compensation received by its owners for their services as such. In addition, Federal income taxes have not been provided against the net income of the Company because, prior to the Exchange, the Company's owners were liable for such taxes. See the Pro Forma Combined Financial Statements (Unaudited) and Notes thereto included elsewhere in this Prospectus.

                                  THE COMPANY

     Neuberger Berman is an independent investment advisory firm founded in 1939. The Company has established a nationally recognized brand name for its demonstrated commitment to investment performance and client service. It is a prominent provider of investment advisory services to the high net worth, mutual fund and institutional segments of the investment management industry. Approximately 80% of the Company's assets under management are held in equity accounts. Over the past three years, the Company has expanded and strengthened its distribution channels to capitalize on its brand name and position itself for continued growth. Since December 31, 1993, assets under management grew at a compound annual rate of 16.8% to $59.1 billion at June 30, 1998. Net income before principal compensation increased to $298.7 million for 1997 from $149.9 million for 1993, representing a compound annual growth rate of 18.8%, and to $170.3 million for the six months ended June 26, 1998 as compared to $138.3 million for the six months ended June 27, 1997, an increase of 23.1%.

     The Company's High Net Worth Business, with $17.8 billion in assets under management at June 30, 1998, provides investment advisory services to high net worth individuals and smaller institutions. This business is marked by long-term client loyalty, sometimes spanning several generations. The Company's investment professionals work directly with high net worth clients and can tailor individual portfolios specifically to address clients' investment goals, income requirements, capital preservation needs, tax posture and social considerations. Through two trust company subsidiaries, the Company provides estate planning, fiduciary and other services to wealthy individuals, families and estates, qualified and nonqualified employee benefit plans and charities. The Company has built a 55 person national combined sales and marketing force for the High Net Worth Business that operates in New York and eight regional offices, with 13 sales professionals and six regional offices added in the last three years. The Company intends to continue to expand its national marketing efforts, adding personnel and regional offices. The Company believes that, by virtue of its established brand name, skilled professionals and national marketing and servicing capabilities, it is well positioned to expand its presence in this market.

     The Company's Mutual Fund and Institutional Business, with $41.3 billion in assets under management at June 30, 1998, provides investment management services to mutual funds and institutional clients, offering its diverse client base a broad choice of investment products and styles. As of June 30, 1998, the Company provided investment management, distribution and administrative services to a proprietary family of 35 mutual funds (the "Neuberger Berman Funds") and subadvisory services to seven mutual funds sponsored by third parties. Since December 31, 1993, mutual fund assets under management grew at a compound annual rate of 33.3% to $23.7 billion at June 30, 1998. The Company was at the forefront of participating in networks for making mutual fund shares available through intermediaries and now participates in over 100 strategic alliances with mutual fund "supermarkets", third party administrators for defined contribution plans (such as 401(k) and 403(b) plans), broker-dealers, banks and other institutions.

     The Company believes that further opportunities for growth in its mutual funds business are available through these and other alliances. The Company also manages approximately 510 accounts for diverse institutional advisory clients such as corporate and public employee pension funds, endowments, foundations, and other domestic and foreign institutions. The Company provides investment advice to approximately 5,300 accounts through eight wrap fee programs sponsored by third party brokerage firms and banks.

     The Company's portfolio management services are generally provided by groups of professionals, with portfolio managers averaging over 26 years of professional experience and 15 years service with the Company. The Company has been known for its value-oriented equity investment philosophy, with an emphasis on investing in companies trading in the lower range of price-to-earnings and price-to-cash flow ratios. The Company is committed to offering a broad range of investment products and services in a wide variety of investment styles and market capitalization ranges. Its investment disciplines also include growth-oriented equity (investing in companies whose earnings and cash flow are growing faster than the average company and the economy overall), international equity, balanced, fixed income and money market. All of the Company's investment professionals are supported by a centralized proprietary research department.

     The Company generates additional income through its Other Businesses that market certain related services developed for its investment management business, including trust company services, brokerage services and research. Through NB LLC, a registered broker-dealer and member of the New York Stock Exchange, the Company executes transactions for its clients and third parties, provides prime brokerage services, principally for small- to mid-sized investment managers, and clears transactions on a fully disclosed basis for other broker-dealers.

     The Company has experienced significant growth in recent years in assets under management, net revenues after interest expense and net income before principal compensation, as shown in the following table:

                                    JUNE 30,                             DECEMBER 31,
                               -------------------   ----------------------------------------------------
                                 1998       1997       1997       1996       1995       1994       1993
                               --------   --------   --------   --------   --------   --------   --------
                                                       ( IN MILLIONS)
ASSETS UNDER MANAGEMENT
  High Net Worth Business....  $ 17,806   $ 13,912   $ 15,553   $ 12,050   $  9,491   $  7,349   $  7,971
  Mutual Fund and
    Institutional Business
    Mutual funds.............    23,717     18,130     20,744     15,122     11,674      7,184      6,499
    Institutional clients....    15,927     16,904     15,667     15,800     15,891     12,949     13,456
    Wrap fee accounts........     1,639      1,492      1,547      1,388      1,268      1,167      1,477
         Total...............  $ 59,089   $ 50,438   $ 53,511   $ 44,360   $ 38,324   $ 28,649   $ 29,403

                                SIX MONTHS ENDED
                               -------------------                 YEAR ENDED DECEMBER 31,
                               JUNE 26,   JUNE 27,   ----------------------------------------------------
                                 1998       1997       1997       1996       1995       1994       1993
                               --------   --------   --------   --------   --------   --------   --------
                                                             (IN THOUSANDS)
NET REVENUES AFTER INTEREST
  EXPENSE
  High Net Worth Business....  $116,789   $ 93,797   $198,306   $161,844   $134,904   $120,811   $118,004
  Mutual Fund and
    Institutional Business
    Mutual funds.............    89,925     64,725    145,268    104,619     74,473     51,622     43,589
    Institutional clients....    39,561     35,964     78,272     73,835     67,334     61,535     59,268
    Wrap fee accounts........     4,297      3,509      7,311      6,902      6,452      7,067      6,461
  Other Businesses...........    35,475     35,636     72,892     69,567     57,623     41,431     48,644
         Total...............  $286,047   $233,631   $502,049   $416,767   $340,786   $282,466   $275,966
NET INCOME BEFORE PRINCIPAL
  COMPENSATION(1)
  High Net Worth Business....  $ 80,294   $ 64,262   $135,707   $104,557   $ 86,184   $ 76,422   $ 76,893
  Mutual Fund and
    Institutional Business...    74,837     57,981    127,730     95,708     77,274     62,199     54,350
  Other Businesses...........    15,141     16,048     35,228     28,861     22,634     12,354     18,633
         Total...............  $170,272   $138,291   $298,665   $229,126   $186,092   $150,975   $149,876

---------------
(1) Substantially all net income was distributed to principals as capital distributions and dividends. Certain principals were also paid through compensation expense. See Note 7 to the Combined Financial Statements included elsewhere in this Prospectus.

BUSINESS STRATEGY

     The Company's business strategy is to continue to provide premier investment management services to a growing number of clients, to offer an expanding array of investment products and to increase its presence in a number of distribution channels. In addition, the Company believes that a broad base of employee stock ownership following the Offerings will strengthen the alignment of interests across its business segments and enhance the Company's ability to produce steadily improving financial results for its stockholders.

     MAINTAIN ASSET MANAGEMENT AS CORE BUSINESS. Since its founding almost 60 years ago, the Company's core business has been asset management. Concentrating its professional and financial resources on providing high quality investment products and client service, the Company has established a respected reputation among its clients and in the investment community. The Company believes that its continuing commitment to its core asset management business, together with its continued independence during a period of consolidation in the financial services industry, is attractive to potential clients and has also contributed to its ability to attract and retain highly qualified investment professionals.

     PROMOTE BRAND NAME. Over the last three years, the Company has engaged in the active promotion of the Neuberger Berman name through television and print advertising and direct mail campaigns. The Company intends to increase these promotional activities beginning in the second half of 1998 to further enhance its national brand identity. The Company also believes that listing the Company's Common Stock on the New York Stock Exchange will enhance its national stature.

     CENTRALIZE MARKETING ACTIVITIES. The Company has recently reorganized its asset management operations to better coordinate its marketing efforts. The Company believes that the ongoing expansion of its national sales effort in the High Net Worth Business will enhance its growth potential by better managing and coordinating the individual initiatives which were pursued by investment professionals in this segment. In the Mutual Fund and Institutional Business, sales and distribution efforts are being integrated and combined under common leadership. This recognizes that the growth of defined contribution plans, among other things, has created an environment in which mutual funds and separately managed accounts are viewed as alternatives for a common client base, rather than as investment vehicles designed for different clients.

     INCREASE PENETRATION IN HIGH NET WORTH MARKET. The market for providing investment advisory services to high net worth individuals is a growing market that is generally fragmented, regionalized and underpenetrated by independent managers that focus primarily on personalized asset management. Based on industry data, the Company believes that the number of households with over $1 million in investable assets will grow from approximately 2.5 million in 1996 to over 15.0 million by 2010. The Company believes that it is well positioned to capitalize on the growth opportunities in this market by virtue of its ability to combine national operations and brand name recognition with an emphasis on client service and personalized asset management. The Company intends to increase its high net worth sales force from 23 sales professionals at June 30, 1998 to about 60, and to expand its regional offices from eight locations throughout the U.S. at June 30, 1998 to 15, by 2001. In addition, the Company believes that its ability to provide an integrated approach to comprehensive wealth management and administration services through its trust company subsidiaries represents a competitive advantage. The Company is organizing an additional trust company to service the active Florida trust services market.

     EXPAND MUTUAL FUND ALLIANCES AND DISTRIBUTION CAPABILITIES. The Company has realized significant growth in its mutual funds from the addition of multiple channels through which mutual fund shares are made available to investors. In addition to alliances with mutual fund supermarkets, the Company believes that opportunities for growth are available through the following:

     - DEFINED CONTRIBUTION PLAN ADMINISTRATORS. The Company seeks to expand its relationships with administrators that provide investment vehicles, principally mutual funds, offered to participants in defined contribution plans. Since year end 1993, the Company's assets under management in mutual funds from defined contribution plans grew from $0.8 billion to $6.3 billion at June 30, 1998 and, as of June 30, 1998, the Company had strategic alliances with 51 administrators of defined contribution plans.

     - PROVIDERS OF VARIABLE INSURANCE PRODUCTS. The Company also seeks to expand its relationships with insurance companies that offer variable annuity and variable life insurance products that invest in the Neuberger Berman Funds. The Company believes that significant opportunities exist to expand its services as subadviser to mutual funds that provide investment options for variable insurance products. Since year end 1993, assets under management in funds that provide investments options for variable insurance products grew at a compound annual rate of 36.3% to $3.5 billion at June 30, 1998 and, as of June 30, 1998, the Company had relationships with 32 insurance companies.

     - LOAD FUNDS. The Company plans to introduce a family of load funds. Based on contacts with market participants, the Company believes that the addition of load funds would be well received by financial advisers and other intermediaries.

     - INTERNET DISTRIBUTION. Through NBMI's Internet site, mutual fund investors can access their account information, and Neuberger Berman Fund prospectuses and applications are available. The Company expects to offer investors the ability to purchase mutual fund shares directly through the Internet in the near future.

     BUILD WRAP FEE PROGRAM PARTICIPATION. Prior to 1996, the Company's participation in wrap fee programs was limited primarily to providing fixed income and balanced products in programs with Merrill Lynch and other sponsors. In 1997, the Company added Morgan Stanley Dean Witter (a registered service mark of Morgan Stanley Dean Witter & Co.) to its existing relationships and in 1998, joined the fiduciary services wrap program of Salomon Smith Barney. As a result, the Company now has relationships with three of the largest sponsors of wrap fee programs and has begun to offer through these wrap fee programs a range of equity products, including mid-cap and large-cap value and growth products. The Company believes that these developments offer significant growth opportunities through increased participation in wrap fee programs.

     ENHANCE DIVERSE PRODUCT AND SERVICE OFFERINGS. The Company believes that its ability to offer a broad range of investment products and services in a wide variety of investment styles enhances its opportunities for attracting new clients and cross-selling its products and services to existing clients. In addition to its value-oriented domestic equity products, the Company currently offers growth-oriented equity, international equity, balanced, fixed income and money market products. The Company seeks to complement these existing product offerings through internal development or acquisition of new investment capabilities.

     ATTRACT AND RETAIN EXPERIENCED PROFESSIONALS. The ability to attract and retain highly experienced investment and other professionals with a long-term commitment to the Company and its clients has been, and will continue to be, a significant factor in its long-term growth. The Company has historically experienced little turnover among its professional employees, and believes that investment professionals are attracted to investment advisory firms like the Company that have remained independent during a period of consolidation in the financial services industry. In addition, the Company believes that, following the Offerings, the ability to offer its employees shares of or options to purchase its publicly-traded Common Stock will be a significant incentive in attracting and retaining employees. In connection with the Offerings, the Company will adopt employee incentive plans under which approximately 15% of the Company's fully diluted Common Stock will be available for ongoing option and restricted stock programs for the Company's existing and future employees. In addition, the Company believes that the share transfer restrictions and noncompetition provisions contained in the Stockholders Agreement (as defined herein), as well as the Company's competitive compensation and benefit arrangements, will encourage employee retention. See "Management -- Executive Compensation" and "Stockholders Agreement".

     ALIGN INTERESTS OF EMPLOYEES AND PUBLIC STOCKHOLDERS. Following the Offerings, equity ownership will be distributed broadly within the Company. The Company believes that this will be an important and efficient means of unifying incentives within the Company and aligning the interests of employees and the public stockholders and that the ongoing share transfer restrictions contained in the Stockholders Agreement will maintain this commonality of interests in the future. In addition, as of June 30, 1998, principals and employees of the Company and their families had over $200 million invested in the Neuberger Berman Funds on a voluntary basis.

     CAPITALIZE ON ACQUISITION OPPORTUNITIES. The Company evaluates acquisition opportunities as they arise for their possible contribution to the Company's strategic objectives, including adding new product and service offerings, investment capabilities or distribution channels. Following the Offerings, the availability of publicly-traded Common Stock could facilitate acquisitions by the Company and give it access to an expanded range of opportunities.

                                 THE OFFERINGS

     The offering hereby of                shares of Common Stock initially
being offered in the United States (the "U.S. Offering") and the offering of shares of Common Stock initially being offered in a concurrent international offering outside the United States (the "International Offering") are collectively referred to as the "Offerings". The closing of each of the Offerings is conditioned upon the closing of the other Offering.

Common Stock offered:
  The Company.................             shares
  The Selling Stockholders....             shares
     Total....................             shares
Common Stock to be outstanding
  after the Offerings (1):....             shares

Proposed NYSE Symbol:.........   "NEU"

Use of Proceeds...............   The net proceeds from the Offerings received by
                                 the Company, estimated to be $          , will
                                 be used for general corporate purposes
                                 including the possible repayment of the
                                 Subordinated Note (as defined herein). In
                                 addition, the Company reviews acquisition
                                 opportunities as they arise and, although it is
                                 not currently planning a transaction, it may
                                 use proceeds from the Offerings partially to
                                 fund suitable acquisitions. The Company will
                                 not receive any proceeds from the sale of
                                 shares by the Selling Stockholders. See "Use of
                                 Proceeds" and "The Exchange and the
                                 Subordinated Note Transaction".
---------------
(1) Does not include                shares of Common Stock expected to be
    outstanding at, or shortly after, the time of the Offerings after giving effect to expected employee stock awards and contributions of shares by the Company to the Defined Contribution Stock Plan (as defined herein) and expected contributions of shares by the Management Stockholders to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Subsequent Events". In addition, shares of Common Stock will be reserved for issuance under the LTIP (as defined herein) and shares of Common Stock will be reserved for issuance under the Directors Plan (as defined herein). See "Management -- Compensation of Directors -- Directors Stock Incentive Plan", "-- Executive Compensation -- Long-Term Incentive Plan" and "-- Defined Contribution Stock Incentive Plan".

                                  RISK FACTORS

     Prospective purchasers of the Common Stock should carefully consider the factors set forth under "Risk Factors" starting on page 15 as well as the other information set forth in this Prospectus.

                   SUMMARY HISTORICAL COMBINED FINANCIAL DATA

     The following tables present summary historical combined financial information for the Company (including NB LLC, its subsidiaries and NBMI) for each of the years in the five-year period ended December 31, 1997 and for the six-month periods ended June 26, 1998 and June 27, 1997. The financial statement information for each of the years in the three-year period ended December 31, 1997 and for the six-month periods ended June 26, 1998 and June 27, 1997 has been derived from the Combined Financial Statements and Notes thereto, which for each year in such three-year period have been audited by Arthur Andersen LLP, independent public accountants. The financial statement information for each of the years in the two-year period ended December 31, 1994 has been derived from audited combined financial statements of the Company, including the notes thereto, which are not presented herein. The data presented below should be read in conjunction with the Combined Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The results for the six-month period ended June 26, 1998 are not necessarily indicative of the results to be expected for the full fiscal year.

                                SIX MONTHS ENDED
                               -------------------                 YEAR ENDED DECEMBER 31,
                               JUNE 26,   JUNE 27,   ----------------------------------------------------
                                 1998       1997       1997       1996       1995       1994       1993
                               --------   --------     ----       ----       ----       ----       ----
                                                             (IN THOUSANDS)
INCOME STATEMENT DATA:
Revenues:
  Investment advisory and
    administrative fees......  $194,697   $147,918   $327,191   $260,775   $207,888   $176,479   $158,366
  Commissions................    67,845     62,082    124,911    109,621     96,400     83,231     86,589
  Interest...................    79,672     75,743    153,954    143,928    119,713     79,712     63,619
  Other......................     9,928      9,829     20,523     22,241     20,073      9,496     19,777
  Gross revenues.............   352,142    295,572    626,579    536,565    444,074    348,918    328,351
  Interest expense...........    66,095     61,941    124,530    119,798    103,288     66,452     52,385
  Net revenues after interest
    expense..................   286,047    233,631    502,049    416,767    340,786    282,466    275,966
Operating expenses:
  Employee compensation and
    benefits.................    64,474     50,893    112,840    106,431     87,816     76,461     73,009
  Other......................    51,301     44,447     90,544     81,210     66,878     55,030     53,081
         Total operating
           expenses..........   115,775     95,340    203,384    187,641    154,694    131,491    126,090
         Net income before
           principal
           compensation(1)...  $170,272   $138,291   $298,665   $229,126   $186,092   $150,975   $149,876

---------------
(1) Substantially all net income was distributed to principals as capital distributions and dividends. Certain principals were also paid through compensation expense. See Note 7 to the Combined Financial Statements included elsewhere in this Prospectus.

                                                                     DECEMBER 31,
                                JUNE 26,    --------------------------------------------------------------
                                  1998         1997         1996         1995         1994         1993
                                --------       ----         ----         ----         ----         ----
                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Total assets.................  $2,775,069   $2,410,203   $2,446,811   $2,019,476   $1,542,931   $1,951,672
  Assets related to broker-
    dealer activities........   2,667,329    2,239,997    2,327,794    1,892,521    1,457,215    1,871,681
Total liabilities............  $2,615,903   $2,251,172   $2,288,811   $1,981,707   $1,505,180   $1,913,643
  Liabilities related to
    broker-dealer
    activities...............   2,518,314    2,138,656    2,210,097    1,895,920    1,448,244    1,855,502
Total principals' capital and
  stockholders' equity.......  $  159,166   $  159,031   $  158,000   $   37,769   $   37,751   $   38,029

                                           JUNE 30,                         DECEMBER 31,
                                       -----------------   -----------------------------------------------
                                        1998      1997      1997      1996      1995      1994      1993
                                        ----      ----      ----      ----      ----      ----      ----
                                                                  (IN MILLIONS)
OTHER DATA:
Total assets under management........  $59,089   $50,438   $53,511   $44,360   $38,324   $28,649   $29,403

             SUMMARY PRO FORMA COMBINED FINANCIAL DATA (UNAUDITED)

     The following table presents summary pro forma combined financial information for the Company (including NB LLC, its subsidiaries and NBMI) as of and for the six-month period ended June 26, 1998, and for the year ended December 31, 1997. For purposes of the summary pro forma combined balance sheet data, the Exchange and the Subordinated Note Transaction (as defined herein) are assumed to have occurred on June 26, 1998. See "The Exchange and the Subordinated Note Transaction". For purposes of the summary pro forma combined income statement data, the Exchange and the Subordinated Note Transaction are assumed to have occurred on January 1, 1997 and the Subordinated Note is assumed to remain outstanding through June 26, 1998. The summary pro forma combined financial information is based on the historical combined financial information of the Company which has been derived from the Combined Financial Statements and Notes thereto included elsewhere in this Prospectus.

     The summary pro forma combined financial information is not necessarily indicative of the results that would have been achieved had the Exchange and the Subordinated Note Transaction occurred and the Subordinated Note been outstanding as of the dates indicated or that may be achieved in the future. The summary pro forma combined financial information should be read together with the Pro Forma Combined Financial Statements (Unaudited) and Notes thereto, "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                             SIX MONTHS            YEAR ENDED
                                                         ENDED JUNE 26, 1998    DECEMBER 31, 1997
                                                         -------------------    -----------------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues:
  Investment advisory and administrative fees..........      $  194,697             $327,191
  Commissions..........................................          67,845              124,911
  Interest.............................................          79,672              153,954
  Other................................................           9,928               20,523
  Gross revenues.......................................         352,142              626,579
  Interest expense(1)..................................          67,783              127,905
  Net revenues after interest expense..................         284,359              498,674
Operating expenses:
  Employee compensation and benefits(2)................         106,924              192,755
  Other................................................          46,495               84,287
          Total operating expenses.....................         153,419              277,042
          Income before provision for income taxes.....         130,940              221,632
  Provision for income taxes(3)........................          58,923               99,734
          Net income...................................      $   72,017             $121,898
Basic weighted average shares outstanding..............          96,000               96,000
Basic earnings per share...............................      $      .75             $   1.27

                                                            JUNE 26, 1998
                                                            -------------
                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Total assets...........................................      $2,775,069
Total liabilities(4)...................................      $2,665,903
Stockholders' equity(4)................................      $  109,166

---------------
(1) Includes interest on the $50,000,000 Subordinated Note due one year and a day after issuance, unless extended. Interest will be payable quarterly at a rate of 6.75% per annum. See "The Exchange and the Subordinated Note Transaction".

(2) Employee compensation and benefits of $64,474,000 and $112,840,000 for the six months ended June 26, 1998 and the year ended December 31, 1997, respectively, are adjusted to include $42,450,000 and $79,915,000, respectively, of compensation and benefits in respect of principals.

(3) New York City unincorporated business tax and state and local taxes are reversed, and an effective tax rate of 45.0% is applied to income before income tax expense to record Federal, state and local income taxes.

(4) Adjusted to reflect the issuance of the $50,000,000 Subordinated Note. See "The Exchange and the Subordinated Note Transaction".

                                  RISK FACTORS

     Prospective investors should carefully consider, in addition to the other information contained in this Prospectus, the following factors before purchasing the Common Stock offered hereby.

CHANGES IN MARKET CONDITIONS; RETENTION OF ASSETS UNDER MANAGEMENT

     The Company derives substantial revenues from investment management contracts with its clients. Under these contracts, the investment management fee paid to the Company is typically based on the market value of assets under management. Accordingly, fluctuations in the prices of securities may have a material effect on the Company's consolidated revenues and profitability. The increases in aggregate assets under management, revenues and net income of the Company from 1993 through 1997 resulted in part from rising prices of securities. Other factors being constant, decreasing securities prices would have the opposite effect.

     The Company's investment management and administrative contracts are generally terminable at will or upon 30 to 60 days' notice and mutual fund investors may redeem their investments in the funds at any time without prior notice. Institutional and individual clients, and firms with which the Company has strategic alliances, may terminate their relationship with the Company, reduce the aggregate amount of assets under management, or shift their funds to other types of accounts with different rate structures for any of a number of reasons, including investment performance, changes in prevailing interest rates and financial market performance. In a declining stock market the pace of mutual fund redemptions could accelerate. Poor performance relative to other investment management firms tends to result in decreased purchases in fund shares, increased redemptions of fund shares, and the loss of institutional or individual accounts or strategic alliances, with corresponding decreases in revenues to the Company, and could, therefore, have a material adverse effect on the Company.

DEPENDENCE ON KEY PERSONNEL

     Retaining key personnel is extremely important to the Company's ability to attract and retain clients and mutual fund shareholder accounts. In particular, the Company is dependent on its highly skilled investment management, research, client service, fiduciary and sales professionals. The market for such professionals is very competitive and has grown more so in recent periods as the investment management industry has experienced substantial growth. The Company's policy has been to provide its professionals with compensation and benefits that the Company believes to be competitive with other leading investment management firms. The Company intends to continue this policy following the Offerings and believes that the policy, together with the substantial share ownership of Common Stock by employees and the share transfer restrictions and noncompetition provisions contained in the Stockholders Agreement, will encourage employee retention. See "Stockholders Agreement". Furthermore, the Company believes that its general practice of having a group of investment professionals service each client account helps promote client retention even if a portfolio manager departs. While the Company has historically experienced little turnover among its professional employees, there can be no assurance that the Company will continue to be successful in retaining its key personnel or in attracting highly qualified professionals. The loss of key personnel could have a material adverse effect on the Company.

COMPETITION

     The investment management business is highly competitive, with competition based on a variety of factors including the range of products offered, brand recognition, investment performance, business reputation, the continuity of client relationships and of assets under management, quality of service provided to clients, the level of fees charged for services, the level of commissions and other compensation paid, financial strength and distribution support offered to financial intermediaries and other distribution participants.

     The Company competes in all aspects of its business with a large number of investment management firms, commercial banks, investment banks, broker-dealers, insurance companies and other financial institutions. A number of these institutions have greater capital and other resources, and offer more comprehensive lines of products and services, than the Company. The recent trend toward consolidation within the investment management industry and the securities industry in general has served to increase the size and strength of a number of the Company's competitors. Additionally, there are relatively few barriers to entry by new investment management firms, and the successful efforts of new entrants into the Company's various lines of business, including major banks, insurance companies and other financial institutions, have also resulted in increased competition. Competitors of the Company are also seeking to expand market share in the products and services offered or to be offered in the future by the Company.

     The Company's ability to market its mutual funds is highly dependent on access to the client base of national and regional securities firms, banks, insurance companies, defined contribution plan administrators and other intermediaries which generally offer competing internally and externally managed investment products. Although the Company has historically been successful in gaining access to these channels, there can be no assurance that it will continue to be able to do so. The inability to have such access could have a material adverse effect on the Company's business. See
"Business -- Competition".

REGULATION

     As with all investment management companies and broker-dealers, the Company and its mutual fund business are heavily regulated. Noncompliance with applicable statutes or regulations could result in sanctions including the revocation of licenses to operate certain businesses, the suspension or expulsion from a particular jurisdiction or market of the Company's business organizations or their key personnel, the imposition of fines and censures or reputational loss. It is also possible that laws or regulations governing the Company's operations, particular investment products or the Company's clients, could be amended or interpreted in a manner that is adverse to the Company or its business. To the extent that existing or future laws or regulations affecting the sale of the Company's products and services or the Company's investment strategies cause or contribute to reduced sales of the Company's products or impair the investment performance of the Company's products, the Company's aggregate assets under management and its revenues might be adversely affected. See "Business -- Regulation".

RISK OF SYSTEMS FAILURE

     The Company's business is highly dependent on communications and information systems and those of its key service vendors. Any failure or interruption of such systems could have a material adverse effect on the Company's operating results. Although the Company has back-up systems in place, there can be no assurance that any such systems failure or interruption, whether caused by a fire, other natural disaster, power or telecommunications failure, act of God, act of war or otherwise will not occur, or that back-up procedures and capabilities in the event of any such failure or interruption will be adequate.

YEAR 2000 COMPUTER ISSUES

     Many computer systems in use today were designed and developed using two digits, rather than four, to specify the year. As a result, such systems will recognize the year 2000 as "00". This could cause many computer applications to fail completely or to create erroneous results unless corrective measures are taken. The Company has developed a plan to identify and respond to the year 2000 issue, and expects its critical systems to be compliant in 1999. The Company is seeking to obtain assurances from its key service vendors that they will be compliant. The failure of the Company or one of its key vendors to achieve year 2000 compliance in a timely fashion could materially adversely affect the Company's business and operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Computer Issues".

GENERAL SECURITIES BROKERAGE BUSINESS RISKS

     The securities brokerage business is, by its nature, subject to numerous and substantial risks, particularly in volatile or illiquid markets, and in markets influenced by sustained periods of low or negative economic growth, including the risk of losses resulting from the ownership of securities, trading, principal activities, counterparty failure to meet commitments, client fraud, employee errors, misconduct and fraud (including unauthorized transactions by traders), failures in connection with the processing of securities transactions and litigation. The Company's trading activities for its own account are limited. Therefore, the principal risks are those relating to counterparty failure and unauthorized trading. The Company has risk management procedures and internal controls to address these risks but there can be no assurance that these procedures and controls will prevent losses from occurring.

CONSTRAINTS IMPOSED BY NET CAPITAL REQUIREMENTS

     As NB LLC and NBMI are registered broker-dealers and as NB LLC is a member of the NYSE, NB LLC and NBMI, the Company's principal subsidiaries, are subject to the net capital rules of the SEC, the NYSE and the National Association of Securities Dealers, Inc. (the "NASD"). These rules, which specify minimum net capital requirements for registered broker-dealers and NYSE and NASD members, are designed to assure that broker-dealers maintain adequate regulatory capital in relation to the size of their client related debit balances. These requirements have the effect of requiring that a portion of a broker-dealer's assets be kept in cash or readily marketable investments. Compliance by NB LLC and NBMI with the net capital requirements could limit the growth of operations that require intensive use of capital and could restrict the ability of the Company to withdraw capital, even in circumstances where NB LLC and NBMI have more than the minimum amount of required capital, which, in turn, could limit the ability of the Company to pay dividends. Because NB LLC's regulatory capital has historically exceeded the net capital requirements and because NBMI is a limited-purpose broker-dealer engaged in the distribution of the Neuberger Berman funds, the Company does not anticipate any such restrictions to adversely affect its operations. However, there can be no assurance that the operations of the Company will not in the future be restricted by the net capital requirements.

EFFECTIVE CONTROL BY CERTAIN STOCKHOLDERS

     After giving effect to the sale of the shares of Common Stock sold in the Offerings, the former members of NB LLC and shareholders of NBMI and certain family limited partnerships and trusts formed by them (together, the "Management
Stockholders") will beneficially own in the aggregate      % of the outstanding
Common Stock. The Management Stockholders and the Company have entered into a Stockholders Agreement (the "Stockholders Agreement") providing that (i) before every stockholders' meeting, the Management Stockholders and certain employees of the Company who acquire Common Stock after the Offerings will take a separate preliminary vote on all the issues that will be presented at the stockholders' meeting and (ii) all shares held by such stockholders must then be voted as a block in accordance with the majority of shares voted in such preliminary vote. As a result, such stockholders will control the Company's Board of Directors, and, therefore, the business, policies and affairs of the Company including certain corporate transactions that require stockholder approval, such as mergers and sales of the Company's assets. See "Stockholders Agreement". The control exerted by such stockholders and the transfer restrictions in the Stockholders Agreement could preclude any unsolicited acquisition of the Company and, consequently, adversely affect the market price of the Common Stock.

ANTI-TAKEOVER PROVISIONS

     Under the Company's Certificate of Incorporation (the "Certificate of Incorporation"), the Board of Directors has the authority, without action by the Company's stockholders, to fix certain terms and issue shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). Actions of the Board of Directors pursuant to this authority may have the effect of delaying, deterring, or preventing a change in control of the Company. Other provisions in the Certificate of Incorporation and in the By-Laws of the Company (the "By-Laws") impose procedural and other requirements that may be deemed to have anti-takeover effects. These provisions include the inability of the stockholders to take any action without a meeting or to call special meetings of stockholders, certain advance notice procedures for nominating candidates for election as directors and for submitting proposals for consideration at stockholders' meetings, and limitations on the ability to remove directors. Further, stockholders can amend the By-Laws and certain provisions of the Certificate of Incorporation only with a two-thirds majority vote. With certain exceptions, Section 203 of the Delaware General Corporation Law (the "DGCL") imposes certain restrictions on mergers and other business combinations between the Company and any holder of 15% or more of the voting stock of the Company. Furthermore, pursuant to the Stockholders Agreement, the Management
Stockholders, who will beneficially own      % of the outstanding shares, must
vote their shares of Common Stock, together with certain employees who acquire Common Stock after the Offerings, as a block, permitting Management Stockholders holding a majority of the shares held by all such stockholders to elect the Board of Directors of the Company and to control the outcome of any stockholder votes regarding any material corporate transaction such as a merger. See "Stockholders Agreement" and "Description of Capital Stock -- Anti-Takeover Effect of the Certificate of Incorporation and By-Laws".

SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offerings,           shares of Common Stock will be
issued and outstanding. Of these shares,   (  %) will be owned beneficially by
the Management Stockholders. Sales of substantial amounts of Common Stock by the Management Stockholders may materially adversely affect the market price of the Common Stock prevailing from time to time. The Management Stockholders have entered into a Stockholders Agreement which generally provides that shares of Common Stock cannot be sold for two years after the Offerings and which also places restrictions on the subsequent disposition of such shares. The restrictions on the disposition of shares contained in the Stockholders Agreement can be waived by the Board of Directors of the Company or its designee without notice to or consent of the Company's stockholders. After the expiration of a 180 day "lock-up" period to which all of the Management Stockholders will be subject pursuant to the Underwriting Agreements, such holders will in general be entitled to dispose of their shares, subject to Rule 144 under the Securities Act and the Stockholders Agreement. See "Stockholders Agreement", "Shares Eligible for Future Sale" and "Underwriting".

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the Offerings, there has been no public market for the Common Stock. Although the Company will make an application for listing the Common Stock on the New York Stock Exchange, no assurance can be given that an active trading market will be created or sustained. The initial public offering price will be determined by negotiations among the Company, the Selling Stockholders and representatives of the Underwriters based on several factors and will not necessarily reflect the market price of the Common Stock following the Offerings. Due to the absence of any prior public market for the shares of Common Stock, there can be no assurance that the initial public offering price will correspond to the price at which the shares of Common Stock will trade in the public market subsequent to the Offerings. See "Underwriting".

     The market price for shares of the Common Stock may be volatile and may fluctuate based upon a number of factors including, but not limited to, the Company's operating performance, news announcements or changes in general economic and market conditions. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These fluctuations may materially adversely affect the market price of the Common Stock.

DILUTION

     Purchasers of Common Stock in the Offerings will experience immediate and substantial dilution in the net tangible book value of their Common Stock. At an
assumed initial public offering price of $     per share (the midpoint of the
initial public offering price range set forth on the cover of this Prospectus), purchasers of shares in the Offerings will experience dilution in net tangible
book value of $     per share. See "Dilution".

     Management Stockholders have indicated their intention to contribute to the
Company at, or shortly after, the time of the Offerings                shares of
Common Stock to mitigate the dilutive effect of share issuances by the Company under its anticipated employee stock incentive plans. However, the Management Stockholders are under no legal obligation to make such contributions and there can be no assurance that any such contribution will be made. See "Management's Discussion and Analysis of Financial Conditions and Results of
Operations -- Subsequent Events".

                                USE OF PROCEEDS

     The net proceeds from the Offerings received by the Company, assuming an
initial public offering price of $     per share (the midpoint of the initial
public offering price range set forth on the cover of this Prospectus) and after deducting estimated underwriting discounts and other expenses payable by the
Company, are estimated to be $          and will be used for general corporate
purposes including the possible repayment of the Subordinated Note. See "The Exchange and the Subordinated Note Transaction". In addition, the Company reviews acquisition opportunities as they arise and, although it is not currently planning a transaction, it may use proceeds from the Offerings partially to fund suitable acquisitions. The Company will not receive any proceeds from the sale of shares by the Selling Stockholders. The Company has agreed to assume the costs of the Offerings (other than the underwriting discount in respect of shares sold by the Selling Stockholders) and to pay certain fees and expenses in connection with the sale of shares by the Selling Stockholders.

                                DIVIDEND POLICY

     The Company's Board of Directors intends to declare quarterly cash dividends on the Common Stock. The Company expects that the first quarterly dividend payment will be $.075 per share (an annual amount of $.30) which is expected to be declared and paid in the fourth quarter of 1998. The declaration and payment of dividends by the Company are subject to the discretion of its Board of Directors. Any determination as to the payment of dividends, including the level of dividends, will depend on, among other things, general economic and business conditions, the strategic plans of the Company, the Company's financial results and condition, contractual, legal and regulatory restrictions on the payment of dividends by the Company or its subsidiaries, and such other factors as the Board of Directors of the Company may consider to be relevant. The Company is a holding company, and, as such, its ability to pay dividends is subject to the ability of the subsidiaries of the Company to provide cash to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Capital Resources and Liquidity".

                                 CAPITALIZATION

     The following table sets forth the combined capitalization of the Company (including NB LLC, its subsidiaries and NBMI) as of June 26, 1998 (1) on an actual basis and (2) as adjusted to give effect to (a) the Exchange and the Subordinated Note Transaction and (b) the Offerings and the application of the net proceeds therefrom received by the Company. This table should be read in conjunction with the Combined Financial Statements and Notes thereto, the pro forma financial information and "Management's Discussion and Analysis of Financial Condition and Results of Operation" included elsewhere in this Prospectus.

                                                                     JUNE 26, 1998
                                                     ---------------------------------------------
                                                                PRO FORMA AFTER
                                                                 EXCHANGE AND
                                                                 SUBORDINATED
                                                                     NOTE         PRO FORMA AFTER
                                                      ACTUAL      TRANSACTION     THE OFFERINGS(1)
                                                     --------   ---------------   ----------------
                                                      (UNAUDITED, IN THOUSANDS EXCEPT SHARE DATA)
Subordinated Note..................................  $     --      $ 50,000           $50,000
Principals' Capital and Stockholders' Equity:
  Principals' Capital of NB LLC....................   150,000
  Common Stock, par value $.01 per share, of NBMI;
     34,484 shares authorized; 12,668 shares issued
     and outstanding...............................
  Common Stock, par value $.01 per share, of
     Neuberger Berman Inc.; 250,000,000 shares
     authorized; 100,000,000 issued and
     outstanding, pro forma after the
     Offerings(2)..................................                     960
  Preferred Stock, par value $.01 per share, of
     Neuberger Berman Inc.; 5,000,000 shares
     authorized; none issued and outstanding.......
  Paid-in capital..................................     2,877       101,917
  Retained earnings................................     6,289         6,289             6,289
                                                     --------      --------           -------
          Total principals' capital and
            stockholders' equity...................   159,166       109,166
                                                     --------      --------           -------
          Total capitalization.....................  $159,166      $159,166           $
                                                     ========      ========           =======

---------------
(1) Assumes an initial public offering price of $   per share (the midpoint of
    the initial public offering price range set forth on the cover of this Prospectus).

(2) Does not include                shares of Common Stock expected to be
    outstanding at, or shortly after, the time of the Offerings after giving effect to expected employee stock awards and contributions of shares by the Company to the Defined Contribution Stock Plan and expected contributions of shares by the Management Stockholders to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations --
    Subsequent Events". In addition,                shares of Common Stock will
    be reserved for issuance under the LTIP and                shares of Common
    Stock will be reserved for issuance under the Directors Plan. See "Management -- Compensation of Directors -- Directors Stock Incentive Plan", "-- Executive Compensation -- Long-Term Incentive Plan" and "-- Defined Contribution Stock Incentive Plan".

                                    DILUTION

     The pro forma net tangible book value of the Company as of                ,
1998, after giving effect to the Exchange and the Subordinated Note Transaction,
was approximately $          or approximately $     per share of Common Stock.
Pro forma net tangible book value per share represents the amount of the Company's total combined tangible assets less total combined liabilities, divided by the number of shares of Common Stock outstanding prior to the sale of the shares offered in the Offerings. After giving effect to the sale by the
Company of                shares of Common Stock in the Offerings at an assumed
initial public offering price of $     per share (the midpoint of the initial
public offering price range set forth on the cover of this Prospectus) and after deducting estimated underwriting discounts and commissions and offering expenses
payable by the Company of $          , the pro forma net tangible book value of
the Company as of                , 1998 would have been approximately
$          , or approximately $     per share of Common Stock. This represents
an immediate increase in pro forma net tangible book value of $     per share of
Common Stock to existing stockholders and an immediate dilution in net tangible
book value of $     per share of Common Stock to purchasers of Common Stock in the Offerings (the "New Stockholders") at the assumed initial public offering price. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share.............           $
  Pro forma net tangible book value per share before giving
     effect to the Offerings................................  $
  Increase in net tangible book value per share attributable
     to the Offerings.......................................     --
Pro forma net tangible book value per share after the
  Offerings.................................................               --
Net tangible book value dilution per share to New
  Stockholders(1)...........................................           $

---------------
(1) Dilution is determined by subtracting pro forma net tangible value per share, after giving effect to the Exchange and the Subordinated Note Transaction, and after giving effect to the receipt of the net proceeds of the Offerings and the application of such proceeds as described in "Use of Proceeds", from the assumed initial public offering price.

     The following table summarizes, on a pro forma basis at the assumed initial
public offering price, as of                , 1998, the difference between the
number of shares of Common Stock purchased, the total consideration paid and the average price per share paid by the existing stockholders and by the New Stockholders.

                                       SHARES PURCHASED           TOTAL CONSIDERATION
                                   -------------------------    ------------------------     AVERAGE
                                       NUMBER                      AMOUNT                   PRICE PER
                                   (IN THOUSANDS)    PERCENT    (IN MILLIONS)    PERCENT      SHARE
                                   --------------    -------    -------------    -------    ---------
Existing stockholders............                         %         $                 %     $
New Stockholders.................
                                      --------         ---          ----          ----
          Total..................                      100%         $              100%
                                      ========         ===          ====          ====

                  SELECTED HISTORICAL COMBINED FINANCIAL DATA

     The following tables present selected historical combined financial information for the Company (including NB LLC, its subsidiaries and NBMI) for each of the years in the five-year period ended December 31, 1997 and for the six-month periods ended June 26, 1998 and June 27, 1997. The financial statement information for each of the years in the three-year period ended December 31, 1997 and for the six-month periods ended June 26, 1998 and June 27, 1997, has been derived from the Combined Financial Statements and Notes thereto, which for each year in such three-year period have been audited by Arthur Andersen LLP, independent public accountants. The financial statement information for each of the years in the two-year period ended December 31, 1994 has been derived from audited combined financial statements of the Company, including the notes thereto, which are not presented herein. The data presented below should be read in conjunction with the Combined Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The results for the six-month period ended June 26, 1998 are not necessarily indicative of the results for the full fiscal year.

                                SIX MONTHS ENDED
                               -------------------                 YEAR ENDED DECEMBER 31,
                               JUNE 26,   JUNE 27,   ----------------------------------------------------
                                 1998       1997       1997       1996       1995       1994       1993
                               --------   --------     ----       ----       ----       ----       ----
                                                             (IN THOUSANDS)
INCOME STATEMENT DATA:
Revenues:
  Investment advisory and
    administrative fees......  $194,697   $147,918   $327,191   $260,775   $207,888   $176,479   $158,366
  Commissions................    67,845     62,082    124,911    109,621     96,400     83,231     86,589
  Interest...................    79,672     75,743    153,954    143,928    119,713     79,712     63,619
  Other......................     9,928      9,829     20,523     22,241     20,073      9,496     19,777
  Gross revenues.............   352,142    295,572    626,579    536,565    444,074    348,918    328,351
  Interest expense...........    66,095     61,941    124,530    119,798    103,288     66,452     52,385
  Net revenues after interest
    expense..................   286,047    233,631    502,049    416,767    340,786    282,466    275,966
Operating expenses:
  Employee compensation and
    benefits.................    64,474     50,893    112,840    106,431     87,816     76,461     73,009
  Advertising and
    promotion................     7,963      6,918     14,722     12,732      7,763      6,113      5,999
  Information technology.....     7,674      6,404     13,503     12,906     12,013     10,084      8,673
  Rent and occupancy.........     5,375      4,808      9,761      9,189      8,613      8,252      7,246
  Other......................    30,289     26,317     52,558     46,383     38,489     30,581     31,163
         Total operating
           expenses..........   115,775     95,340    203,384    187,641    154,694    131,491    126,090
         Net income before
           principal
           compensation(1)...   170,272    138,291    298,665    229,126    186,092    150,975    149,876
  Principal compensation.....    19,925     14,491     33,685     27,045     18,973     12,347     10,170
         Net income..........  $150,347   $123,800   $264,980   $202,081   $167,119   $138,628   $139,706

---------------
(1) Substantially all net income was distributed to principals as capital distributions and dividends. Certain principals were also paid through compensation expense. See Note 7 to the Combined Financial Statements included elsewhere in this Prospectus.

                                                                     DECEMBER 31,
                                JUNE 26,    --------------------------------------------------------------
                                  1998         1997         1996         1995         1994         1993
                                --------       ----         ----         ----         ----         ----
                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Total assets.................  $2,775,069   $2,410,203   $2,446,811   $2,019,476   $1,542,931   $1,951,672
Assets related to broker-
  dealer activities(1).......   2,667,329    2,239,997    2,327,794    1,892,521    1,457,215    1,871,681
Total liabilities............  $2,615,903   $2,251,172   $2,288,811   $1,981,707   $1,505,180   $1,913,643
Liabilities related to
  broker-dealer
  activities(2)..............   2,518,314    2,138,656    2,210,097    1,895,920    1,448,244    1,855,502
Total principals' capital and
  stockholders' equity.......  $  159,166   $  159,031   $  158,000   $   37,769   $   37,751   $   38,029

                                     JUNE 30,                         DECEMBER 31,
                                 -----------------   -----------------------------------------------
                                  1998      1997      1997      1996      1995      1994      1993
                                  ----      ----      ----      ----      ----      ----      ----
                                                            (IN MILLIONS)
OTHER DATA:
Total assets under management..  $59,089   $50,438   $53,511   $44,360   $38,324   $28,649   $29,403

---------------
(1) Includes cash and securities segregated for the exclusive benefits of clients, cash and securities deposited with clearing organizations, securities purchased under agreements to resell, receivable from brokers, dealers and clearing organizations, receivable from clients, securities owned (at market value) and exchange memberships.

(2) Includes bank loans, securities sold under agreements to repurchase, payable to brokers, dealers and clearing organizations, payable to clients, securities sold but not yet purchased (at market value) and, for the years 1993 to 1995, subordinated debt.

                 PRO FORMA COMBINED FINANCIAL DATA (UNAUDITED)

     The following section presents pro forma combined financial information for the Company (including NB LLC, its subsidiaries and NBMI) as of and for the six-month period ended June 26, 1998 and for the year ended December 31, 1997. For purposes of the pro forma combined balance sheet data, the Exchange and the Subordinated Note Transaction are assumed to have occurred on June 26, 1998. See "The Exchange and the Subordinated Note Transaction". For purposes of the pro forma combined statement of income data, the Exchange and the Subordinated Note Transaction are assumed to have occurred on January 1, 1997 and the Subordinated
Note is assumed to remain outstanding through June 26, 1998. The pro forma combined financial information is based on the historical combined financial information of the Company which has been derived from the Combined Financial Statements and Notes thereto included elsewhere in this Prospectus.

     The pro forma combined financial information is not necessarily indicative of the results that would have been achieved had the Exchange and the Subordinated Note Transaction occurred and the Subordinated Note been outstanding as of the dates indicated or that may be achieved in the future. The pro forma combined financial information should be read together with the Pro Forma Combined Financial Statements (Unaudited) and Notes thereto, "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                             SIX MONTHS            YEAR ENDED
                                                         ENDED JUNE 26, 1998    DECEMBER 31, 1997
                                                         -------------------    -----------------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues:
  Investment advisory and administrative fees..........      $  194,697             $327,191
  Commissions..........................................          67,845              124,911
  Interest.............................................          79,672              153,954
  Other................................................           9,928               20,523
  Gross revenues.......................................         352,142              626,579
  Interest expense(1)..................................          67,783              127,905
  Net revenues after interest expense..................         284,359              498,674
Operating expenses:
  Employee compensation and benefits(2)................         106,924              192,755
  Advertising and promotion............................           7,963               14,722
  Information technology...............................           7,674               13,503
  Rent and occupancy...................................           5,375                9,761
  Other................................................          25,483               46,301
          Total operating expenses.....................         153,419              277,042
  Income before provision for income taxes.............         130,940              221,632
  Provision for income taxes(3)........................          58,923               99,734
     Net income........................................      $   72,017             $121,898
Weighted average shares outstanding....................          96,000               96,000
Basic earnings per share...............................      $      .75             $   1.27

                                                            JUNE 26, 1998
                                                            -------------
                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Total assets...........................................      $2,775,069
Total liabilities(4)...................................      $2,665,903
Stockholders' equity(4)................................      $  109,166

---------------
(1) Includes interest on the $50,000,000 Subordinated Note due one year and a day after issuance, unless extended. Interest will be payable quarterly at a rate of 6.75% per annum. See "The Exchange and the Subordinated Note Transaction".

(2) Employee compensation and benefits of $64,474,000 and $112,840,000 for the six months ended June 26, 1998 and the year ended December 31, 1997, respectively, are adjusted to include $42,450,000 and $79,915,000, respectively, of compensation and benefits in respect of principals.

(3) New York City unincorporated business tax and state and local taxes are reversed, and an effective tax rate of 45.0% is applied to income before income tax expense to record Federal, state and local income taxes.

(4) Adjusted to reflect the issuance of the $50,000,000 Subordinated Note. See "The Exchange and the Subordinated Note Transaction".

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     This discussion and analysis should be read in conjunction with the Company's Combined Financial Statements and Notes thereto, the pro forma financial information and the other financial information included elsewhere in this Prospectus.

GENERAL

     The Company is an independent investment advisory firm serving the high net worth, mutual fund and institutional segments of the investment management industry. The Company is organized in three operating segments: (1) the High Net Worth Business, (2) the Mutual Fund and Institutional Business and (3) the Other Businesses, which include trust company services, securities lending activities, prime brokerage services and proprietary research.

     The Company derives its revenues primarily from fees for investment advisory and administrative services provided to high net worth, mutual fund, institutional and wrap fee accounts. Investment advisory and administrative fees are generally based on the total market value and composition of assets under management and, accordingly, fluctuations in financial markets and client contributions and withdrawals have a direct effect on revenues and net income. Fees vary with the type of assets managed, with higher fees earned on actively managed equity accounts and lower fees earned on fixed income and cash management accounts.

     As a broker-dealer, the Company earns commission revenue by executing securities transactions for its high net worth, mutual fund and institutional clients as well as for third parties in prime brokerage and institutional sales transactions. The majority of the Company's commissions are earned from transactions for high net worth clients. Commission revenue may fluctuate from time to time based on general market conditions.

     The Company also generates additional income by managing cash balances available to the Company as a result of its broker-dealer activities. The three principal areas from which net interest income is generated are treasury management (managing overnight cash balances), securities lending activities and client cash and margin balances, primarily for prime brokerage and high net worth clients. The Company evaluates these activities by focusing on net interest income. Net interest income fluctuates based on general market conditions, prevailing interest rates and the amount of client cash and margin balances.

     The Company's largest operating expense is employee compensation and benefits, the largest components of which are compensation for portfolio managers (which is influenced by performance and assets under management) and for sales personnel (which is based on commissions and fees). Historically, aggregate levels of employee compensation and benefits were directly affected from one year to the next by the promotion of one or more employees to principal, at which time such employees' compensation from the Company ceased and they generally received distributions of net income directly from capital. Following the Offerings, the distinction between employees and principals in this respect will cease. Other significant expenses include advertising and promotion, information technology and rent and occupancy. Federal income taxes have not been provided against the net income of the Company because, prior to the Exchange, principals were individually liable for such taxes.

     Revenues of the Company are recorded in the operating segments in which they are earned. Operating expenses include direct expenses, such as employee compensation and benefits, travel and entertainment and third-party research materials, which are charged to the operating segments in which they are incurred. Operating expenses also include indirect expenses, such as general and administrative, proprietary research and execution and clearance expenses, which are allocated to each segment based upon various methodologies determined by management.

RESULTS OF OPERATIONS

     The following is a summary of revenue and expense data by operating segment:

                                                        MUTUAL FUND AND
                                      HIGH NET WORTH     INSTITUTIONAL       OTHER
                                         BUSINESS          BUSINESS        BUSINESSES     TOTALS
                                      --------------    ---------------    ----------     ------
                                         (AUM IN MILLIONS, FINANCIAL INFORMATION IN THOUSANDS)
JUNE 30, 1998
Assets under management.............     $ 17,806          $ 41,283         $    --      $ 59,089
SIX MONTHS ENDED JUNE 26, 1998
Net revenues after interest
  expense...........................     $116,789          $133,783         $35,475      $286,047
Operating expenses..................       36,495            58,946          20,334       115,775
Net income before principal
  compensation......................     $ 80,294          $ 74,837         $15,141      $170,272
JUNE 30, 1997
Assets under management.............     $ 13,912          $ 36,526         $    --      $ 50,438
SIX MONTHS ENDED JUNE 27, 1997
Net revenues after interest
  expense...........................     $ 93,797          $104,198         $35,636      $233,631
Operating expenses..................       29,535            46,217          19,588        95,340
Net income before principal
  compensation......................     $ 64,262          $ 57,981         $16,048      $138,291
AS OF OR FOR THE YEAR ENDED:
DECEMBER 31, 1997
Assets under management.............     $ 15,553          $ 37,958         $    --      $ 53,511
Net revenues after interest
  expense...........................     $198,306          $230,851         $72,892      $502,049
Operating expenses..................       62,599           103,121          37,664       203,384
Net income before principal
  compensation......................     $135,707          $127,730         $35,228      $298,665
DECEMBER 31, 1996
Assets under management.............     $ 12,050          $ 32,310         $    --      $ 44,360
Net revenues after interest
  expense...........................     $161,844          $185,356         $69,567      $416,767
Operating expenses..................       57,287            89,648          40,706       187,641
Net income before principal
  compensation......................     $104,557          $ 95,708         $28,861      $229,126
DECEMBER 31, 1995
Assets under management.............     $  9,491          $ 28,833         $    --      $ 38,324
Net revenues after interest
  expense...........................     $134,904          $148,259         $57,623      $340,786
Operating expenses..................       48,720            70,985          34,989       154,694
Net income before principal
  compensation......................     $ 86,184          $ 77,274         $22,634      $186,092

     SIX MONTHS ENDED JUNE 26, 1998 COMPARED TO THE SIX MONTHS ENDED JUNE 27,
1997

     ASSETS UNDER MANAGEMENT. The general market appreciation in the United States, combined with a higher asset base, produced record operating results for the Company during the six months ended June 26, 1998. Assets under management were $59.1 billion at June 30, 1998 as compared to $50.4 billion at June 30, 1997. During the six months ended June 30, 1998, assets under management increased by $5.6 billion, of which $4.6 billion was attributable to market appreciation and $1.0 billion resulted from net new business.

     OPERATING RESULTS. Revenues increased by $52.4 million, or 22.4%, to $286.0 million for the six months ended June 26, 1998 from $233.6 million for the six months ended June 27, 1997, largely resulting from an increase of $46.7 million in investment advisory and administrative fees due primarily to higher levels of assets under management. The remaining revenue growth was due to an increase of $5.7 million in commissions to $67.8 million for the six months ended June 26, 1998 from $62.1 million for the six months ended June 27, 1997.

     Operating expenses increased by $20.5 million, or 21.4%, to $115.8 million for the six months ended June 26, 1998 from $95.3 million for the six months ended June 27, 1997. Employee Compensation and Benefits contributed $13.6 million of the increase, growing to $64.5 million for the six months ended June 26, 1998 from $50.9 million for the six months ended June 27, 1997, as a result of generally higher compensation and increased staff levels associated with the expansion of the Company's national marketing force in its High Net Worth Business and Mutual Fund and Institutional Business. Information Technology increased by $1.3 million to $7.7 million for the six months ended June 26, 1998 from $6.4 million for the six months ended June 27, 1997, largely related to expenditures to enhance the Company's client accounting system. Advertising and Promotion increased by $1.1 million to $8.0 million for the six months ended June 26, 1998 from $6.9 million for the six months ended June 27, 1997, due to the active promotion of the Neuberger Berman name through television and print advertising and direct mail campaigns.

     Net income before principal compensation increased by $32.0 million, or 23.1%, to $170.3 million for the six months ended June 26, 1998 from $138.3 million for the six months ended June 27, 1997.

     HIGH NET WORTH BUSINESS. Assets under management in the High Net Worth Business were $17.8 billion at June 30, 1998 as compared to $13.9 billion at June 30, 1997. During the six months ended June 30, 1998, assets under management increased by $2.3 billion. Revenues increased by $23.0 million, or 24.5%, to $116.8 million for the six months ended June 26, 1998 from $93.8 million for the six months ended June 27, 1997. Operating expenses increased by $7.0 million, or 23.6%, to $36.5 million from $29.5 million over the same periods, with Employee Compensation and Benefits representing $4.5 million of the increase as a result of increased portfolio manager compensation and increased marketing compensation related to the hiring of additional salespeople and sales commission payments related to new account growth. Net income before principal compensation increased by $16.0 million, or 24.9%, to $80.3 million for the six months ended June 26, 1998 from $64.3 million for the six months ended June 27, 1997.

     MUTUAL FUND AND INSTITUTIONAL BUSINESS. Assets under management were $41.3 billion at June 30, 1998 as compared to $36.5 billion at June 30, 1997. During the six months ended June 30, 1998, mutual fund assets under management increased by $3.0 billion and institutional assets under management increased $0.3 billion. The increase in mutual fund assets under management was in part attributable to $1.0 billion in net new business, the largest component of which was new assets from insurance companies that offer variable annuity and variable life insurance products. Revenues increased $29.6 million to $133.8 million, or 28.4%, for the six months ended June 26, 1998 from $104.2 million at six months ended June 27, 1997. Operating expenses increased by $12.7 million, or 27.5%, to $58.9 million for the six months ended June 26, 1998 from $46.2 million for the six months ended June 27, 1997. Net income before principal compensation increased by $16.8 million, or 29.1%, to $74.8 million for the six months ended June 26, 1998 from $58.0 million for the six months ended June 27, 1997.

     OTHER BUSINESSES. Revenues were $35.5 million for the six months ended June 26, 1998 as compared to $35.6 million for the six months ended June 27, 1997. Operating expenses were $20.3 million for the six months ended June 26, 1998, up $0.7 million from $19.6 million for the six months ended June 27, 1997. As a result, net income before principal compensation decreased $0.9 million from $16.0 million to $15.1 million between the two periods.

     1997 COMPARED TO 1996

     ASSETS UNDER MANAGEMENT. Assets under management increased by $9.1 billion, or 20.6%, to $53.5 billion at December 31, 1997 from $44.4 billion at December 31, 1996. The changes in assets under management reflected $9.4 billion from market appreciation, $2.5 billion in net new business from high net worth and mutual fund clients, and the loss of $2.8 billion in assets under management from institutional clients, primarily from the loss of two accounts.

     OPERATING RESULTS. Revenues increased by $85.2 million, or 20.5%, to $502.0 million for the year ended December 31, 1997 from $416.8 million for the year ended December 31, 1996. Investment Advisory and Administrative Fees were the largest contributor to this growth, increasing $66.4 million to $327.2 million for the year ended December 31, 1997 from $260.8 million for the year ended December 31, 1996. Commission revenues increased by $15.3 million to $124.9 million for the year ended December 31, 1997 from $109.6 million for the year ended December 31, 1996, $10.3 million of the increase being attributable to high net worth clients. Net interest income increased by $5.3 million to $29.4 million for the year ended December 31, 1997 from $24.1 million for the year ended December 31, 1996. This resulted from an increase in net interest earned on client margin debit balances and more favorable borrowing rates.

     Total operating expenses increased by $15.8 million, or 8.4%, to $203.4 million for the year ended December 31, 1997 from $187.6 million for the year ended December 31, 1996. Employee Compensation and Benefits increased by $6.4 million to $112.8 million for the year ended December 31, 1997 from $106.4 million for the year ended December 31, 1996, partially due to increased staff levels and performance related compensation in the High Net Worth Business and the Mutual Funds and Institutional Business marketing groups.

     Net income before principal compensation increased by $69.6 million, or 30.3%, to $298.7 million for the year ended December 31, 1997 from $229.1 million for the year ended December 31, 1996.

     HIGH NET WORTH BUSINESS. Assets under management increased by $3.5 billion, or 29.1%, to $15.6 billion at December 31, 1997 from $12.1 billion at December 31, 1996. Revenues increased by $36.5 million, or 22.5%, to $198.3 million for the year ended December 31, 1997 from $161.8 million for the year ended December 31, 1996. Operating expenses increased by $5.3 million, or 9.3%, to $62.6 million for the year ended December 31, 1997 from $57.3 million for the year ended December 31, 1996. Net income before principal compensation increased by $31.1 million, or 29.8%, to $135.7 million for the year ended December 31, 1997 from $104.6 million for the year ended December 31, 1996.

     MUTUAL FUND AND INSTITUTIONAL BUSINESS. Assets under management increased by $5.7 billion, or 17.5%, to $38.0 billion at December 31, 1997 from $32.3 billion at December 31, 1996. Mutual fund assets increased by $5.6 billion, or 37.2%, consisting in part of net new business of $2.4 billion, largely related to new and existing defined contribution plans. Assets under management for institutional clients remained flat, reflecting market gains offset by the loss of $2.8 billion in assets under management primarily from two accounts, a $1.7 billion fixed income cash management account and a $0.4 billion equity account. Revenues increased by $45.5 million, or 24.5%, to $230.9 million for the year ended December 31, 1997 from $185.4 million for the year ended December 31, 1996. Operating expenses increased by $13.5 million, or 15.0%, to $103.1 million for the year ended December 31, 1997 from $89.6 million for the year ended December 31, 1996. Net income before principal compensation increased by $32.0 million, or 33.5%, to $127.7 million for the year ended December 31, 1997 from $95.7 million for the year ended December 31, 1996.

     OTHER BUSINESSES. Revenues increased by $3.3 million to $72.9 million for the year ended December 31, 1997 from $69.6 million for the year ended December 31, 1996. Operating expenses decreased by $3.0 million to $37.7 million for the year ended December 31, 1997 from $40.7 million for the year ended December 31, 1996, a decrease of 7.5%. As a result, net income before principal compensation increased by $6.3 million, or 22.1%, to $35.2 million for the year ended December 31, 1997 from $28.9 million for the year ended December 31, 1996.

     1996 COMPARED TO 1995

     ASSETS UNDER MANAGEMENT. Assets under management increased by $6.1 billion, or 15.7%, to $44.4 billion at December 31, 1996 from $38.3 billion at December 31, 1995. The changes in assets under management reflected $5.9 billion from market appreciation and $1.8 billion in net new business from high net worth and mutual fund clients, offset by a loss of $1.6 billion in assets under management from institutional clients.

     OPERATING RESULTS. Revenues increased by $76.0 million, or 22.3%, to $416.8 million for the year ended December 31, 1996 from $340.8 million for the year ended December 31, 1995. Investment Advisory and Administrative Fees contributed the largest portion of the increase, growing by $52.9 million to $260.8 million for the year ended December 31, 1996 from $207.9 million for the year ended December 31, 1995, reflecting the growth in assets under management. Commission revenues increased by $13.2 million to $109.6 million for the year ended December 31, 1996 from $96.4 million for the year ended December 31, 1995. Net interest income increased by $7.7 million to $24.1 million for the year ended December 31, 1996 from $16.4 million for the year ended December 31, 1995, primarily due to increased securities lending activities partially offset by a decrease in net client interest income.

     Total operating expenses increased by $32.9 million, or 21.3%, to $187.6 million for the year ended December 31, 1996 from $154.7 million for the year ended December 31, 1995. Employee Compensation and Benefits represented the largest increase, growing by $18.6 million to $106.4 million for the year ended December 31, 1996 from $87.8 million for the year ended December 31, 1995, primarily due to increased salaries and bonuses across all business segments.

     Net income before principal compensation increased by $43.0 million, or 23.1%, to $229.1 million for the year ended December 31, 1996 from $186.1 million for the year ended December 31, 1995.

     HIGH NET WORTH BUSINESS. Assets under management increased by $2.6 billion, or 27.0%, to $12.1 billion at December 31, 1996 from $9.5 billion at December 31, 1995. Revenues increased by $26.9 million to $161.8 million for the year ended December 31, 1996 from $134.9 million for the year ended December 31, 1995, primarily as a result of the increased assets under management. Operating expenses increased by $8.6 million, or 17.6%, to $57.3 million for the year ended December 31, 1996 from $48.7 million for the year ended December 31, 1995. Net income before principal compensation increased by $18.4 million, or 21.3%, to $104.6 million for the year ended December 31, 1996 from $86.2 million for the year ended December 31, 1995.

     MUTUAL FUND AND INSTITUTIONAL BUSINESS. Assets under management increased by $3.5 billion, or 12.1%, to $32.3 billion at December 31, 1996 from $28.8 billion at December 31, 1995. Mutual fund assets increased by $3.4 billion, or 29.5%, derived in part from net new business of $1.6 billion, largely from defined contribution plans. Assets under management for institutional clients remained flat. Revenues increased by $37.1 million, or 25.0%, to $185.4 million for the year ended December 31, 1996 from $148.3 million for the year ended December 31, 1995. Operating expenses increased by $18.6 million, or 26.3%, to $89.6 million for the year ended December 31, 1996 from $71.0 million for the year ended December 31, 1995, resulting from increases in salaries and bonuses, Advertising and Promotion and Fund Administration expenses. Net income before principal compensation increased by $18.4 million, or 23.9%, to $95.7 million for the year ended December 31, 1996 from $77.3 million for the year ended December 31, 1995.

     OTHER BUSINESSES. Revenues increased by $12.0 million, or 20.7%, to $69.6 million for the year ended December 31, 1996 from $57.6 million for the year ended December 31, 1995. Operating expenses increased by $5.7 million, or 16.3%, to $40.7 million for the year ended December 31, 1996 from $35.0 million for the year ended December 31, 1995. Net income before principal compensation increased by $6.3 million, or 27.5%, to $28.9 million for the year ended December 31, 1996 from $22.6 million for the year ended December 31, 1995.

CAPITAL RESOURCES AND LIQUIDITY

     The Company's investment advisory activities do not require it to maintain significant capital balances. However, as a result of its broker-dealer activities, the Company's balance sheet includes substantially higher levels of assets and liabilities than is typical for an investment adviser of the Company's size.

     The Company's financial condition is highly liquid with most of its assets readily convertible to cash. Receivables from and payables to brokers, dealers and clearing organizations represent either current open transactions that usually settle within a few days or the activity of securities lending that is collateralized and normally can be closed out within a few days. Receivables from and payables to clients of the Company arise in the normal course of business in connection with cash and margin securities transactions. Client receivables are secured by securities held as collateral. The Company has committed lines of credit totalling $150 million, of which $125 million was available at June 30, 1998.

     The Company continually monitors and evaluates the adequacy of its capital. The Company has consistently maintained net capital in excess of the regulatory requirements prescribed by the SEC and other regulatory authorities. The Company believes that its cash flow from operations and existing committed and uncommitted lines of credit, as well as the net proceeds of the Offerings to be received by the Company, will be sufficient to meet its debt and other obligations as they come due and anticipated capital requirements.

INFLATION

     The Company's assets are largely liquid in nature and therefore not significantly affected by inflation. Large investments in fixed assets are not required because the nature of the Company's business is as a service provider. However, the rate of inflation may affect Company expenses, such as employee compensation, information technology and occupancy costs which may not be readily recoverable in the prices of services offered by the Company. To the extent inflation results in rising interest rates and has other effects upon the securities markets, it may adversely affect the Company's financial position and results of operations.

SUBSEQUENT EVENTS

     Immediately prior to the Offerings, NB LLC and NBMI intend to distribute to their members and shareholders, respectively, any net income not previously distributed.

     At, or shortly after, the time of the Offerings, the Company expects to
issue                shares of Common Stock, part of which will be awarded to
certain employees at no cost and will be fully vested upon award, and part of which will be contributed to the Defined Contribution Stock Plan. See "Management -- Executive Compensation -- Defined Contribution Stock Incentive Plan". The Company expects to record a one-time charge in the fourth quarter of 1998 resulting in an expected loss in the quarter related to the issuance of these shares and other compensation-related expenses. The pre-tax amount of such charge will be equal to the market value of the Common Stock at the time of such contribution and awards plus the amount of such other costs.

     The Management Stockholders have indicated their intention to contribute to
the Company, at, or shortly after, the time of the Offerings,           shares
of Common Stock for no consideration as a means of mitigating the dilutive effects of share issuances by the Company under its employee stock incentive plans, including the issuances described above. However, the Management Stockholders are under no legal obligation to make such contribution and there can be no assurance that such contribution will be made.

YEAR 2000 COMPUTER ISSUES

     Many computer systems in use today were designed and developed using two digits, rather than four, to specify the year. As a result, such systems will recognize the year 2000 as "00". This could cause many computer applications to fail completely or to create erroneous results unless corrective measures are taken. The Company utilizes software and related computer technologies essential to its operations that will be affected by this year 2000 issue. In recognition of the year 2000 issue, the Company has adopted policies setting forth the steps to be taken in response. As a matter of policy, the Company has since 1997 evaluated all newly acquired hardware and software products for year 2000 compliance. The Company is in the process of modifying, upgrading or replacing its computer software applications and systems and seeks to be compliant by 1999. The Company has retained an outside consultant to address the year 2000 issue, and the Company's internal task forces are reviewing all hardware and software products used by the Company to establish priority levels for year 2000 compliance testing. The Company will perform several tests of its systems throughout 1998 and 1999, including participation in industry-wide testing. As of June 30, 1998, the Company had spent $2.8 million associated with these actions and, based on management's identification of the requirements for both plan implementation and overall project management, future expense is not expected to exceed $1.8 million, of which $0.2 million has been incurred through August 15, 1998. In addition, the Company relies on a number of financial and other institutions whose failure to be year 2000 compliant could adversely affect the Company. The Company is seeking assurances from key service vendors that they will be year 2000 compliant. The Company is in the process of developing contingency plans in the event that the Company or any of its key service vendors is not compliant.

                                    BUSINESS

OVERVIEW

     Neuberger Berman is an independent investment advisory firm founded in 1939. The Company has established a nationally recognized brand name for its demonstrated commitment to investment performance and client service. It is a prominent provider of investment advisory services to the high net worth, mutual fund and institutional segments of the investment management industry. Approximately 80% of the Company's assets under management are held in equity accounts. Over the past three years, the Company has expanded and strengthened its distribution channels to capitalize on its brand name and position itself for continued growth. Since December 31, 1993, assets under management grew at a compound annual rate of 16.8% to $59.1 billion at June 30, 1998. Net income before principal compensation increased to $298.7 million for 1997 from $149.9 million for 1993, representing a compound annual growth rate of 18.8%, and to $170.3 million for the six months ended June 26, 1998 as compared to $138.3 million for the six months ended June 27, 1997, an increase of 23.1%.

     The Company's High Net Worth Business, with $17.8 billion in assets under management at June 30, 1998, provides investment advisory services to high net worth individuals and smaller institutions. This business is marked by long-term client loyalty, sometimes spanning several generations. The Company's investment professionals work directly with high net worth clients and can tailor individual portfolios specifically to address clients' investment goals, income requirements, capital preservation needs, tax posture and social considerations. Through two trust company subsidiaries, the Company provides estate planning, fiduciary and other services to wealthy individuals, families and estates, qualified and nonqualified employee benefit plans and charities. The Company has built a 55 person national combined sales and marketing force for the High Net Worth Business that operates in New York and eight regional offices, with 13 sales professionals and six regional offices added in the last three years. The Company intends to continue to expand its national marketing efforts, adding personnel and regional offices. The Company believes that, by virtue of its established brand name, skilled professionals and national marketing and servicing capabilities, it is well positioned to expand its presence in this market.

     The Company's Mutual Fund and Institutional Business, with $41.3 billion in assets under management at June 30, 1998, provides investment management services to mutual funds and institutional clients, offering its diverse client base a broad choice of investment products and styles. As of June 30, 1998, the Company provided investment management, distribution and administrative services to a proprietary family of 35 mutual funds and subadvisory services to seven mutual funds sponsored by third parties. Since December 31, 1993, mutual fund assets under management grew at a compound annual rate of 33.3% to $23.7 billion at June 30, 1998. The Company was at the forefront of participating in networks for making mutual fund shares available through intermediaries and now participates in over 100 strategic alliances with mutual fund "supermarkets", third party administrators for defined contribution plans (such as 401(k) and 403(b) plans), broker-dealers, banks and other institutions. The Company believes that further opportunities for growth in its mutual funds business are available through these and other alliances. The Company also manages approximately 510 accounts for diverse institutional advisory clients such as corporate and public employee pension funds, endowments, foundations, and other domestic and foreign institutions. The Company provides investment advice to approximately 5,300 accounts through eight wrap fee programs sponsored by third party brokerage firms and banks.

     The Company's portfolio management services are generally provided by groups of professionals, with portfolio managers averaging over 26 years of professional experience and 15 years service with the Company. The Company has been known for its value-oriented equity investment philosophy, with an emphasis on investing in companies trading in the lower range of price-to-earnings and price-to-cash flow ratios. The Company is committed to offering a broad range of investment products and services in a wide variety of investment styles and market capitalization ranges. Its investment disciplines also include growth-oriented equity (investing in companies whose earnings and cash flow are growing faster than the average company and the economy overall), international equity, balanced, fixed income and money market. All of the Company's investment professionals are supported by a centralized proprietary research department.

     The Company generates additional income through its Other Businesses that market certain related services developed for its investment management business, including trust company services, brokerage services and research. Through NB LLC, a registered broker-dealer and member of the New York Stock Exchange, the Company executes transactions for its clients and third parties, provides prime brokerage services, principally for small- to mid-sized investment managers, and clears transactions on a fully disclosed basis for other broker-dealers.

     The Company has experienced significant growth in recent years in assets under management, net revenues after interest expense and net income before principal compensation, as shown on the following table:

                                           JUNE 30,                         DECEMBER 31,
                                       -----------------   -----------------------------------------------
                                        1998      1997      1997      1996      1995      1994      1993
                                        ----      ----      ----      ----      ----      ----      ----
                                                                  (IN MILLIONS)
ASSETS UNDER MANAGEMENT
  High Net Worth Business............  $17,806   $13,912   $15,553   $12,050   $ 9,491   $ 7,349   $ 7,971
  Mutual Fund and Institutional
    Business
    Mutual funds.....................   23,717    18,130    20,744    15,122    11,674     7,184     6,499
    Institutional clients............   15,927    16,904    15,667    15,800    15,891    12,949    13,456
    Wrap fee accounts................    1,639     1,492     1,547     1,388     1,268     1,167     1,477
         Total.......................  $59,089   $50,438   $53,511   $44,360   $38,324   $28,649   $29,403

                                SIX MONTHS ENDED
                               -------------------                 YEAR ENDED DECEMBER 31,
                               JUNE 26,   JUNE 27,   ----------------------------------------------------
                                 1998       1997       1997       1996       1995       1994       1993
                               --------   --------     ----       ----       ----       ----       ----
                                                             (IN THOUSANDS)
NET REVENUES AFTER INTEREST
  EXPENSE
  High Net Worth Business....  $116,789   $ 93,797   $198,306   $161,844   $134,904   $120,811   $118,004
  Mutual Fund and
    Institutional Business
    Mutual funds.............    89,925     64,725    145,268    104,619     74,473     51,622     43,589
    Institutional clients....    39,561     35,964     78,272     73,835     67,334     61,535     59,268
    Wrap fee accounts........     4,297      3,509      7,311      6,902      6,452      7,067      6,461
  Other Businesses...........    35,475     35,636     72,892     69,567     57,623     41,431     48,644
         Total...............  $286,047   $233,631   $502,049   $416,767   $340,786   $282,466   $275,966

NET INCOME BEFORE PRINCIPAL
  COMPENSATION(1)
  High Net Worth Business....  $ 80,294   $ 64,262   $135,707   $104,557   $ 86,184   $ 76,422   $ 76,893
  Mutual Fund and
    Institutional Business...    74,837     57,981    127,730     95,708     77,274     62,199     54,350
  Other Businesses...........    15,141     16,048     35,228     28,861     22,634     12,354     18,633
         Total...............  $170,272   $138,291   $298,665   $229,126   $186,092   $150,975   $149,876

---------------
(1) Substantially all net income was distributed to principals as capital distributions and dividends. Certain principals were also paid through compensation expense. See Note 7 to the Combined Financial Statements included elsewhere in this Prospectus.

BUSINESS STRATEGY

     The Company's business strategy is to continue to provide premier investment management services to a growing number of clients, to offer an expanding array of investment products and to increase its presence in a number of distribution channels. In addition, the Company believes that a broad base of employee stock ownership following the Offerings will strengthen the alignment of interests across its business segments and enhance the Company's ability to produce steadily improving financial results for its stockholders.

     MAINTAIN ASSET MANAGEMENT AS CORE BUSINESS. Since its founding almost 60 years ago, the Company's core business has been asset management. Concentrating its professional and financial resources on providing high quality investment products and client service, the Company has established a respected reputation among its clients and in the investment community. The Company believes that its continuing commitment to its core asset management business, together with its continued independence during a period of consolidation in the financial services industry, is attractive to potential clients and has also contributed to its ability to attract and retain highly qualified investment professionals.

     PROMOTE BRAND NAME. Over the last three years, the Company has engaged in the active promotion of the Neuberger Berman name through television and print advertising and direct mail campaigns. The Company intends to increase these promotional activities beginning in the second half of 1998 to further enhance its national brand identity. The Company also believes that listing the Company's Common Stock on the New York Stock Exchange will enhance its national stature.

     CENTRALIZE MARKETING ACTIVITIES. The Company has recently reorganized its asset management operations to better coordinate its marketing efforts. The Company believes that the ongoing expansion of its national sales effort in the High Net Worth Business will enhance its growth potential by better managing and coordinating the individual initiatives which were pursued by investment professionals in this segment. In the Mutual Fund and Institutional Business, sales and distribution efforts are being integrated and combined under common leadership. This recognizes that the growth of defined contribution plans, among other things, has created an environment in which mutual funds and separately managed accounts are viewed as alternatives for a common client base, rather than as investment vehicles designed for different clients.

     INCREASE PENETRATION IN HIGH NET WORTH MARKET. The market for providing investment advisory services to high net worth individuals is a growing market that is generally fragmented, regionalized and underpenetrated by independent managers that focus primarily on personalized asset management. Based on industry data, the Company believes that the number of households with over $1 million in investable assets will grow from approximately 2.5 million in 1996 to over 15.0 million by 2010. The Company believes that it is well positioned to capitalize on the growth opportunities in this market by virtue of its ability to combine national operations and brand name recognition with an emphasis on client service and personalized asset management. The Company intends to increase its high net worth sales force from 23 sales professionals at June 30, 1998 to about 60, and to expand its regional offices from eight locations throughout the U.S. at June 30, 1998 to 15, by 2001. In addition, the Company believes that its ability to provide an integrated approach to comprehensive wealth management and administration services through its trust company subsidiaries represents a competitive advantage. The Company is organizing an additional trust company to service the active Florida trust services market.

     EXPAND MUTUAL FUND ALLIANCES AND DISTRIBUTION CAPABILITIES. The Company has realized significant growth in its mutual funds from the addition of multiple channels through which mutual fund shares are made available to investors. In addition to alliances with mutual fund supermarkets, the Company believes that opportunities for growth are available through the following:

     - DEFINED CONTRIBUTION PLAN ADMINISTRATORS. The Company seeks to expand its relationships with administrators that provide investment vehicles, principally mutual funds, offered to participants in defined contribution plans. Since year end 1993, the Company's assets under management in mutual funds from defined contribution plans grew from $0.8 billion to $6.3 billion at June 30, 1998 and, as of June 30, 1998, the Company had strategic alliances with 51 administrators of defined contribution plans.

     - PROVIDERS OF VARIABLE INSURANCE PRODUCTS. The Company also seeks to expand its relationships with insurance companies that offer variable annuity and variable life insurance products that invest in the Neuberger Berman Funds. The Company believes that significant opportunities exist to expand its services as subadviser to mutual funds that provide investment options for variable insurance products. Since year end 1993, assets under management in funds that provide investments options for variable insurance products grew at a compound annual rate of 36.3% to $3.5 billion at June 30, 1998 and, as of June 30, 1998, the Company had relationships with 32 insurance companies.

     - LOAD FUNDS. The Company plans to introduce a family of load funds. Based on contacts with market participants, the Company believes that the addition of load funds would be well received by financial advisers and other intermediaries.

     - INTERNET DISTRIBUTION. Through NBMI's Internet site, mutual fund investors can access their account information, and Neuberger Berman Fund prospectuses and applications are available. The Company expects to offer investors the ability to purchase mutual fund shares directly through the Internet in the near future.

     BUILD WRAP FEE PROGRAM PARTICIPATION. Prior to 1996, the Company's participation in wrap fee programs was limited primarily to providing fixed income and balanced products in programs with Merrill Lynch and other sponsors. In 1997, the Company added Morgan Stanley Dean Witter (a registered trademark of Morgan Stanley Dean Witter & Co.) to its existing relationships and in 1998, joined the fiduciary services wrap program of Salomon Smith Barney. As a result, the Company now has relationships with three of the largest sponsors of wrap fee programs and has begun to offer through these wrap fee programs a range of equity products, including mid-cap and large-cap value and growth products. The Company believes that these developments offer significant growth opportunities through increased participation in wrap fee programs.

     ENHANCE DIVERSE PRODUCT AND SERVICE OFFERINGS. The Company believes that its ability to offer a broad range of investment products and services in a wide variety of investment styles enhances its opportunities for attracting new clients and cross-selling its products and services to existing clients. In addition to its value-oriented domestic equity products, the Company currently offers growth-oriented equity, international equity, balanced, fixed income and money market products. The Company seeks to complement these existing product offerings through the internal development or acquisition of new investment capabilities.

     ATTRACT AND RETAIN EXPERIENCED PROFESSIONALS. The ability to attract and retain highly experienced investment and other professionals with a long-term commitment to the Company and its clients has been, and will continue to be, a significant factor in its long-term growth. The Company has historically experienced little turnover among its professional employees, and believes that investment professionals are attracted to investment advisory firms like the Company that have remained independent during a period of consolidation in the financial services industry. In addition, the Company believes that, following the Offerings, the ability to offer its employees shares of or options to purchase its publicly-traded Common Stock will be a significant incentive in attracting and retaining employees. In connection with the Offerings, the Company will adopt employee incentive plans under which approximately 15% of the Company's fully diluted Common Stock will be available for ongoing option and restricted stock programs for the Company's existing and future employees. In addition, the Company believes that the share transfer restrictions and noncompetition provisions contained in the Stockholders Agreement, as well as the Company's competitive compensation and benefit arrangements, will encourage employee retention. See "Management -- Executive Compensation" and "Stockholders Agreement".

     ALIGN INTERESTS OF EMPLOYEES AND PUBLIC STOCKHOLDERS. Following the Offerings, equity ownership will be distributed broadly within the Company. The Company believes that this will be an important and efficient means of unifying incentives within the Company and aligning the interests of employees and the public stockholders and that the ongoing share transfer restrictions contained in the Stockholders Agreement will maintain this commonality of interests in the future. In addition, as of June 30, 1998, principals and employees of the Company and their families had over $200 million invested in the Neuberger Berman Funds on a voluntary basis.

     CAPITALIZE ON ACQUISITION OPPORTUNITIES. The Company evaluates acquisition opportunities as they arise for their possible contribution to the Company's strategic objectives, including adding new product and service offerings, investment capabilities or distribution channels. Following the Offerings, the availability of publicly-traded Common Stock could facilitate acquisitions by the Company and give it access to an expanded range of opportunities.

BUSINESS SEGMENTS

     The Company's business segments consist of the High Net Worth Business, the Mutual Fund and Institutional Business and the Other Businesses. This organizational structure was adopted in 1998 as the Company sought to better coordinate and integrate its various operations.

     HIGH NET WORTH BUSINESS

     The Company was founded by Roy R. Neuberger in 1939 as an investment firm for wealthy individuals, and the High Net Worth Business remains one of the Company's principal businesses. The Company provides asset management services to individuals and smaller institutions that generally have at least $500,000 to invest. Based on industry data, the Company believes that the number of households with over $1 million in investable assets will grow from approximately 2.5 million in 1996 to over 15.0 million in 2010. As of June 30, 1998, the High Net Worth Business managed $17.8 billion in assets in approximately 11,000 individual accounts, including assets managed for clients of the Company's trust company subsidiaries. For the year ended December 31, 1997, the High Net Worth Business produced $198.3 million in net revenues after interest expense, representing 39.5% of the Company's total net revenues after interest expense. The High Net Worth Business assets under management grew at a compound annual rate of 19.6% between December 31, 1993 and June 30, 1998.

     The following table shows for the High Net Worth Business assets under management, number of accounts and net revenues after interest expense:

                                              JUNE 30,                        DECEMBER 31,
                                          -----------------   --------------------------------------------
                                           1998      1997      1997      1996      1995     1994     1993
                                          -------   -------   -------   -------   ------   ------   ------
                                                                 (AUM IN MILLIONS)
Assets under management.................  $17,806   $13,912   $15,553   $12,050   $9,491   $7,349   $7,971
Number of accounts......................   11,091    10,017    10,446     9,555    8,865    8,278    7,921

                                 SIX MONTHS ENDED
                                -------------------                 YEAR ENDED DECEMBER 31,
                                JUNE 26,   JUNE 27,   ----------------------------------------------------
                                  1998       1997       1997       1996       1995       1994       1993
                                --------   --------   --------   --------   --------   --------   --------
                                                              (IN THOUSANDS)
NET REVENUES AFTER INTEREST
  EXPENSE
  Investment advisory fees....  $ 72,533   $52,613    $116,795   $ 91,423   $ 72,711   $ 67,005   $ 61,855
  Commissions.................    43,077    39,817      78,465     68,209     60,555     52,203     54,535
  Net interest................     1,139     1,365       3,049      2,211      1,630      1,579      1,613
  Other revenues..............        40         2          (3)         1          8         24          1
         Total................  $116,789   $93,797    $198,306   $161,844   $134,904   $120,811   $118,004

     The Company believes that its dedication to serving the needs of individual clients distinguishes it from many of its competitors. Through close individual contact with high net worth clients, the Company's portfolio managers can tailor individual portfolios specifically to address clients' investment goals, current income requirements, capital preservation needs, tax posture and social considerations. In addition to standard SIPC insurance coverage, supplemental coverage of up to $100 million per client is provided for all clients whose accounts are carried by the Company. The Company believes that it has excellent relationships with its high net worth clients; many clients' families have entrusted multiple generations of wealth to the Company's management.

     Traditionally, the High Net Worth Business generated new business through referrals from existing clients and marketing efforts by individual portfolio managers. In 1986, the Company formed a national sales force to complement its traditional marketing efforts. This dedicated marketing group currently consists of 23 sales professionals working in New York and regional offices in Atlanta, Boston, Chicago, Dallas, Los Angeles, Miami, San Francisco and West Palm Beach. The Company believes that channeling marketing and client services through its dedicated marketing group has increased productivity while allowing portfolio managers more time to focus on managing the accounts of existing clients. The Company intends to continue to expand this sales force and the number of regional offices. The Company believes that the promotion of the Company's brand name will enable the High Net Worth Business to continue to experience substantial growth.

     The Company's trust company subsidiaries enable the Company to provide an integrated approach to wealth management, including estate, income, financial and retirement planning, trust administration, fiduciary and other services. The Company believes these services enhance its ability to retain and manage clients' assets for multiple succeeding generations and attract new clients.

     In general, each high net worth client enters into a standardized written investment management agreement authorizing the Company to act as investment adviser for the client for a fee calculated as a percentage of assets under management. The agreement is terminable at any time by either party and may not be assigned by the Company without the consent of the client. Almost all listed equity trades on behalf of high net worth clients are executed by the Company as broker, generating commission revenue.

     MUTUAL FUND AND INSTITUTIONAL BUSINESS

     The Mutual Fund and Institutional Business provides advisory services to mutual funds, institutional clients and wrap fee programs. The Mutual Fund and Institutional Business offers a wide range of investment products including large-cap, mid-cap and small-cap equity products, incorporating value-oriented or growth-oriented investment philosophies, as well as international and socially responsive investing. The Company also offers balanced, fixed income and money market products through this business segment.

     The following table shows for the Mutual Fund and Institutional Business assets under management and net revenues after interest expense:

                                             JUNE 30,                            DECEMBER 31,
                                        ------------------    ---------------------------------------------------
                                         1998       1997       1997       1996       1995       1994       1993
                                         ----       ----       ----       ----       ----       ----       ----
                                                                      (IN MILLIONS)
ASSETS UNDER MANAGEMENT
  Mutual funds........................  $23,717    $18,130    $20,744    $15,122    $11,674    $ 7,184    $ 6,499
  Institutional accounts..............   15,927     16,904     15,667     15,800     15,891     12,949     13,456
  Wrap fee accounts...................    1,639      1,492      1,547      1,388      1,268      1,167      1,477
        Total.........................  $41,283    $36,526    $37,958    $32,310    $28,833    $21,300    $21,432

                         SIX MONTHS ENDED
                       --------------------                    YEAR ENDED DECEMBER 31,
                       JUNE 26,    JUNE 27,    --------------------------------------------------------
                         1998        1997        1997        1996        1995        1994        1993
                       --------    --------      ----        ----        ----        ----        ----
                                                        (IN THOUSANDS)
NET REVENUES AFTER
  INTEREST EXPENSE
  Investment advisory
    and
    administrative
    fees.............  $122,152    $ 95,296    $210,375    $169,325    $135,178    $109,481    $ 96,427
  Commissions........    11,018       8,442      19,205      15,260      12,354      10,388      12,421
  Net interest.......         5           6          17          29          46          41          85
  Other revenues.....       608         454       1,254         742         681         314         385
         Total.......  $133,783    $104,198    $230,851    $185,356    $148,259    $120,224    $109,318

     MUTUAL FUND MANAGEMENT. In 1950, the Company organized one of the first no load mutual funds in the United States. As of June 30, 1998, the Company managed $23.7 billion in mutual fund assets invested in 35 Neuberger Berman Funds based on 21 separate investment portfolios that span the entire range of the firm's investment strategies, as well as two mutual funds sponsored by third parties, which are subadvised by NBMI. The assets under management in the Neuberger Berman Funds and the subadvised funds grew at a compound annual rate of 33.3% between December 31, 1993 and June 30, 1998.

     The following table shows assets under management for the Neuberger Berman Funds and the funds sponsored by third parties, which are subadvised by NBMI, as well as sales of fund shares (net of redemptions) and number of fund shareholders for the Neuberger Berman Funds:

                          AS OF OR FOR THE
                          SIX MONTHS ENDED                                  AS OF OR FOR
                              JUNE 30,                              THE YEAR ENDED DECEMBER 31,
                       ----------------------    ------------------------------------------------------------------
                          1998         1997         1997          1996           1995          1994         1993
                          ----         ----         ----          ----           ----          ----         ----
                                                                   (AUM IN MILLIONS)
ASSETS UNDER
  MANAGEMENT
  Equity funds.......  $   21,418    $ 16,230    $   18,807    $   13,232     $    9,772     $  5,471    $    4,749
  Balanced funds.....         180         183           162           173            203          179           161
  Fixed income
    funds............         665         663           639           669            813          803           915
  Money market
    funds............       1,454       1,054         1,136         1,048            886          731           674
        Total........  $   23,717    $ 18,130    $   20,744    $   15,122     $   11,674     $  7,184    $    6,499
NET NEW SALES OF FUND
  SHARES.............  $1,031,324    $981,127    $2,419,057    $1,589,509     $2,186,759     $699,422    $1,133,431
NUMBER OF FUND
  SHAREHOLDERS.......     645,721     539,561       609,282       500,398        432,460      356,975       325,633

     Neuberger Berman Fund shares are made available to investors through multiple channels.

     - DIRECT AND INTERNET SALES. Neuberger Berman Funds have traditionally been sold directly to shareholders, without a sales load. Fund shares are marketed through television and print advertising and through direct mail solicitations principally to existing shareholders. Through the Company's Internet site, mutual fund investors can access their account information and interactive investor education features. Neuberger Berman Fund prospectuses and applications are currently available through the Internet and the Company expects to offer investors the ability to purchase mutual fund shares directly through the Internet in the near future.

     - MUTUAL FUND SUPERMARKETS. The Company was at the forefront of participating in networks for making mutual fund shares available through mutual fund supermarkets. Neuberger Berman Fund shares are currently made available through 11 such services as of June 30, 1998. These services, generally offered by discount brokers, offer investors the opportunity to invest in a broad range of mutual funds through a single brokerage account. As of June 30,

1998, shares representing 18.1% of Neuberger Berman Fund assets under management were held through mutual fund supermarket accounts.

     - DEFINED CONTRIBUTION PLANS. As of June 30, 1998, the Company had strategic alliances with 51 administrators of defined contribution plans (such as 401(k), 403(b) and nonqualified deferred compensation plans) in which the Company provides investment advisory services and the administrators provide record keeping and plan participant services. The Neuberger Berman Funds have experienced significant growth through these alliances in recent years without capital investment by the Company for the development and maintenance of such services. The Company's defined contribution plan assets under management in mutual funds grew at a compound annual rate of 57.7% between December 31, 1993 and June 30, 1998.

     - VARIABLE INSURANCE PRODUCTS. As of June 30, 1998, the Company had also developed relationships with 32 insurance companies that offer variable annuity and variable life insurance products that may be invested, at the direction of policy holders, in Neuberger Berman Funds. As of June 30, 1998, $3.5 billion was invested in funds that provide investment options for variable insurance products, including two insurance company-sponsored mutual funds for which NBMI serves as subadviser. The Company believes that significant opportunities exist to expand its subadvisory services to other such mutual funds.

     - OTHER INTERMEDIARIES. As of June 30, 1998, Neuberger Berman Fund shares were also sold through 27 broker-dealers, 17 banks and nine other institutions.

     The Company pays certain intermediaries for distribution assistance and the Company and the Neuberger Berman Funds pay certain intermediaries for shareholder and administrative services. While the specific terms of agreements with such intermediaries vary, they provide, in general, for payments calculated on the basis of the amount of mutual fund assets held in the account of an intermediary or its clients, may be terminated by either party upon notice to the other and may not be assigned without the consent of the other party.

     The Neuberger Berman Funds are organized in a "master-feeder" structure in which, as of June 30, 1998, shares of 35 "feeder" funds, invested in 21 "master" funds, were sold to investors. Through this structure, one or more feeder funds invest all of their assets in a master fund, which, in turn, invests in a single portfolio of securities. Each feeder fund may enter into separate contractual arrangements for the particular distribution, administration or other services that may be appropriate for different investors. This permits the Company to make available through multiple feeder funds a single investment portfolio to different investors. The Company believes that the recent growth of the Neuberger Berman Funds may be attributed in part to the flexibility and efficiency of the master-feeder structure.

     In addition to investment advisory fees, the Company also generates income from administrative and service fees for accounting services, general administration of mutual funds (such as coordinating board meetings, compliance programs and prospectus and semi-annual report production) and shareholder services. Also, approximately 50% of the commissions paid by the Neuberger Berman Funds are paid to the Company for executing listed equity trades as broker pursuant to Rule 17e-1 under the Investment Company Act of 1940, as amended (the "Investment Company Act").

     The board of trustees of each master fund, including a majority of the trustees who are not "interested persons" of the fund or the Company within the meaning of the Investment Company Act, and its shareholders must approve each management agreement to allow the Company to provide investment advisory services to the portfolio. These services are provided for a fee calculated as a percentage of assets under management. These agreements provide for an initial two-year term and thereafter must be approved annually by the master fund's board of trustees and a majority vote of the non-interested trustees. They may be terminated without penalty by either party upon 60 days' prior written notice and terminate automatically in the event of an assignment by the Company.

     INSTITUTIONAL ACCOUNTS. The Company manages both domestic and international equity, balanced, fixed income and cash management separate account portfolios for U.S. institutional clients, including defined benefit and defined contribution plans for corporations and municipalities, Taft-Hartley plans, insurance companies, endowments and foundations, and hospital and health care organizations. Institutional accounts also include five mutual funds sponsored by third parties, which are subadvised by NB LLC. Investment portfolios are tailored to the specific objective and risk tolerance levels of each client.

     The following table shows for the Company's institutional accounts assets under management and number of accounts:

                                           JUNE 30,                         DECEMBER 31,
                                       -----------------   -----------------------------------------------
                                        1998      1997      1997      1996      1995      1994      1993
                                        ----      ----      ----      ----      ----      ----      ----
                                                                (AUM IN MILLIONS)
ASSETS UNDER MANAGEMENT(1)
  Equity.............................  $ 9,228   $ 9,063   $ 9,403   $ 8,212   $ 7,512   $ 5,904   $ 6,052
  Fixed income.......................    5,654     6,781     5,311     5,509     5,955     4,206     4,673
  Cash management....................    1,045     1,060       953     2,079     2,424     2,839     2,731
         Total.......................  $15,927   $16,904   $15,667   $15,800   $15,891   $12,949   $13,456
Number of accounts...................      510       487       498       471       486       459       436

---------------
(1) Balanced accounts are reflected in their equity and fixed income components.

     The Company believes that its strategy of diversifying its product line has positioned it for future growth in accounts and assets under management. A significant portion of the Company's institutional accounts is attributable to relationships with pension consulting firms. Pension consultants typically evaluate investment advisers based on their classification of investment styles which generally include various methods of equity investing and market capitalization ranges. There is generally a lead time between the development of a particular investment style and its acceptance and subsequent recommendations by consultants. Since certain of the Company's equity products, including growth equity, have been introduced to consultants only within the past two years, or, in some cases, more recently, the Company believes that sales of these products may increase as they become recognized and accepted by consultants. Since January 1, 1997, the Company added accounts from institutional investors that were advised by a total of 17 pension consulting firms. The institutional separate account sales group also pursues an intensive direct calling effort focused on plan sponsors. The Company believes that this effort, together with the consultant effort, will attain additional separate account asset growth.

     The Company's marketing efforts to institutional investors have traditionally been pursued independently of its sales activities related to the Neuberger Berman Funds. Because institutional investors, particularly defined contribution plans, are now an important source of sales by mutual funds, the Company is coordinating previously separate marketing activities for institutional and mutual fund investors under common leadership. In addition, the Company has separated its institutional account marketing from its client service responsibilities. The Company believes that this separation of individual responsibility will enhance its abilities both to increase the marketing of an expanded product line and to better service its clients.

     The Company's trust company subsidiaries enable it to provide a pooled investment product which may be attractive to certain clients. In addition, these subsidiaries provide corporate retirement plan trustee services including investment of assets, transmittal of trust information to record keepers and plan sponsors, and distribution of funds. Services are also provided to non-profit organizations for 403(b) and other retirement plans.

     The Company's institutional accounts are managed pursuant to written investment management agreements between each client and the Company. While the specific terms of such agreements may vary, they are generally terminable either at will or upon 30 to 60 days' prior notice. The agreements may not be assigned without the consent of the client. Under the agreements, the Company is compensated on the basis of fees calculated as a percentage of assets under management. In general, the investment management agreements authorize the Company to effect securities transactions for the advisory client. Approximately 45% of the commissions paid by institutional clients are paid to the Company for executing listed equity trades as broker.

     WRAP FEE ACCOUNTS. The Company acts as investment adviser to approximately 5,300 accounts through eight wrap fee programs sponsored by third party banks and brokerage firms. Wrap fee programs, designed to meet the needs of individuals and smaller institutions, offer comprehensive investment management services under a single fee structure covering all charges, including investment management, brokerage, custody, record keeping and reporting. Prior to 1996, the Company's participation in wrap fee programs was limited primarily to providing fixed income and balanced products in programs with Merrill Lynch and other sponsors. In 1997, the Company added Morgan Stanley Dean Witter (a registered service mark of Morgan Stanley Dean Witter & Co.) to its existing relationships and in 1998, joined the fiduciary services wrap program of Salomon Smith Barney. As a result, the Company now has relationships with three of the largest sponsors of wrap fee programs and has begun to offer through these wrap fee programs a range of equity products, including mid-cap and large-cap value and growth products. The Company believes that these developments offer the opportunity for significant growth through increased participation in wrap fee programs. The Company maintains a regional sales and service force organized specifically for these programs.

     The following table shows for the Company's wrap fee accounts assets under management and number of accounts:

                                       JUNE 30,                         DECEMBER 31,
                                   ----------------    ----------------------------------------------
                                    1998      1997      1997      1996      1995      1994      1993
                                    ----      ----      ----      ----      ----      ----      ----
                                                           (AUM IN MILLIONS)
ASSETS UNDER MANAGEMENT
  Equity.........................  $  371    $  195    $  255    $  126    $   36    $    9    $    2
  Balanced.......................     747       748       775       725       688       623       798
  Fixed income...................     521       549       517       537       544       535       677
         Total...................  $1,639    $1,492    $1,547    $1,388    $1,268    $1,167    $1,477
Number of accounts...............   5,268     4,680     4,842     4,685     4,511     4,918     6,338

     OTHER BUSINESSES

     The Company generates additional income by marketing to third parties certain related services developed for the investment management business, including trust company services, brokerage services and research.

     TRUST COMPANIES. Through its subsidiaries Neuberger & Berman Trust Company, a New York trust company, and Neuberger & Berman Trust Company of Delaware, a Delaware limited purpose trust company, the Company also provides an integrated approach to wealth management through estate, income, financial and retirement planning, trust administration, fiduciary and other services to clients. Trust company clients include wealthy individuals, wealthy families and estates, qualified and nonqualified employee benefit plans and charities.

     The trust companies' business complements the individualized investment management services provided by the Company and was established with the goal of enhancing the Company's client service, attract new clients and retain current and new individual clients through multiple generations. This business is focused on providing customized client service and account design to assist the Company's clients with both personal and business wealth management matters.

     The Company intends to continue investing in this business over time as client needs warrant and to that end is organizing a Florida trust company to provide the Company with a local presence in the active Florida trust services market.

     BROKER-DEALER ACTIVITIES. The Company conducts a number of activities in its capacity as a registered broker-dealer. Principally, the Company provides brokerage services for its high net worth clients and, to a lesser extent, the Neuberger Berman Funds and institutional clients. The Company provides its clients and other institutional investors with access to the research generated by its proprietary research department. If these institutional investors elect to purchase or sell securities based on this research, such trades are usually placed with the Company.

     As prime broker, the Company provides brokerage and custody services for investment partnerships and other professional investors, who may direct the Company to place specific transactions with designated third-party brokers. The Company provides "one stop shopping" services to clients through a central desk capable of performing all prime brokerage functions, from trading to account administration. Prime brokerage services are marketed to a network of investment professionals and firms developed through market contacts. In addition, the Company clears its own brokerage transactions and has developed a clearing business to capitalize on its excess clearing capacity. As of June 30, 1998, the Company served as clearing broker to 14 introducing brokers.

     The Company also engages in securities lending, manages available cash balances, acts as a market maker and underwrites securities. The Company has engaged in short-term securities lending transactions for over 40 years. Such transactions consist primarily of borrowing securities to meet short-sale obligations of the Company's prime brokerage clients. The Company also generates additional income by managing cash available to the Company as a result of its broker-dealer activities. The Company acts as market maker for approximately 220 securities traded on the over-the-counter market, buying or selling such securities as principal. The Company does not engage in such transactions with its advisory clients. However, the Company believes that its presence as market maker provides it with additional insight as to market conditions, which may improve the Company's execution of transactions for its advisory clients. From time to time, the Company participates in public offerings of securities by purchasing for its own account a portion of new securities being offered and then reselling such securities to institutional investors and other brokerage clients. The Company does not participate in such offerings for its advisory clients.

     The following table shows for the Company's Other Businesses net revenues after interest expense:

                            FOR THE SIX MONTHS
                                  ENDED
                           --------------------              FOR THE YEAR ENDED DECEMBER 31,
                           JUNE 28,    JUNE 27,    ---------------------------------------------------
                             1998        1997       1997       1996       1995       1994       1993
                           --------    --------     ----       ----       ----       ----       ----
                                                         (IN THOUSANDS)
NET REVENUES AFTER
  INTEREST EXPENSE
  Commissions............  $13,750     $13,823     $27,241    $26,152    $23,491    $20,640    $19,633
  Net interest...........   12,433      12,431      26,358     21,890     14,749     11,640      9,536
  Clearance fees.........    4,886       4,356       8,332      8,152      7,893      5,925      6,845
  Other revenues.........    4,406       5,026      10,961     13,373     11,490      3,226     12,630
         Total...........  $35,475     $35,636     $72,892    $69,567    $57,623    $41,431    $48,644

INVESTMENT PROCESS AND RESEARCH DEPARTMENT

     The Company's portfolio management is provided by groups of investment professionals that offer a wide variety of investment styles. All of the Company's investment professionals are supported by a centralized proprietary research department. Organized by industry, the Company's analysts are responsible for understanding developments within the companies they follow, meeting with senior management, developing earnings estimates and providing complete fundamental analysis. The Company's research staff also provides the business risk assessment and cash flow models that underpin the Company's credit analysis. The Company research analysts average 11 years of experience and four years with the Company.

     In addition to this centralized proprietary research department, dedicated research analysts within many groups of investment professionals focus on securities that are particularly relevant to such groups' investments. Moreover, many portfolio managers were former analysts (including former heads of research at the Company and elsewhere), and continue to generate their own research, which is shared with other portfolio managers. The Company's analysts and portfolio managers hold meetings with managements of companies on a regular basis (including, in the preceding twelve months, more than 900 meetings in the Company's offices) to discuss their plans and to review their results.

COMPETITION

     The investment management business is intensely competitive, based on a variety of factors including the range of products offered, brand recognition, investment performance, business reputation, the continuity of client relationships and of assets under management, quality of service provided to clients, the level of fees charged for services, the level of commissions and other compensation paid, financial strength and distribution support offered to financial intermediaries and other distribution participants.

     The Company and its business units compete in every market segment in which they operate with a large number of investment management firms, commercial banks, investment banks, broker-dealers, insurance companies and other financial institutions. A number of these institutions have greater capital and other resources, and offer more comprehensive lines of products and services, than the Company. The recent trend toward consolidation within the investment management industry has served to increase the strength of a number of the Company's competitors. Additionally, there are relatively few barriers to entry by new investment management firms, and the successful efforts of new entrants into the Company's various lines of business, including major banks, insurance companies and other financial institutions, have also resulted in increased competition. Additionally, the financial intermediaries who make available certain of the Company's products also make available numerous competing products, including products sponsored by the firms that employ such financial intermediaries.

     The Company expects that other industry participants will from time to time seek to recruit Company investment professionals and other employees away from the Company. The loss of key professionals could have a material adverse affect on the Company.

     At the end of 1997, there were approximately 6,800 registered open-end investment companies, of varying sizes and investment policies, whose shares are currently being offered to the public both on a load and no-load basis. In addition to competition from other mutual fund managers and investment advisers, the Company and the mutual fund industry compete with investment alternatives offered by insurance companies, commercial banks, broker-dealers and other financial institutions. Competition for sales of mutual fund shares is influenced by various factors, including investment performance in terms of attaining the stated objectives of the particular funds and in terms of fund yields and total returns; advertising and sales promotional efforts; and type and quality of services.

REGULATION

     The Company's business and the securities industry in general are subject to extensive regulation in the United States at both the federal and state level, as well as by self-regulatory organizations ("SROs"). The securities and commodities industry is one of the nation's most extensively regulated industries. The SEC is responsible for carrying out the federal securities laws and serves as a supervisory body for all investment advisers to mutual funds, as well as for national securities exchanges and associations. The regulation of broker-dealers has to a large extent been delegated by the federal securities laws to SROs. These SROs include all the national securities and commodities exchanges and the NASD. Subject to approval by the SEC and the Commodity Futures Trading Commission (the "CFTC"), the SROs adopt rules that govern the industry and conduct periodic examinations of the operations of certain subsidiaries of the Company. In addition, these subsidiaries are subject to regulation under the laws of the 50 states, the District of Columbia, Puerto Rico and certain foreign countries in which they are registered to conduct securities, investment banking, insurance or commodities business.

     Both NB LLC and NBMI are registered as investment advisers with the SEC. As registered advisers, each is subject to the requirements of the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and the SEC's regulations thereunder. Such requirements relate to, among other things, record-keeping and reporting requirements, disclosure requirements, limitations on agency cross and principal transactions between an adviser and advisory clients, as well as general anti-fraud prohibitions. Moreover, both NB LLC and NBMI and the mutual funds managed by NBMI are subject to the Investment Company Act and the SEC's regulations thereunder. The Investment Company Act regulates the relationship between a mutual fund and its investment adviser and prohibits or severely restricts principal transactions and joint transactions.

     NB LLC is registered with the CFTC as a commodity pool operator, commodity trading advisor and futures commission merchant. NB LLC's commodity futures and options activities are also regulated by the National Futures Association. NB LLC limits its futures and options activities to those permitted by the CFTC to be provided with reduced disclosure and other requirements to certain eligible clients.

     Broker-dealers are subject to regulations which cover all aspects of the securities business, including sales practices, market making and trading among broker-dealers, use and safekeeping of clients' funds and securities, capital structure of securities firms, record-keeping and the conduct of directors, officers and employees. Violation of applicable regulations can result in the revocation of broker-dealer licenses, the imposition of censures or fines and the suspension or expulsion of a firm, its officers or employees.

     As registered broker-dealers, NB LLC and NBMI are each subject to certain net capital requirements under the Exchange Act; NB LLC is also a member of the NYSE. The net capital requirements, which specify minimum net capital requirements for registered broker-dealers, are designed to measure the financial soundness and liquidity of broker-dealers. NB LLC and NBMI are also subject to "Risk Assessment Rules" imposed by the SEC which require, among other things, that certain broker-dealers maintain and preserve certain information, describe risk management policies and procedures and report on the financial condition of certain affiliates whose financial and securities activities are reasonably likely to have material impact on the financial and operational condition of the broker-dealers.

     The Company's trust company subsidiaries are supervised by relevant state banking authorities, which regulate such matters as policies and procedures relating to conflicts of interest, account administration and overall governance and supervisory procedures. Neuberger & Berman Trust Company, a non-depository trust company chartered under the New York Banking Law, is subject to oversight by the New York State Banking Department. Neuberger & Berman Trust Company of Delaware, a non-depository limited purpose trust company chartered under the Delaware Banking Code, is subject to oversight by the State Bank Commissioner of the State of Delaware.

     In addition to being regulated in the United States, the Company's business is subject to regulation by various foreign governments and regulatory bodies. NB LLC is registered with and subject to regulation by the Ontario Securities Commission, the Alberta Securities Commission and the British Columbia Securities Commission. Foreign regulations govern all aspects of the invest-ment business, including regulatory capital, sales and trading practices, use and safekeeping of client funds and securities, record-keeping, margin practices and procedures, registration standards, reporting and disclosure. To the extent that the Company or its subsidiaries determine to engage in securities activities in other jurisdictions, such additional regulations may apply.

     Additional legislation and regulations, including those relating to the activities of investment advisers and broker-dealers, changes in rules promulgated by the SEC or other U.S. or foreign regulatory authorities and SROs or changes in the interpretation or enforcement of existing laws and rules may adversely affect the manner of operation and profitability of the Company. The Company's businesses may be materially affected not only by regulations applicable to it as an investment adviser or broker-dealer, but also by regulations of general application.

LEGAL MATTERS

     In the normal course of business, the Company is subject to various legal proceedings. However, in management's opinion, there are no legal proceedings pending against the Company or any of its subsidiaries that would have a material adverse effect on the financial position, results of operation or liquidity of the Company.

INTELLECTUAL PROPERTY

     The Company regards the Neuberger Berman name as material to its business and has made applications for trademark registrations of the name "Neuberger Berman". The Company currently holds trademark registrations of the name "Neuberger & Berman" and trademark registrations relating to the Neuberger Berman Funds. The Company licenses accounting software from Signature Financial Group, Inc. for the administration of the Neuberger Berman master-feeder funds. The license may not be assigned to a party not affiliated with the Company and may be terminated upon 120 days' notice.

OFFICES

     The executive office of the Company is located in leased office space at 605 Third Avenue, New York, New York. The Company also has leased premises at 55 Water Street and at 600 Third Avenue, New York, New York. A growth equity portfolio management group operates alongside marketing personnel in office space leased in Boston, Massachusetts. The Company or its subsidiaries have also leased premises for regional marketing offices in Atlanta, Georgia; Chicago, Illinois; Los Angeles and San Francisco, California; Dallas, Texas; Columbia, Maryland; and Miami and West Palm Beach, Florida. NB Trust Delaware leases office space in Wilmington, Delaware. The Company does not own any real property. The Company considers these arrangements to be adequate for its present needs.

EMPLOYEES

     As of June 30, 1998, the Company and its subsidiaries collectively employed approximately 1,025 people. Employees of the Company and its subsidiaries are not subject to any collective bargaining agreement. Management believes that the Company and its subsidiaries have good relations with their respective employees.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company are:

NAME                                         AGE                    POSITION
----                                         ---                    --------
Lawrence Zicklin...........................   62   Chief Executive Officer and Chairman of the
                                                   Board of Directors
Richard A. Cantor..........................   65   President, Chief Operating Officer and
                                                   Director
Jeffrey B. Lane............................   56   Executive Vice President, Chief
                                                   Administrative Officer and Director
Vincent T. Cavallo.........................   62   Senior Vice President and Chief Financial
                                                   Officer
C. Carl Randolph...........................   60   Senior Vice President, General Counsel and
                                                   Secretary
Stanley Egener.............................   64   Director
Michael M. Kassen..........................   45   Director
Marvin C. Schwartz.........................   57   Director
Heidi S. Steiger...........................   45   Director
Dietrich Weismann..........................   59   Director

     All directors are elected annually to serve until the Company's next meeting of stockholders and thereafter until their successors are elected. Officers are elected by and serve at the discretion of the Board of Directors (the "Board"). Set forth below is certain biographical information for the executive officers and directors of the Company.

     LAWRENCE ZICKLIN is Chief Executive Officer and Chairman of the Board of Directors of the Company. Mr. Zicklin is the Managing Principal of NB LLC and has been a Director of NBMI since December 1974. He joined the Company in April 1969.

     RICHARD A. CANTOR is President, Chief Operating Officer and a Director of the Company. Mr. Cantor is the Executive Principal of NB LLC and has been a Director of NBMI since March 1988 and its Chairman since August 1991. He joined the Company in October 1973.

     JEFFREY B. LANE is Executive Vice President, Chief Administrative Officer, a Director of the Company and head of the Other Businesses. Mr. Lane joined the Company in July 1998. He was previously employed by Primerica Corp. (now known as Travelers Group) from February 1990 until July 1998, where he served in several capacities, including President of Primerica Holdings from February 1990 to February 1991, Vice Chairman of Smith Barney (a subsidiary of Primerica) from February 1991 through December 1995, and Vice Chairman of Travelers Group from January 1996 to July 1998.

     VINCENT T. CAVALLO is Senior Vice President and Chief Financial Officer of the Company. Mr. Cavallo has been Chief Financial Officer of NB LLC since June 1976. He joined the Company in January 1968.

     C. CARL RANDOLPH is Senior Vice President, General Counsel and Secretary of the Company. Mr. Randolph has served as General Counsel of NB LLC since joining the Company in July 1971.

     STANLEY EGENER is a Director of the Company and the co-head of the Mutual Fund and Institutional Business. Mr. Egener has served as a Director of NBMI since February 1980 and has been its President and Chief Executive Officer since October 1982. He joined the Company in August 1975.

     MICHAEL M. KASSEN is a Director of the Company, a senior portfolio manager and the co-head of the Mutual Fund and Institutional Business. Mr. Kassen has served as a Vice President of NBMI since June 1990. Mr. Kassen has been a Director of NBMI since April 1996. He joined the Company in June 1990.

     MARVIN C. SCHWARTZ is a Director of the Company, a senior portfolio manager and the co-head of the High Net Worth Business. Mr. Schwartz was a Director of NBMI from December 1990 to April 1996. He joined the Company in January 1961.

     HEIDI S. STEIGER is a Director of the Company, the co-head of the High Net Worth Business and director of sales and marketing. Ms. Steiger joined the Company in January 1986.

     DIETRICH WEISMANN is a Director of the Company and a senior portfolio manager. Mr. Weismann joined the Company in April 1968.

COMMITTEES OF THE BOARD

     The Board has two standing committees: an Audit Committee and a Compensation Committee.

     The Audit Committee consists of Messrs.                ,                ,
               and                , with Mr.                serving as Chairman.
It is responsible for recommending the firm to be appointed as independent accountants to audit the Company's financial statements and to perform services related to the audit; reviewing the scope and results of the audit with the independent accountants; reviewing with the management and the independent accountants the Company's year-end operating results; considering the adequacy of the internal accounting and control procedures of the Company; reviewing the non-audit services to be performed by the independent accountants, if any, and considering the effect of such performance on the accountants' independence.

     The Compensation Committee consists of Messrs.                ,
               ,                ,                and                , with Mr.
               serving as Chairman. It is responsible for review and recommendation regarding compensation arrangements for the Chief Executive Officer and the four other most highly compensated executive officers. A subcommittee of the Compensation Committee, comprised solely of "outside directors" (as such term is used in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code")) who are also "Non-Employee Directors" (as such term is defined in Rule 16b-3 of the Exchange Act) has exclusive authority to approve any awards of stock or options to directors of the Company (other than Non-Employee Directors) or other individuals who are "officers" of the Company for purposes of Section 16 of the Exchange Act under the Company's Long-Term Incentive Plan (described below) and to administer elements of the Company's 1998 Annual Performance Incentive Plan (also described below) covered by Section 162(m) of the Code. The subcommittee also is responsible for determining whether the performance goals under the Annual Plan (as defined herein) have been met. In the remainder of this Prospectus, references to the Compensation Committee shall be deemed to be references to the subcommittee in all cases where Section 162(m) of the Code or Section 16 of the Exchange Act would require that action be taken by the subcommittee rather than the full Compensation Committee.

COMPENSATION OF DIRECTORS

     Directors who are not officers or employees of the Company ("Non-Employee Directors") will receive an annual retainer fee of $25,000, payable in equal monthly installments, a fee of $1,000 for each meeting of the Board attended and a fee of $800 for any committee meeting attended. Directors who are officers or employees of the Company will not receive any additional compensation for serving as a director. The Company will also reimburse all directors for reasonable and necessary expenses they incur in performing their duties as directors.

     DIRECTORS STOCK INCENTIVE PLAN

     It is anticipated that, prior to the consummation of the Offerings, the Board of Directors will adopt, effective on the consummation of the Offerings, the 1998 Neuberger Berman Directors Stock Incentive Plan (the "Directors Plan").

     The Directors Plan will provide that each Non-Employee Director who is in office on the first business day after each annual meeting of the Board will receive an annual award of options to purchase $75,000 of shares of Common Stock (based on the fair market value per share of Common Stock on the grant date). The Directors Plan will also provide for pro rata awards for a partial year of service in the case of a Non-Employee Director who is initially named to the Board less than six months after the preceding annual meeting. The options will have an exercise price equal to the fair market value of the Common Stock on the grant date.

     Options will generally vest pro rata over a four-year period, as long as the Non-Employee Director remains in office. If a Non-Employee Director ceases to be a director because of death or disability before all options are vested, the Non-Employee Director's options will vest in full immediately upon death or disability. In addition, each option will vest in full upon a "Change in Control" of the Company (as defined below under "Long-Term Incentive Plan"). Each option will expire on the earlier of (i) the date the Non-Employee Director ceases to be a director for any reason other than for death, disability or retirement, (ii) three years from the date the Non-Employee Director ceases to be a director because of death, disability or retirement or (iii) the tenth anniversary of the grant date.

     The Directors Plan will also provide for a one-time award of $50,000 of restricted stock to a new Non-Employee Director upon his or her initial election to the Board. This grant will be made on the business day immediately following the annual meeting at or after which the new director is elected to the Board and the number of shares so awarded will be determined based on the fair market value of the Common Stock on the grant date, except that in the case of a Non-Employee Director who is serving at the time of the consummation of the Offerings, the award will be made on the date of the consummation of the Offerings and the number of shares will be determined based on the initial public offering price. The shares of restricted stock will vest in the same manner as the annual option awards described above.

     Under the Directors Plan, a Non-Employee Director will be permitted to elect, on or before December 31 of any calendar year ending on or before the expiration of the term of the Directors Plan, to defer receipt of all or any part of any annual retainer fee or meeting fee payable in respect of the calendar year following the year in which such election is made. The fee deferred will be deemed invested in a stock account and shall be deemed to be invested in a number of notional shares of Common Stock (the "Units") equal to the quotient of (i) the fee so deferred divided by (ii) the fair market value per share of Common Stock on the date a fee would have been payable. Dividends (if any) will be deemed reinvested in additional Units on the related dividend payment date. In the event of any change in the number or kind of outstanding shares of Common Stock by reason of any recapitalization, reorganization, merger, consolidation, stock split or any similar change affecting the Common Stock (other than a stock dividend), the Board will make an appropriate adjustment in the number of Units credited to the stock account.

     Each Non-Employee Director will also elect whether (i) the aggregate amounts credited to his or her account will be distributed wholly in cash, in the greatest number of whole shares of Common Stock (with any fractional interest payable in cash) or a combination of cash and whole shares, (ii) such distribution will commence immediately following the date he or she ceases to be a director or on the first business day of any calendar year following the calendar year in which he or she ceases to be a director and (iii) such distribution will be in one lump-sum payment or in such number of annual installments (not to exceed ten) as he or she may designate. Each Non-Employee Director may also elect to receive a distribution of all or any portion of the amounts credited to his or her accounts as of a date which is at least one full year after the date of such election, but any director who so elects will cease to be eligible to make any additional deferrals for the two immediately following calendar years.

     A maximum of 250,000 shares may be issued under the Directors Plan, subject to appropriate adjustments in the event of the certain corporate transactions, including, but not limited to reorganizations, stock dividends and stock splits. The Directors Plan will be administered, and may be amended by, the Board.

     DIRECTOR STOCK OWNERSHIP GUIDELINES

     The Company believes that the interests of its Non-Employee Directors should be aligned with the interests of the Company's stockholders. To this end, the Company may adopt stock ownership guidelines applicable to its Non-Employee Directors that will require Directors to make a investment in the Company's Common Stock.

EXECUTIVE COMPENSATION

     Prior to the Exchange, the employees of the Company, including the Named Executives (as defined herein), were employees and/or principals of NBMI or NB LLC, and those individuals who were principals, including (with the exception of Mr. Lane) the Named Executives, were shareholders and members of NBMI and NB LLC and received most of their compensation as a share of the Company's net income through capital distributions and dividends. In connection with the Exchange and the Offerings, the Company undertook a study of the compensation programs and practices that the Company should have as a public company. The Company used the services of independent compensation consultants who provided the Company with independent analyses, viewpoints and guidance with respect to prevailing compensation levels and practices of other comparable public firms.

     Based upon this study, the Company sought to establish a compensation system for its executive officers and other key employees that would:

     - provide for total compensation that is comparable to the Company's competitors, to enable the Company to recruit and retain talented individuals who have been, and will be in the future, critical to Company's long-term growth and profitability;

     - enhance the growth and profitability of the Company as a whole and motivate and reward individual performance by providing compensation that includes a significant variable element that takes into account, as appropriate, overall success of the Company and achievement of the Company's strategic objectives, individual performance and team or business unit results; and

     - include a significant equity component of total compensation in order to further align the interests of executive officers and other key employees with those of the Company's stockholders.

The Company also took into account projected ratios of compensation to net revenues and certain other available data relating to comparable firms. In addition, the Company sought to design its compensation programs to maximize contributions to firm-wide and business unit results and individual performance.

     In general, compensation for executive officers and other key employees of the Company will consist of base salary, annual bonus awards (a portion of which may be payable in restricted stock) and long-term incentive awards of options or restricted stock that may be made from time to time under the Company's Long-Term Incentive Plan (described below). Because a portion of each annual bonus for designated individuals will be paid in restricted stock, the Company believes that annual bonus awards will provide significant short-term and long-term incentive value that will be directly linked to the enhancement of stockholder value.

     ANNUAL PERFORMANCE INCENTIVE PLAN

     Prior to the consummation of the Offerings, the Board will adopt, effective upon the consummation of the Offerings, the Neuberger Berman 1998 Annual Performance Incentive Plan (the "Annual Plan"), pursuant to which executive officers and key employees of the Company and its subsidiaries will be eligible to receive annual incentive bonuses. The Annual Plan will be administered by the Compensation Committee. The Annual Plan will be effective for 1998 and each of calendar years 1999, 2000 and 2001, unless extended or earlier terminated by the Board. Non-Employee Directors will not be eligible for awards under the Annual Performance Incentive Plan.

     Each year the Company will establish target incentive bonuses for participants in the Annual Plan. Bonuses will be payable under the Annual Plan for a year if the Company meets the performance criteria for such year selected for a participant or group of participants by the Compensation Committee from among the following: (i) earnings per share growth; (ii) revenue growth; (iii) growth in assets under management; (iv) increase in net income; (v) return on equity; (vi) controlling expenses and/or (vii) relative performance versus a peer group of companies. The actual bonus payable to a participant, which may equal, exceed or be less than the target bonus, will be determined based on whether the applicable performance targets are met, exceeded or not met, and may be decreased or increased based on individual performance and contributions, or such other factors as the Compensation Committee may deem appropriate.

     In addition, notwithstanding the foregoing, the Compensation Committee will have the right, in its discretion, to pay to any participant an annual bonus based on individual performance or any other criteria that the Committee deems appropriate and, in connection with the hiring of any person or otherwise, the Compensation Committee may provide for a minimum bonus amount in any calendar year, regardless of whether performance objectives are attained.

     Any such bonuses will be payable as soon as practicable after the Compensation Committee certifies that the applicable performance criteria have been obtained, or, in the case of bonuses that are not tied to such performance criteria, at such time as the Compensation Committee determines (unless the participant has elected to defer receipt of such bonus, see "-- Deferred Compensation Plan").

     A portion of a participant's annual incentive bonus may be payable in restricted stock or options awarded under the LTIP (described below). In general, from 15% to 25% of a participant's annual incentive bonus over a specified threshold will be payable in restricted stock, depending on the amount of such participant's annual bonus. Any such shares of restricted stock will generally vest over four years, and may be awarded at a discount from fair market value at the time of such award in order to reflect the impact of the restrictions on the value of such stock and the risk of forfeiture related to such vesting. Dividends will be payable on unvested shares of restricted stock.

     Because the Annual Plan will be in existence before the completion of the Offerings, the $1,000,000 deductibility limit of Section 162(m) of the Code generally will not apply to payments under the Annual Plan until the first meeting of the Company's stockholders at which directors will be elected after the close of the third calendar year following the calendar year in which the Offerings occur. The Board or the Compensation Committee may at any time amend, suspend, discontinue or terminate the Annual Plan; provided, however, that no such action will be effective without approval by the stockholders of the Company to the extent necessary to continue to qualify the amounts payable under the Annual Plan as deductible under Section 162(m) of the Code.

     DEFERRED COMPENSATION PLAN

     Prior to the consummation of the Offerings, the Board will adopt, effective upon the consummation of the Offerings, the Neuberger Berman Deferred Compensation Plan (the "Deferred Compensation Plan"). The Deferred Compensation Plan will permit participants in the Annual Plan to elect to defer receipt of all or any part of their annual incentive bonus under the Annual Plan or a portion of their salary. Amounts so deferred will, at the election of the participant, be credited to either (i) a stock account deemed to be invested in Units as described above under "Management -- Compensation of Directors -- Directors Stock Compensation Plan" equal to the quotient of the amount so deferred divided by the fair market value of the Common Stock on the date bonus would have been payable or (ii) one or more phantom investment funds, which will be credited (or debited) based on the return of a similar amount deemed invested in one or more of the mutual funds managed by the Company (each, an "Account"). Participants in the Deferred Compensation Plan will be eligible to change the designation of the Accounts in which such deferred amounts are deemed to be invested.

     A participant in the Deferred Compensation Plan will file a written election with respect to the timing and manner of distribution of the aggregate amount, if any, credited to his or her Account at any time. A participant may elect to receive a distribution from his or her Account in a single lump-sum payment, or in such number of annual installments (not to exceed ten) as he or she may designate. Subject to such limitations as the Compensation Committee may impose, a participant may also elect to receive all or a portion of the aggregate amount credited to his or her Account as of the first day of any calendar year while he or she is an employee. If a distribution election is not made or if such election does not apply to the entire balance in such Account, the balance in the participant's Account will be distributed in a single lump-sum payment as soon as administratively possible after the first business day of the calendar year immediately following the year of separation from employment. In the case of any distribution being made in annual installments, each installment after the first installment will be paid as soon as administratively possible after the first business day of each calendar year following the year in which such first installment is paid until the entire amount subject to such installment distribution election has been paid. If a participant dies before payment of all amounts credited to the participant's Account has been completed, the total unpaid balance then credited to his or her Account will be paid to his or her designated beneficiaries or estate in a single lump-sum payment as of the first business day of the first calendar month commencing after the date of the participant's death, or as soon thereafter as administratively possible.

     LONG-TERM INCENTIVE PLAN

     Prior to the consummation of the Offerings, the Board of Directors will adopt and the stockholders of the Company will approve, effective upon the consummation of the Offerings, the 1998 Neuberger Berman Long-Term Incentive Plan (the "LTIP"). The LTIP provides for the grant of any or all of the following types of awards: (1) stock options, including incentive stock options;
(2) restricted stock and restricted units; (3) incentive stock and incentive units; and (4) deferred stock units (each, an "Award").

     In order to minimize the dilutive effect of equity awards under the LTIP, to the extent the Company has available cash the Company may repurchase shares of Common Stock on the open market from time to time.

     LTIP awards may be granted to key employees, including executive officers of the Company, its subsidiaries and affiliates, but may not be granted to any director who is not also an employee of the Company, its subsidiaries or affiliates. The number of employees participating in the LTIP will vary from year to year. Initially, shares of Common Stock will be authorized to be issued under the LTIP.

     If shares subject to an option under the LTIP cease to be subject to such option, or if shares awarded under the LTIP are forfeited or if an award otherwise terminates without a payment being made to the participant in the form of Common Stock, such shares will again be available for future award under the LTIP. In the event of certain changes in the Company's capital structure affecting the Common Stock, the Compensation Committee may make appropriate adjustments in the number of shares that may be awarded and in the number of shares covered by options and other awards then outstanding under the LTIP, and, where applicable, the exercise price of outstanding awards under the LTIP. The LTIP will be administered by the Compensation Committee.

     STOCK OPTIONS. The Compensation Committee may grant options to purchase shares of Common Stock that are either "qualified," which includes those awards that satisfy the requirements of Section 422 of the Code for incentive stock options, or "nonqualified," which includes those awards that are not intended to satisfy the requirements of Section 422 of the Code. Under the terms of the LTIP, the exercise price of the options will, unless the Compensation Committee determines otherwise, not be less than such Common Stock's fair market value at the time of grant. The exercise price of the option is payable in cash or its equivalent or, as permitted by the Compensation Committee, by exchanging shares of Common Stock owned by the participant, or by a combination of the foregoing.

     The options will generally have a term of ten years, unless the Compensation Committee specifies a shorter term, and, unless the Compensation Committee otherwise determines, will become exercisable in four equal annual installments commencing on the first anniversary of the date of grant. If an option holder ceases employment with the Company as a result of the holder's (i) death, (ii) disability, (iii) early retirement with the consent of the Compensation Committee or (iv) normal retirement, the holder (or his or her beneficiary or legal representative) may exercise any option, regardless of whether then exercisable, for a period of one year (or such greater or lesser period as determined by the Compensation Committee at or after grant), but in no event after the date the option otherwise expires. If an option holder's employment is terminated for any other reason, all of his or her options will immediately terminate, regardless of whether then exercisable (unless determined otherwise by the Compensation Committee). The Compensation Committee may provide that a participant who delivers shares of Common Stock to exercise an option when the market value of the Common Stock exceeds the exercise price of the option will be automatically granted new options for the number of shares delivered to exercise the option ("reload options"). Reload options will be subject to the same terms and conditions as the related option except that the exercise price will be the fair market value on the date the reload option is granted and such reload options will not be exercisable for six months.

     RESTRICTED STOCK AND RESTRICTED UNITS. The LTIP authorizes the Compensation Committee to grant Awards in the form of restricted stock and restricted units. For purposes of the LTIP, restricted stock is an Award of Common Stock and a restricted unit is a contractual right to receive Common Stock (or cash based on fair market value of Common Stock). Such awards will be subject to such terms and conditions, if any, as the Compensation Committee deems appropriate. Unless otherwise determined by the Compensation Committee, participants will be entitled to receive either currently or at a future date, dividends or other distributions paid with respect to restricted stock and, if and to the extent determined by the Compensation Committee, either will be credited with or receive, currently an amount equal to dividends paid with respect to the corresponding number of shares covered by restricted units. Restricted stock and restricted units become vested and nonforfeitable and the restricted period will lapse pro rata on each of the first four anniversaries of the date of grant unless the Compensation Committee determines otherwise. If a participant's employment terminates because of death, disability, early retirement (with the Compensation Committee's consent) or normal retirement, during the period in which the transfer of shares is restricted, the restricted stock or restricted units will become vested and nonforfeitable as to that percentage of the shares based upon the days worked as a percentage of total days in the restricted period (or such greater percentage as the Compensation Committee may determine). Unless nonforfeitable on the date of termination or otherwise determined by the Compensation Committee, a restricted stock or restricted unit award will be forfeited on termination of employment.

     INCENTIVE STOCK AND INCENTIVE UNITS. The LTIP allows for the grant of Awards in the form of incentive stock and incentive units. For purposes of the LTIP, incentive stock is an Award of Common Stock and an incentive unit is a contractual right to receive Common Stock (or cash based on fair market value of Common Stock). Such awards will be contingent upon the attainment, in whole or in part, of certain performance objectives over a period to be determined by the Compensation Committee. With regard to a particular performance period, the Compensation Committee will have the discretion, subject to the LTIP's terms, to determine the terms and conditions of such Awards, including the performance objectives to be achieved during such period and the determination of whether and to what degree such objectives have been attained. Unless otherwise determined by the Compensation Committee, participants will be entitled to receive, either currently or at a future date, all dividends and other distributions paid with respect to the incentive stock and, if and to the extent determined by the Compensation Committee, either to be credited with or receive currently an amount equal to dividends paid with respect to the corresponding number of shares covered by the incentive units. If a participant's employment terminates because of death, disability, early retirement (with the Compensation Committee's consent) or normal retirement during the measurement period, an Award of incentive stock or incentive units will become vested and nonforfeitable as to that percentage of the award that would have been earned based on the attainment of performance objectives for the days worked as a percentage of total days in the performance period (or such greater percentage as the Compensation Committee may determine). Unless the Compensation Committee determines otherwise, any incentive stock or incentive unit award will be forfeited on termination.

     DEFERRED STOCK. An Award of deferred stock confers upon a participant the right to receive shares of Common Stock at the end of a specified deferral period. On such date or dates established by the Compensation Committee and subject to such terms and conditions as determined by the Compensation Committee, a participant may be permitted to defer receipt of all or a portion of his or her annual salary and/or annual incentive bonus ("Deferred Annual Amount") and receive the equivalent amount in elective Units based on the fair market value of Common Stock on the date of grant. To the extent determined by the Compensation Committee, a participant may also receive supplemental stock units for a percentage of the Deferred Annual Amount. Deferred stock units carry no voting rights until the shares have been issued. The Compensation Committee will determine whether any dividend equivalents attributable to deferred units are to be paid currently or credited to the participant's account and deemed reinvested in deferred stock units. Deferred stock units and dividend equivalents with respect thereto are fully vested at all times. Unless the Compensation Committee provides otherwise, supplemental stock units and dividend equivalents with respect thereto will become fully vested on the fourth anniversary of the date the corresponding deferred amount would have been paid and free standing stock units and dividend equivalents with respect thereto will become fully vested on the third anniversary of the corresponding Common Stock in lieu of cash Award.

     If there is a "Change in Control", all Awards that are not then vested will become vested and any restrictions or limitations will lapse. For these purposes, a "Change in Control" shall mean the occurrence of any of the following events: (1) the members of the Board at the beginning of any consecutive twenty-four calendar month period (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority of the Board, provided that any director whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such twenty-four calendar month period, other than as a result of a proxy contest, or any agreement arising out of an actual or threatened proxy contest, will be treated as an Incumbent Director; or (2) any "person", including a "group" (as such terms are used in Sections 13(d) and 14(d)(2) of the Act), but excluding the Company, any subsidiary of the Company or any employee benefit plan of the Company or any subsidiary of the Company is or becomes the "beneficial owner" (as defined in Rule 13(d)(3) under the Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities; or (3) the stockholders of the Company approve a definitive agreement (A) for the merger or other business combination of the Company with or into another corporation, a majority of the directors of which were not directors of the Company immediately prior to the merger and in which the stockholders of the Company immediately prior to the effective date of such merger own a percentage of the voting power in such corporation that is less than one-half of the percentage of the voting power they owned in the Company immediately prior to such transaction or (B) for the sale or other disposition of all or substantially all of the assets of the Company to any other entity; provided, in each case, that such transaction has been consummated; or (4) the purchase of Common Stock pursuant to any tender or exchange offer made by any "person", including a "group" (as such terms are used in Sections 13(d) and 14(d)(2) of the Act), other than the Company, any subsidiary of the Company, or an employee benefit plan of the Company or any subsidiary of the Company, for 20% or more of the Stock of the Company. Notwithstanding the foregoing, a "Change in Control" will not be deemed to occur in the event the Company files for bankruptcy, liquidation or reorganization under the United States Bankruptcy Code.

     The Board or the Compensation Committee may amend, suspend or terminate the LTIP.

     DEFINED CONTRIBUTION STOCK INCENTIVE PLAN

     Prior to the consummation of the Offerings, the Board of Directors will adopt, effective upon the consummation of the Offerings, the Neuberger Berman Employee Defined Contribution Stock Incentive Plan (the "Defined Contribution Stock Plan"). The Defined Contribution Stock Plan is not qualified under section 401(a) of the Code.

     The designation of participants in the Defined Contribution Stock Plan, the amount of any Company contributions to the Defined Contribution Stock Plan and the amount allocated to any individual participant in the Defined Contribution Stock Plan will be determined by the Compensation Committee. Contributions to the Defined Contribution Stock Plan are irrevocable, and cannot revert to the Company. At the time of, or shortly after, the completion of the Offerings, the
Company anticipates that it will contribute approximately           shares of
Common Stock to the Defined Contribution Stock Plan, which will be allocated
among approximately      of the Company's employees (other than the Named
Executives, who, it is currently intended, will not be participants in the Defined Contribution Stock Plan).

     In general, the allocation of Company contributions to the Defined Contribution Stock Plan will occur at the time of, or shortly following, the time the Company makes any contribution to the Defined Contribution Stock Plan. Amounts allocated to participants will generally vest in equal installments on each of the first four anniversaries of the allocation date. Unless the Compensation Committee determines otherwise, a participant will forfeit any unvested allocation if he or she terminates employment for any reason prior to vesting. Any forfeitures will be reallocated to other participants in the Defined Contribution Stock Plan by the Compensation Committee.

     A participant in the Defined Contribution Stock Plan will be entitled to receive an immediate distribution of any vested allocation. In addition, participants will be entitled to receive any dividends paid on or with respect to any vested or unvested shares that he or she has been allocated under the Defined Contribution Stock Plan.

     OTHER BENEFIT PLANS AND ARRANGEMENTS

     The Company maintains defined contribution plans consisting of an employee profit-sharing plan and a money purchase pension plan covering all full-time employees (as defined in the applicable plan) who have completed one year of continuous service. Contributions to the plans, which at the discretion of the Company, are determined annually but do not exceed the amount permitted under the Code as a deductible expense.

     ANTICIPATED GRANTS FOR 1998

     Except as described below under "-- Jeffrey B. Lane Letter Agreement", the Company does not anticipate that it will make any awards under the LTIP or allocations under the Defined Contribution Stock Plan to any of the Named Executives.

     In connection with the consummation of the Offerings, the Company
anticipates that it will grant in the aggregate approximately           fully
vested shares of Common Stock and options to acquire approximately shares of Common Stock to employees of the Company under the LTIP.

     ANTICIPATED COMPENSATION IN 1999

     Neuberger Berman Inc. was formed in August 1998, and has had no business operations or employees. Prior to the Exchange, the Chief Executive Officer and three of Neuberger Berman Inc.'s other four Named Executives were members and shareholders of NB LLC and NBMI and received most of their compensation as a share of the Company's net income through capital distributions and dividends. After the Exchange, Neuberger Berman Inc.'s executive officers will, in general, receive compensation consisting of base salary, annual bonus awards and long-term incentive awards of options or restricted stock. Accordingly, amounts received as distributions by such officers prior to the Exchange cannot meaningfully be compared to the salary based compensation that will be in effect after the Exchange. See "Management -- Executive Compensation" and the Pro Forma Combined Financial Statements and Notes thereto.

     The following table sets forth the compensation anticipated to be earned by the Chief Executive Officer and the four other most highly compensated executive officers of the Company (the "Named Executives") for all services rendered to the Company and its subsidiaries for the year ending December 31, 1999.

                           SUMMARY COMPENSATION TABLE

                                                                   ANNUAL COMPENSATION
                                                              -----------------------------
NAME AND PRINCIPAL POSITION                                     SALARY      TARGET BONUS(1)
---------------------------                                     ------      ---------------
Lawrence Zicklin, Chief Executive Officer and Chairman of
  the Board of Directors....................................  $1,000,000
Richard A. Cantor, President and Chief Operating Officer....     950,000
Jeffrey B. Lane, Executive Vice President and Chief
  Administrative Officer....................................     750,000
Vincent T. Cavallo, Senior Vice President and Chief
  Financial Officer.........................................     300,000
C. Carl Randolph, Senior Vice President, General Counsel and
  Secretary.................................................     300,000

---------------
(1) Reflects target bonuses for 1999. Actual bonuses may be higher or lower depending on actual results. See "-- Annual Performance Incentive Plan".

     JEFFREY B. LANE LETTER AGREEMENT

     In connection with the employment of Mr. Jeffrey B. Lane, Chief Administrative Officer of the Company, Mr. Lane and NB LLC entered into a July 2, 1998 letter agreement, which was amended and restated as of August 18, 1998. The agreement has a four-year term, commencing July 21, 1998, unless otherwise extended. The agreement provides for Mr. Lane to serve on the Board and have oversight responsibility for the following: Finance, Investor Relations, Human Resources, Systems, Operations, Prime Brokerage and Clearing, Legal, Accounting, Audit, Compliance, and Real Estate. Pursuant to the agreement, Mr. Lane will receive a base salary of $750,000 per annum and an annual bonus for 1998 of $1,580,000.

     The agreement also provides that at the time of or promptly following the
Offerings, Mr. Lane will receive           shares of fully vested Common Stock,
          shares of restricted stock and options to acquire           shares of
Common Stock. Subject to his continued employment, the restricted shares will vest pro rata (i.e., 20%) on each of the first five anniversaries of the date that he commenced employment with NB LLC and the options will vest pro rata (i.e., 25%) on each of the first four anniversaries of such date. The agreement provides that Mr. Lane will be required to hold the fully vested shares of Common Stock that he receives at the time of the Offerings for at least one year, after which time he will be entitled to sell, subject to applicable securities laws, the same portion of those shares as principals were entitled to sell in the Offerings and that all vested restricted shares or shares acquired upon exercise of options will be subject to the Stockholders Agreement on the same basis as shares so acquired by principals.

                        SECURITY OWNERSHIP BY MANAGEMENT
                           AND PRINCIPAL STOCKHOLDERS

     The following table furnishes certain information, to the best knowledge of the Company, after giving effect to the Exchange and as adjusted to reflect the sale of the shares of Common Stock in the Offerings, as to the shares of Common Stock beneficially owned by (1) each director of the Company, (2) each Named Executive, (3) all directors and executive officers of the Company as a group and (4) each person owning beneficially more than 5% of the outstanding shares of the Common Stock.

                                            SHARES BENEFICIALLY OWNED      SHARES BENEFICIALLY OWNED
                                          PRIOR TO THE OFFERINGS(1)(2)     AFTER THE OFFERINGS(1)(2)
                                          -----------------------------    -------------------------
NAME OF BENEFICIAL OWNER                     NUMBER            PERCENT      NUMBER          PERCENT
------------------------                     ------            -------      ------          -------
Lawrence Zicklin(3).....................    3,927,258             4.1%                            %
Richard A. Cantor(4)....................    3,592,005             3.7
Jeffrey B. Lane(5)......................           --              --
Vincent T. Cavallo(6)...................      862,081            *
C. Carl Randolph........................      472,171            *
Stanley Egener(7).......................    2,990,101             3.1
Michael M. Kassen(8)....................    2,991,198             3.1
Marvin C. Schwartz(9)...................   13,570,704            14.1
Heidi S. Steiger(10)....................    1,240,355             1.3
Dietrich Weismann(11)...................    4,797,990             4.9
All directors and executive officers as
  a group (10 persons)..................   34,443,863            35.9
Robert J. Appel(12).....................    4,870,839             5.1
Management Stockholders(13).............   96,000,000           100.0

---------------
* Less than 1%.

 (1) Beneficial ownership is determined in accordance with Rule 13d-3 of the SEC.

 (2) Does not include                shares of Common Stock expected to be
     outstanding at, or shortly after, the time of the Offerings after giving effect to expected employee stock awards and contributions of shares by the Company to the Defined Contribution Stock Plan and expected contributions of shares by the Management Stockholders to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations --
     Subsequent Events". In addition,           shares of Common Stock will be
     reserved for issuance under the LTIP and                shares of Common
     Stock will be reserved for issuance under the Directors Plan. See "Management -- Compensation of Directors -- Directors Stock Incentive Plan", "-- Executive Compensation -- Long-Term Incentive Plan" and
     "-- Defined Contribution Stock Incentive Plan".

 (3) Includes, prior to the Offerings, 1,748,054 shares and, after the
     Offerings,           shares held by Zicklin Associates, L.P., with respect
     to which Mr. Zicklin has sole voting and investment control as the sole stockholder of its sole general partner.

 (4) Includes, prior to the Offerings, 2,665,360 shares and, after the
     Offerings,           shares held by Cantor Associates, L.P., with respect
     to which Mr. Cantor has sole voting and investment control as the sole stockholder of its sole general partner.

 (5) Mr. Lane will receive           shares of fully vested Common Stock,
               shares of restricted stock and options to acquire shares of Common Stock at, or shortly after, the time of the Offerings. See "Management -- Executive Compensation -- Jeffrey B. Lane Letter Agreement".

 (6) Includes, prior to the Offerings, 639,037 shares and, after the Offerings, shares held by Cavallo Associates, L.P., with respect to which Mr. Cavallo has sole voting and investment control as the sole stockholder of its sole general partner.

 (7) Includes, prior to the Offerings, 762,166 shares and, after the Offerings, shares held by Egener Associates, L.P., with respect to which Mr. Egener has sole voting and investment control as the sole stockholder of its sole general partner.

 (8) Includes, prior to the Offerings, 819,111 shares and, after the Offerings, shares held by Kassen Associates, L.P., with respect to which Mr. Kassen has sole voting and investment control as the sole stockholder of its sole general partner.

 (9) Includes (a) prior to the Offerings, 5,261,559 shares and, after the
     Offerings,           shares held by Schwartz CS Associates, L.P., with
     respect to which Mr. Schwartz has sole voting and investment control as the sole stockholder of its sole general partner, and (b) prior to the
     Offerings, 5,261,558 shares and, after the Offerings,           shares held
     by Schwartz ES Associates, L.P., with respect to which Mr. Schwartz has sole voting and investment control as the sole stockholder of its sole general partner.

(10) Includes, prior to the Offerings, 129,467 shares and, after the Offerings, shares held by Steiger Associates, L.P., with respect to which Ms. Steiger has sole voting and investment control as the sole stockholder of its sole general partner.

(11) Includes, prior to the Offerings, 1,987,025 shares and, after the
     Offerings,           shares held by Weismann Associates, L.P., with respect
     to which Mr. Weismann has sole voting and investment control as the sole stockholder of its sole general partner.

(12) Includes (a) prior to the Offerings, 457,657 shares held by Appel Associates, L.P., with respect to which Mr. Appel has sole voting and investment control as the sole stockholder of its sole general partner, (b)
               shares offered by Appel Associates, L.P. in the Offerings and (c)
     after the Offerings,           shares held by Appel Associates, L.P.

(13) All of the Management Stockholders are parties to the Stockholders Agreement, which will become effective upon consummation of the Exchange, pursuant to which each Management Stockholder has agreed to vote his, her or its shares in accordance with a majority of the shares held by Management Stockholders voting in a preliminary vote. See "Stockholders Agreement -- Voting". The business address of each of the Management Stockholders is 605 Third Avenue, New York, New York 10158.

               THE EXCHANGE AND THE SUBORDINATED NOTE TRANSACTION

     Prior to the completion of the Offerings, the Company, the members of NB LLC and the shareholders of NBMI will engage in a series of exchange and merger transactions (the "Exchange"). The Company, a Delaware corporation organized on August 13, 1998, has no business operations and was created for the express purpose of acting as a holding company for NB LLC and NBMI.

     The principal objective of the Exchange is to create a simpler organizational structure and allow for the issuance of the Common Stock in the Offerings. In the Exchange, the members of NB LLC will contribute all of their interest in NB LLC to the Company in exchange for shares of Common Stock of the Company, and a newly formed subsidiary of the Company will merge into NBMI, with NBMI surviving the merger and the present shareholders of NBMI receiving shares of Common Stock of the Company in exchange for their shares of common stock in NBMI. Immediately following the Exchange, the members of NB LLC and the shareholders of NBMI will be the sole stockholders of the Company, and the Company will operate as a holding company and will indirectly own all the entities that are presently owned by either NB LLC or NBMI. The Exchange will not result in a change of control of either NB LLC or NBMI.

     NB LLC, a Delaware limited liability company, is an investment adviser and a securities broker-dealer. On November 1, 1996, Neuberger & Berman, L.P., a New York limited partnership, converted to a Delaware limited liability company and, immediately thereafter, ceased doing business as a broker-dealer and investment adviser and was dissolved. NB LLC, the successor limited liability company, was organized under the name Neuberger & Berman, LLC. As a result of the conversion, NB LLC assumed all of Neuberger & Berman, L.P.'s existing obligations, assets and liabilities and succeeded to all of its existing rights. The conversion did not result in any changes in the ownership, management, or business operations of the firm, or in any change of control.

     The Company has agreed to indemnify the Management Stockholders for losses resulting from acts or omissions of such party, or from any such party's status, as a member of NB LLC or shareholder of NBMI prior to the Exchange.

     Prior to the closing of the Offerings, NB LLC will distribute, on a pro rata basis, $50 million as a return of capital to its members who will in turn contribute such amount to NB Associates, LLC ("NB Associates"), a newly formed Delaware limited liability company owned by them in the same proportions as NB LLC. NB Associates will then lend this amount to NB LLC in exchange for NB LLC's $50 million subordinated promissory note (the "Subordinated Note" and such transaction, the "Subordinated Note Transaction"). NB LLC will be required to repay the Subordinated Note on a date that is one year and a day after the date of issuance, unless extended, together with interest on the unpaid principal amount, payable quarterly at a rate of 6.75% per annum. The loan will be made, and the Subordinated Note issued, pursuant to a Subordinated Loan Agreement approved by the NYSE and thus will be available to NB LLC in computing net capital under the SEC's net capital rule (Rule 15c3-1). Under the Subordinated Loan Agreement, NB LLC's obligation to repay the principal amount of the Subordinated Note may be suspended if, at any time, NB LLC fails to meet applicable net capital requirements imposed by the NYSE.

                             STOCKHOLDERS AGREEMENT

     The Company, the former members of NB LLC and shareholders of NBMI (the "Principals") and certain family limited partnerships and trusts formed by them (the "Family Affiliates") have entered into the Stockholders Agreement, to become effective upon the closing of the Exchange, that will govern transfers and voting in respect of the shares of Common Stock to be received by the Principals and Family Affiliates as a result of the Exchange (the "Management Shares"). In addition, the Company will require certain employees to whom it expects to make stock awards at, or shortly after, the Offerings to become party to the Stockholders Agreement as a condition to such awards.

TRANSFER RESTRICTIONS

     The Stockholders Agreement prohibits any transfers of Management Shares by the Principals or their Family Affiliates prior to January 1, 2001, with limited exceptions for certain persons who became Principals within twelve months prior to the closing of the Offerings. Thereafter, the Principals and their Family Affiliates may transfer their Management Shares only as follows:

          (a) In each calendar year beginning on January 1, 2001, each Principal and his or her Family Affiliates may transfer in the aggregate up to 10% of the aggregate number of Management Shares initially received by them in the Exchange. Management Shares eligible to be transferred in any calendar year but not transferred may be transferred at any time thereafter without restriction. Notwithstanding the preceding two sentences, during the 36 month period following the date on which a Principal's employment with the Company terminates (the "Employment Termination Date"), such Principal and his or her Family Affiliates may not transfer any Management Shares other than Management Shares that were eligible to be transferred but were not transferred before the Employment Termination Date.

          (b) Notwithstanding paragraph (a) at all times prior to the third anniversary of the Employment Termination Date, such Principal and his or her Family Affiliates must continue to hold at least 20% of the aggregate number of Management Shares initially received by them in the Exchange.

     Notwithstanding paragraphs (a) and (b) above, if a Principal's Employment Termination Date occurs prior to January 1, 2002 for any reason other than death, disability or termination by the Company without cause, such Principal and his or her Family Affiliates may not transfer any Management Shares prior to January 1, 2006. On and after January 1, 2006, such Principal and Family Affiliates may in any calendar year transfer in the aggregate a maximum of 20% of the aggregate amount of Management Shares held by them on the Principal's Employment Termination Date. The number of Management Shares eligible for transfer in any one calendar year but not transferred may be added to the number otherwise eligible to be transferred in any future year.

     Notwithstanding the foregoing, if a Principal's employment with the Company terminates due to disability or death, the Principal (or his or her estate) and his or her Family Affiliates may transfer their Management Shares without restriction. In addition, the Board of Directors of the Company or a body designated by the Board of Directors (the "Committee") has the authority to make exceptions to any or all of the transfer restrictions contained in the Stockholders Agreement and may permit or cause other persons to become party to the agreement.

VOTING

     The Stockholders Agreement provides that before any vote of the stockholders of the Company, a preliminary vote will be taken at which the Principals and Family Affiliates (and any additional stockholders who have agreed with the Company to vote their Common Stock in accordance with the Stockholders Agreement) may vote all of the shares currently owned by them in such manner as each may determine in his, her or its sole discretion. The Principals and Family

Affiliates must then vote all of their Management Shares in accordance with the vote of the majority of the Management Shares (and shares held by any such additional stockholders) present (in person or by proxy) and voting in such preliminary vote. Each Principal and Family Affiliate will grant to the Secretary of the Company (or other officer designated by the Secretary) an irrevocable proxy to vote his, her or its Management Shares in order to give effect to the voting provisions. The right and obligation of a Principal and his or her Family Affiliates to vote in accordance with the Stockholders Agreement will terminate on such Principal's Employment Termination Date.

CALL RIGHT

     The Stockholders Agreement provides that if a Principal separates from the Company for any reason other than disability or death and, within three years of the Principal's Employment Termination Date, the Committee determines in good faith that the Principal has engaged in Harmful Conduct (as defined in the Stockholders Agreement), the Company has the right to purchase from the Principal a number of Management Shares equal to the excess of the number of Management Shares received by such Principal and his or her Family Affiliates through the Exchange over the number of Management Shares that could have been transferred by such Principal and Family Affiliates prior to the date on which such Principal initially engaged in Harmful Conduct. To the extent the Principal does not hold sufficient shares of Common Stock to satisfy the foregoing obligation, the Company may purchase Management Shares from such Principal's Family Affiliates pro rata in accordance with their current holdings of such shares. The purchase price of any Management Shares so purchased will equal $1.75 per share.

TRANSFER ADMINISTRATION AND DISTRIBUTIONS

     The certificates representing the Management Shares held by each Principal and Family Affiliate will be registered in the name of the Company or its nominee and held in the custody of the Company at its principal office.

AMENDMENTS AND TERM

     The Stockholders Agreement may be amended by the Committee, provided that any amendment that materially adversely affects the Principals or Family Affiliates (or any group of Principals or Family Affiliates) (other than any amendment to cure any ambiguity in the Agreement) must be approved by the Principals and Family Affiliates holding a majority of the Management Shares then subject to the agreement. The agreement will terminate on the earlier to occur of (i) the first date on which there are no Principals or Family Affiliates who remain bound by its terms and (ii) the date on which the Company, Principals and Family Affiliates who are then bound by its terms agree to terminate the agreement.

                              SELLING STOCKHOLDERS

     The following table furnishes certain information, as provided to the Company by the Selling Stockholders, with respect to the Selling Stockholders and their beneficial ownership of the Common Stock after giving effect to the Exchange and as adjusted to reflect the sale of the Common Stock in the Offerings. Except as set forth in the footnotes to the table, each stockholder listed below has informed the Company that such stockholder has record and beneficial ownership as well as sole voting and investment power with respect to such stockholder's shares of Common Stock. The sale by the Selling Stockholders in the Offerings will not result in a change of control of the Company.

                               SHARES BENEFICIALLY OWNED                        SHARES BENEFICIALLY OWNED
                             PRIOR TO THE OFFERINGS(1)(2)       NUMBER OF       AFTER THE OFFERINGS(1)(2)
                             ----------------------------      SHARES BEING     -------------------------
NAME OF BENEFICIAL OWNER(3)     NUMBER           PERCENT        OFFERED(1)       NUMBER          PERCENT
---------------------------     ------           -------       ------------      ------          -------
Herbert W. Ackerman(4).....       862,081          *                                                   %
Robert J. Appel(5).........     4,870,839           5.1%
Howard R. Berlin(6)........     1,887,961           2.0
Jeffrey Bolton(7)..........     1,125,945           1.2
Richard A. Cantor(8).......     3,592,005           3.7
Vincent T. Cavallo(9)......       862,081          *
Salvatore D'Elia...........       336,442          *
Stanley Egener(10).........     2,990,101           3.1
Michael N. Emmerman........       945,432          *
Robert English.............       908,176          *
Jack M. Ferraro............       641,769          *
Gregory P. Francfort(11)...       934,596          *
Howard L. Ganek(12)........     2,815,189           2.9
Robert Gendelman...........     1,281,483           1.3
Theodore Giuliano(13)......       937,748          *
Mark R. Goldstein(14)......       720,000          *
Lee H. Idleman.............     1,362,312           1.4
Alan L. Jacobs.............       911,302          *
Kenneth Kahn...............       207,646          *
Michael W. Kamen(15).......       702,738          *
Michael M. Kassen(16)......     2,991,198           3.1
Mark P. Kleiman............     1,231,153           1.3
Lee P. Klingenstein(17)....       528,842          *
Irwin Lainoff(18)..........     2,198,409           2.3
Joseph Lasser(19)..........       641,769          *
Richard Levine.............       649,118          *
Christopher J. Lockwood....     1,492,963           1.6
Lawrence Marx III(20)......     3,084,198           3.2
Robert R. McComsey.........     1,436,738           1.5
Martin McKerrow(21)........       680,020          *
Martin E. Messinger(22)....     2,198,409           2.3
Beth W. Nelson.............     2,359,215           2.5
Roy R. Neuberger(23).......       178,968          *
Harold J. Newman(24).......       977,870           1.0
Daniel P. Paduano(25)......     1,887,965           2.0
Norman H. Pessin...........       590,888          *
Leslie M. Pollack(26)......     1,337,132           1.4

                               SHARES BENEFICIALLY OWNED                        SHARES BENEFICIALLY OWNED
                             PRIOR TO THE OFFERINGS(1)(2)       NUMBER OF       AFTER THE OFFERINGS(1)(2)
                             ----------------------------      SHARES BEING     -------------------------
NAME OF BENEFICIAL OWNER(3)     NUMBER           PERCENT        OFFERED(1)       NUMBER          PERCENT
---------------------------     ------           -------       ------------      ------          -------
William A. Potter(27)......       574,721          *
Janet W. Prindle...........     1,953,838           2.0
C. Carl Randolph...........       472,171          *
Kevin L. Risen.............       715,023          *
Daniel H. Rosenblatt.......       270,558          *
J. Curt Schnackenberg......       411,772          *
Marvin C. Schwartz(28).....    13,570,704          14.1
Jennifer Silver............       644,327          *
Kent C. Simons.............     4,136,509           4.3
R. Edward Spilka(29).......       868,937          *
Gloria Spivak..............       391,309          *
Heidi S. Steiger(30).......     1,240,355           1.3
Bernard Z. Stein...........       309,691          *
Fred Stein.................       934,919          *
Eleanor M. Sterne..........       859,923          *
Stephanie Stiefel(31)......       291,161          *
Philip A. Straus...........       178,969          *
Peter Strauss..............       326,455          *
The Strauss 1998 Trust.....       658,695          *
Peter Sundman(32)..........       539,939          *
Allan D. Sutton(33)........       532,094          *
Sutton 1998 GST Trust......        37,042          *
Richard J. Sweetnam,
  Jr. .....................       523,696          *
Judith M. Vale.............     2,757,296           2.9
David Weiner(34)...........       713,947          *
Dietrich Weismann(35)......     4,797,990           4.9
Lawrence Zicklin(36).......     3,927,258           4.1

---------------
  *  Less than 1%.

 (1) Beneficial ownership is determined in accordance with Rule 13d-3 of the SEC.

 (2) Does not include             shares of Common Stock expected to be
     outstanding at, or shortly after, the time of the Offerings after giving effect to expected employee stock awards and contributions of shares by the Company to the Defined Contribution Stock Plan and expected contributions of shares by the Management Stockholders to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations --
     Subsequent Events". In addition,      shares of Common Stock will be
     reserved for issuance under the LTIP and             shares of Common Stock
     will be reserved for issuance under the Directors Plan. See
     "Management -- Compensation of Directors -- Directors Stock Incentive Plan", "-- Executive Compensation -- Long-Term Incentive Plan" and
     "-- Defined Contribution Stock Incentive Plan".

 (3) Pursuant to the Stockholders Agreement, the Company or its nominee is the record holder for the Selling Stockholders.

 (4) Includes (a) prior to the Offerings, 639,037 shares held by Herbert W. Ackerman Associates, L.P., with respect to which Mr. Ackerman has sole voting and investment control as the sole stockholder of its sole general
     partner, (b)           shares offered by Herbert W. Ackerman Associates,
     L.P. in the Offerings and (c) after the Offerings,           shares held by
     Herbert W. Ackerman Associates, L.P.

 (5) Includes (a) prior to the Offerings, 457,657 shares held by Appel Associates, L.P., with respect to which Mr. Appel has sole voting and investment control as the sole stockholder of its sole general partner, (b)
               shares offered by Appel Associates, L.P. in the Offerings and (c)
     after the Offerings,           shares held by Appel Associates, L.P.

 (6) Includes (a) prior to the Offerings, 948,279 shares held by Berlin Associates, L.P., with respect to which Mr. Berlin has sole voting and investment control as the sole stockholder of its sole general partner, (b)
               shares offered by Berlin Associates, L.P. in the Offerings and
     (c) after the Offerings,           shares held by Berlin Associates, L.P.

 (7) Includes (a) prior to the Offerings, 228,260 shares held by Bolton Associates, L.P., with respect to which Mr. Bolton has sole voting and investment control as the sole stockholder of its sole general partner, (b)
               shares offered by Bolton Associates, L.P. in the Offerings and
     (c) after the Offerings,           shares held by Bolton Associates, L.P.

 (8) Includes (a) prior to the Offerings, 2,665,360 shares held by Cantor Associates, L.P., with respect to which Mr. Cantor has sole voting and investment control as the sole stockholder of its sole general partner, (b)
               shares offered by Cantor Associates, L.P. in the Offerings and
     (c) after the Offerings,           shares held by Cantor Associates, L.P.

 (9) Includes (a) prior to the Offerings, 639,037 shares held by Cavallo Associates, L.P., with respect to which Mr. Cavallo has sole voting and investment control as the sole stockholder of its sole general partner, (b)
               shares offered by Cavallo Associates, L.P. in the Offerings and
     (c) after the Offerings,           shares held by Cavallo Associates, L.P.

(10) Includes (a) prior to the Offerings, 762,166 shares held by Egener Associates, L.P., with respect to which Mr. Egener has sole voting and investment control as the sole stockholder of its sole general partner, (b)
               shares offered by Egener Associates, L.P. in the Offerings and
     (c) after the Offerings,           shares held by Egener Associates, L.P.

(11) Includes (a) prior to the Offerings, 276,386 shares held by Francfort 1998 Grantor Retained Annuity Trust, with respect to which Mr. Francfort has
     sole voting and investment control as trustee, (b)           shares offered
     by Francfort 1998 Grantor Retained Annuity Trust in the Offerings and (c)
     after the Offerings,           shares held by Francfort 1998 Grantor
     Retained Annuity Trust.

(12) Includes (a) prior to the Offerings, 263,853 shares held by Ganek Associates, L.P., with respect to which Mr. Ganek has sole voting and investment control as the sole stockholder of its sole general partner, (b)
               shares offered by Ganek Associates, L.P. in the Offerings and (c)
     after the Offerings,           shares held by Ganek Associates, L.P.

(13) Includes (a) prior to the Offerings, 147,578 shares held by Giuliano Associates, L.P., with respect to which Mr. Giuliano has sole voting and investment control as the sole stockholder of its sole general partner, (b)
               shares offered by Giuliano Associates, L.P. in the Offerings and
     (c) after the Offerings,           shares held by Giuliano Associates, L.P.

(14) Includes (a) prior to the Offerings, 131,767 shares held by Goldstein Associates, L.P., with respect to which Mr. Goldstein has sole voting and investment control as the sole stockholder of its sole general partner, (b)
               shares offered by Goldstein Associates, L.P. in the Offerings and
     (c) after the Offerings,           shares held by Goldstein Associates,
     L.P.

(15) Includes (a) prior to the Offerings, 120,271 shares held by Kamen Associates, L.P., with respect to which Mr. Kamen has sole voting and investment control as the sole stockholder of its sole general partner, (b)
               shares offered by Kamen Associates, L.P. in the Offerings and (c)
     after the Offerings,           shares held by Kamen Associates, L.P.

(16) Includes (a) prior to the Offerings, 819,111 shares held by Kassen Associates, L.P., with respect to which Mr. Kassen has sole voting and investment control as the sole stockholder of its sole general partner, (b)
               shares offered by Kassen Associates, L.P. in the Offerings and
     (c) after the Offerings,           shares held by Kassen Associates, L.P.

(17) Includes (a) prior to the Offerings, 354,462 shares held by Klingenstein Associates, L.P., with respect to which Mr. Klingenstein has sole voting and investment control as the sole stockholder of its sole general partner,
     (b)           shares offered by Klingenstein Associates, L.P. in the
     Offerings and (c) after the Offerings,           shares held by
     Klingenstein Associates, L.P.

(18) Includes (a) prior to the Offerings, 442,967 shares held by Lainoff Associates, L.P., with respect to which Mr. Lainoff has sole voting and investment control as the sole stockholder of its sole general partner, (b)
               shares offered by Lainoff Associates, L.P. in the Offerings and
     (c) after the Offerings,           shares held by Lainoff Associates, L.P.

(19) Includes (a) prior to the Offerings, 414,837 shares held by Lasser Associates, L.P., with respect to which Mr. Lasser has sole voting and investment control as the sole stockholder of its sole general partner, (b)
               shares offered by Lasser Associates, L.P. in the Offerings and
     (c) after the Offerings,           shares held by Lasser Associates, L.P.

(20) Includes (a) prior to the Offerings, 1,273,247 shares held by Lawrence Marx III Associates, L.P., with respect to Mr. Marx has sole voting and investment control as the sole stockholder of its sole general partner, (b)
               shares offered by Lawrence Marx III Associates, L.P. in the
     Offerings and (c) after the Offerings,           shares held by Lawrence
     Marx III Associates, L.P.

(21) Includes (a) prior to the Offerings, 106,926 shares held by McKerrow Associates, L.P., with respect to which Mr. McKerrow has sole voting and investment control as the sole stockholder of its sole general partner, (b)
               shares offered by McKerrow Associates, L.P. in the Offerings and
     (c) after the Offerings,           shares held by McKerrow Associates, L.P.

(22) Includes (a) prior to the Offerings, 1,060,442 shares held by Messinger Associates, L.P., with respect to which Mr. Messinger has sole voting and investment control as the sole stockholder of its sole general partner, (b)
               shares offered by Messinger Associates, L.P. in the Offerings and
     (c) after the Offerings,           shares held by Messinger Associates,
     L.P.

(23) Includes (a) prior to the Offerings, 176,940 shares held by Neuberger Associates, L.P., with respect to which Mr. Neuberger has sole voting and investment control as the sole stockholder of its sole general partner, (b)
               shares offered by Neuberger Associates, L.P. in the Offerings and
     (c) after the Offerings,           shares held by Neuberger Associates,
     L.P.

(24) Includes (a) prior to the Offerings, 343,402 shares held by Newman Associates, L.P., with respect to which Mr. Newman has sole voting and investment control as the sole stockholder of its sole general partner, (b)
               shares offered by Newman Associates, L.P. in the Offerings and
     (c) after the Offerings,           shares held by Newman Associates, L.P.

(25) Includes (a) prior to the Offerings, 1,354,688 shares held by Paduano Associates, L.P., with respect to which Mr. Paduano has sole voting and investment control as the sole stockholder of its sole general partner, (b)
               shares offered by Paduano Associates, L.P. in the Offerings and
     (c) after the Offerings,           shares held by Paduano Associates, L.P.

(26) Includes (a) prior to the Offerings, 650,350 shares held by Pollack 1998 Grantor Retained Annuity Trust, with respect to which Mr. Pollack has sole
     voting and investment control as trustee, (b)           shares offered by
     Pollack 1998 Grantor Retained Annuity Trust in the Offerings and (c) after
     the Offerings,           shares held by Pollack 1998 Grantor Retained
     Annuity Trust.

(27) Includes (a) prior to the Offerings, 153,612 shares held by Potter Associates, L.P., with respect to which Mr. Potter has sole voting and investment control as the sole stockholder of its sole general partner, (b)
               shares offered by Potter Associates, L.P. in the Offerings and
     (c) after the Offerings,           shares held by Potter Associates, L.P.

(28) Includes (a) prior to the Offerings, 5,261,559 shares held by Schwartz CS Associates, L.P. and 5,261,558 shares held by Schwartz ES Associates, L.P., with respect to which Mr. Schwartz has sole voting and investment control as the sole stockholder of their sole general partners, (b)
     shares offered by Schwartz CS Associates, L.P. and           shares offered
     by Schwartz ES Associates, L.P., in the Offerings and (c) after the
     Offerings,           shares held by Schwartz CS Associates, L.P. and
                    shares held by Schwartz ES Associates, L.P.

(29) Includes (a) prior to the Offerings, 157,934 shares held by Robert Edward Spilka 1998 Grantor Retained Annuity Trust, with respect to which Mr. Spilka has sole voting and investment control as trustee, (b)
     shares offered by Robert Edward Spilka 1998 Grantor Retained Annuity Trust
     in the Offerings and (c) after the Offerings,           shares held by
     Robert Edward Spilka 1998 Grantor Retained Annuity Trust.

(30) Includes (a) prior to the Offerings, 129,467 shares held by Steiger Associates, L.P., with respect to which Ms. Steiger has sole voting and investment control as the sole stockholder of its sole general partner, (b)
               shares offered by Steiger Associates, L.P. in the Offerings and
     (c) after the Offerings,           shares held by Steiger Associates, L.P.

(31) Includes (a) prior to the Offerings, 27,697 shares held by Stiefel Associates, L.P., with respect to which Ms. Stiefel has sole voting and investment control as the sole stockholder of its sole general partner, (b)
               shares offered by Stiefel Associates, L.P. in the Offerings and
     (c) after the Offerings,           shares held by Stiefel Associates, L.P.

(32) Includes (a) prior to the Offerings, 248,679 shares held by Sundman Associates, L.P., with respect to which Mr. Sundman has sole voting and investment control as the sole stockholder of its sole general partner, (b)
               shares offered by Sundman Associates, L.P. in the Offerings and
     (c) after the Offerings,           shares held by Sundman Associates, L.P.

(33) Includes (a) prior to the Offerings, 370,424 shares held by Allan D. Sutton 1998 Grantor Retained Annuity Trust, with respect to which Mr. Sutton has
     sole voting and investment control as trustee, (b)           shares offered
     by Allan D. Sutton 1998 Grantor Retained Annuity Trust in the Offerings and
     (c) after the Offerings,           shares held by Allan D. Sutton 1998
     Grantor Retained Annuity Trust.

(34) Includes (a) prior to the Offerings, 95,230 shares held by Weiner 1998 Grantor Retained Annuity Trust, with respect to which Mr. Weiner has sole
     voting and investment control as trustee, (b)           shares offered by
     Weiner Associates, L.P. in the Offerings and (c) after the Offerings, shares held by Weiner Associates, L.P.

(35) Includes (a) prior to the Offerings, 1,987,025 shares held by Weismann Associates, L.P., with respect to which Mr. Weismann has sole voting and investment control as the sole stockholder of its sole general partner, (b)
               shares offered by Weismann Associates, L.P. in the Offerings and
     (c) after the Offerings,           shares held by Weismann Associates, L.P.

(36) Includes (a) prior to the Offerings, 1,748,054 shares held by Zicklin Associates, L.P., with respect to which Mr. Zicklin has sole voting and investment control as the sole stockholder of its sole general partner, (b)
               shares offered by Zicklin Associates, L.P. in the Offerings and
     (c) after the Offerings,           shares held by Zicklin Associates, L.P.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of the Company's capital stock does not purport to be complete and is qualified in its entirety by reference to applicable Delaware law and to the provisions of the Company's Certificate of Incorporation and By-Laws. Copies of the Certificate of Incorporation and By-Laws have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.

     The Company's authorized capital stock consists of 250,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share.

COMMON STOCK

     On a pro forma basis after giving effect to the Exchange, there were 96,000,000 shares of Common Stock outstanding held of record by one stockholder as nominee for the Management Stockholders under the Stockholders Agreement.

     VOTING RIGHTS. Each holder of shares of Common Stock is entitled to one vote per share on all matters to be voted on by stockholders. Holders of Common Stock are not entitled to cumulative voting rights in the election of directors.

     DIVIDEND RIGHTS. The holders of Common Stock are entitled to dividends and other distributions if, as and when declared by the Board out of assets legally available therefor, subject to the rights of any holder of preferred stock, restrictions set forth in the Company's credit facilities and restrictions, if any, imposed by other indebtedness outstanding from time to time. See "Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Capital Resources and Liquidity".

     OTHER RIGHTS. Upon the liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock would be entitled to share pro rata in the distribution of all of the Company's assets remaining available for distribution after satisfaction of all its liabilities and the payment of the liquidation preference of any outstanding preferred stock. The holders of Common Stock have no preemptive or other subscription rights to purchase shares of the Company, nor are they entitled to the benefits of any sinking fund provisions. No share of Common Stock issued in connection with or outstanding prior to the Offerings is subject to any further call or assessment.

PREFERRED STOCK

     The Company's Certificate of Incorporation authorizes 5,000,000 shares of Preferred Stock, none of which are outstanding. The Board has the authority to issue shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued shares of Preferred Stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. The Company has no present plans to issue any of the Preferred Stock.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

     The Company believes that the ability of the Board to issue one or more series of Preferred Stock will provide the Company with flexibility in structuring possible future acquisitions and in meeting other corporate needs that might arise. The Board, without stockholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. Although the Board has no current intention of doing so, it could issue one or more series of Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Board will make any determination to issue such shares based on its judgment as to the best interests of the Company and its stockholders. The Board, in so acting, could issue Preferred Stock having terms that could discourage a potential acquiror from making, without first negotiating with the Board, an acquisition attempt through which such acquiror may be able to change the composition of the Board, including a tender offer or other transaction that some, or a majority, of the Company's stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

ANTI-TAKEOVER PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS

     Certain provisions of the Company's Certificate of Incorporation and By-Laws, applicable law and the Stockholders Agreement could make the acquisition of the Company by means of a tender offer, a proxy contest or otherwise more difficult. As described above, the Company's Certificate of Incorporation authorizes the Board of Directors to designate and issue Preferred Stock. Other provisions in the Certificate of Incorporation and in the By-Laws impose procedural and other requirements that may be deemed to have anti-takeover effects. These provisions include the inability of the stockholders to take any action without a meeting or to call special meetings of stockholders, certain advance notice procedures for nominating candidates for election as directors and for submitting proposals for consideration at stockholders' meetings, and limitations on the ability to remove directors. Further, stockholders can amend the By-Laws and certain provisions of the Certificate of Incorporation only with a two-thirds majority vote. Additionally, the Stockholders Agreement requires all Management Stockholders to vote their shares, together with certain employees who acquire Common Stock after the Offerings, in accordance with a preliminary vote conducted solely among such stockholders.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     The Company is subject to Section 203 of the DGCL, which prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which such person became an interested stockholder unless: (i) prior to such date, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or (ii) upon becoming an interested stockholder, the stockholder then owned at least 85% of the voting stock, as defined in Section 203; or (iii) subsequent to such date, the business combination is approved by both the Board and by holders of at least 66 2/3% of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder. For these purposes, the term "business combination" includes mergers, asset sales and other similar transactions with an "interested stockholder". An "interested stockholder" is a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of the corporation's voting stock.

TRANSFER AGENT AND REGISTRAR

                    has been appointed as the transfer agent and registrar for the shares of Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

     After completion of the Offerings, the Company will have           shares
of Common Stock outstanding. Of these shares, the           shares of Common
Stock sold in the Offerings (          shares if the Underwriters'
over-allotment options are exercised in full) will be freely transferable without restriction under the Securities Act, except by persons who may be deemed to be "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. All the remaining shares of Common Stock ("Restricted Shares") may not be sold unless they are registered under the Securities Act or are sold pursuant to an exemption from registration, including an exemption contained in Rule 144 under the Securities Act.

     In general, under Rule 144, if one year has elapsed since the Restricted Shares have been acquired from the Company or from an affiliate of the Company (whichever is later), the holder of such Restricted Shares, including for this purpose persons who may be deemed "affiliates" of the Company whether or not they hold Restricted Shares, would be entitled to sell, within any three-month period, up to a number of Restricted Shares that does not exceed the greater of
(1) 1% of the then outstanding shares of Common Stock (approximately shares immediately after the Offerings assuming that the Underwriters' over-allotment options are exercised in full) and (2) the average weekly trading volume of the Common Stock on the NYSE during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC. Sales under Rule 144 are subject to certain restrictions relating to manner of sale, notice and the availability of current public information about the Company and may be effected only through unsolicited brokers' transactions. A person who is not deemed an "affiliate" of the Company at any time during the 90 days preceding a sale would (but for the Stockholders Agreement described above and the "lock-up" arrangements described below) be entitled to sell such Restricted Shares under Rule 144 without regard to the volume or other limitations described above, provided that two years have elapsed since such Restricted Shares were acquired from the Company or an affiliate of the Company.

     The Company and the Selling Stockholders have agreed that, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of the Prospectus, they will not, directly or indirectly, offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities of the Company which are substantially similar to the shares of the Common Stock or which are convertible into or exchangeable for securities which are substantially similar to the shares of Common Stock (other than, in the case of the Company, pursuant to existing employee stock option plans) without the prior written consent of the representatives of the Underwriters, except for the shares of Common Stock offered in connection with the Offerings. In addition, the Stockholders Agreement places significant restrictions on the transfer of shares of Common Stock by the Management Stockholders. See "Stockholders Agreement".

     Prior to the Offerings, there has been no public market for the Common Stock and no prediction can be made as to the effect, if any, that market sales of Restricted Shares or the availability of such Restricted Shares for such sales will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities. See "Risk
Factors -- Shares Eligible for Future Sale".

                               VALIDITY OF SHARES

     The validity of the shares of Common Stock will be passed upon for the Company and the Selling Stockholders by Debevoise & Plimpton, New York, New York and for the Underwriters by Sullivan & Cromwell, New York, New York.

                                    EXPERTS

     The audited financial statements of the Company included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their report, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                     INDEX TO COMBINED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
NEUBERGER BERMAN INC. AND SUBSIDIARIES
Pro Forma Combined Financial Statements (unaudited).........   F-2
Pro Forma Combined Statement of Financial Condition as of
  June 26, 1998 (unaudited).................................   F-3
Pro Forma Combined Statement of Income for the Six Months
  Ended June 26, 1998 (unaudited)...........................   F-4
Pro Forma Combined Statement of Income for the Year Ended
  December 31, 1997 (unaudited).............................   F-5
Notes to Pro Forma Combined Financial Statements
  (unaudited)...............................................   F-6
NEUBERGER & BERMAN, LLC AND NEUBERGER & BERMAN MANAGEMENT
  INCORPORATED
Report of Independent Public Accountants....................   F-7
Combined Statements of Financial Condition as of June 26,
  1998 (unaudited) and as of December 31, 1997 and 1996
  (audited).................................................   F-8
Combined Statements of Income for the Six Months Ended June
  26, 1998 and June 27, 1997 (unaudited) and the Years Ended
  December 31, 1997, 1996 and 1995 (audited)................   F-9
Combined Statements of Changes in Principals' Capital and
  Stockholders' Equity for the Six Months Ended June 26,
  1998 (unaudited) and the Years Ended December 31, 1997,
  1996 and 1995 (audited)...................................  F-10
Combined Statements of Cash Flows for the Six Months Ended
  June 26, 1998 and June 27, 1997 (unaudited) and the Years
  Ended December 31, 1997, 1996 and 1995 (audited)..........  F-11
Notes to Combined Financial Statements......................  F-12

              PRO FORMA COMBINED FINANCIAL STATEMENTS (UNAUDITED)

     The following Pro Forma Combined Financial Statements are based on the historical Combined Financial Statements of Neuberger & Berman, LLC ("NB LLC") and Neuberger & Berman Management Incorporated ("NBMI") (collectively, the "Company") after giving effect to the Exchange and the Subordinated Note Transaction. See "The Exchange and the Subordinated Note Transaction". The Pro Forma Combined Statements of Income for the six months ended June 26, 1998 and the year ended December 31, 1997 present the results of the Company as if the Exchange and the Subordinated Note Transaction had occurred on January 1, 1997 and the Subordinated Note had remained outstanding through June 26, 1998. The Pro Forma Combined Statement of Financial Condition presents the results of the Company as if the Exchange and the Subordinated Note Transaction had occurred on June 26, 1998. The pro forma adjustments are described in the accompanying Notes to Pro Forma Combined Financial Statements. The Pro Forma Combined Financial Statements do not give effect to the Offerings or Common Stock transactions expected to occur after the Offerings. See Note 8 in the Notes to Pro Forma Combined Financial Statements.

     The historical Combined Financial Statements present the financial condition and results of operations of NB LLC and NBMI on a combined basis, at historical cost, as the entities operate under common management and there is a high degree of common ownership. The entities will be consolidated upon the Exchange as the principals and stockholders of NB LLC and NBMI, respectively (collectively, the "principals"), will exchange their ownership interests in the respective entities for 96 million shares of Common Stock in Neuberger Berman Inc. ("NBI"). NB LLC and NBMI are not currently subject to Federal income taxes. Following the Exchange, NBI, on a consolidated basis, will be subject to Federal, state and local income taxes.

     The Pro Forma Combined Financial Statements have been prepared by the Company's management and are not necessarily indicative of the results that would have been achieved had the Exchange and the Subordinated Note Transaction occurred and the Subordinated Note been outstanding on the dates indicated or that may be achieved in the future. The Pro Forma Combined Financial Statements should be read in conjunction with the audited Combined Financial Statements of the Company as of December 31, 1997 and 1996, the notes thereto, and the unaudited Combined Financial Statements as of June 26, 1998 and June 27, 1997 and the notes thereto.

     Prior to the Offerings, NB LLC will distribute $50 million as a return of capital to its principals, on a pro rata basis, who will then contribute $50 million to a newly-organized Delaware limited liability company, NB Associates, LLC ("NB Associates"), owned by the principals in the same proportion as NB LLC. Concurrently, NB Associates will lend $50 million to NB LLC in the form of the Subordinated Note payable by NB LLC to NB Associates one year and a day after issuance, unless extended. Interest on the Subordinated Note will be payable quarterly at a rate of 6.75% per annum. This transaction will result in the Company returning capital to the principals without immediately reducing NB LLC regulatory net capital.

                             NEUBERGER BERMAN INC.

              PRO FORMA COMBINED STATEMENT OF FINANCIAL CONDITION
                                  (UNAUDITED)
                              AS OF JUNE 26, 1998
                                (000'S OMITTED)

                                                             HISTORICAL      PRO FORMA        PRO FORMA
                                                              COMBINED      ADJUSTMENTS        COMBINED
                                                             ----------     -----------       ---------
ASSETS
Cash and cash equivalents..................................  $   58,314     $       --        $   58,314
Cash and securities segregated for the exclusive benefit of
  clients..................................................     309,234                          309,234
Cash and securities deposited with clearing
  organizations............................................       3,651                            3,651
Securities purchased under agreements to resell............     261,419                          261,419
Receivable from brokers, dealers and clearing
  organizations............................................   1,500,663                        1,500,663
Receivable from clients....................................     583,204                          583,204
Securities owned, at market value..........................       8,812                            8,812
Exchange memberships.......................................         346                              346
Furniture, equipment and leasehold improvements, at cost,
  net of accumulated depreciation and amortization of
  $20,218..................................................      24,548                           24,548
Fees receivable............................................      14,399                           14,399
Other assets...............................................      10,479                           10,479
                                                             ----------     ----------        ----------
         Total assets......................................  $2,775,069     $       --        $2,775,069
                                                             ==========     ==========        ==========

LIABILITIES, PRINCIPALS' CAPITAL AND STOCKHOLDERS' EQUITY
Liabilities:
  Bank loans...............................................  $  191,566     $       --        $  191,566
  Securities sold under agreements to repurchase...........     253,019                          253,019
  Payable to brokers, dealers and clearing organizations...     995,601                          995,601
  Payable to clients.......................................   1,007,612                        1,007,612
  Securities sold but not yet purchased, at market value...      70,516                           70,516
  Other liabilities and accrued expenses...................      41,468                           41,468
  Payable to principals....................................      56,121                           56,121
  Subordinated debt........................................          --         50,000(1)         50,000
                                                             ----------     ----------        ----------
         Total liabilities.................................   2,615,903         50,000         2,665,903
Principals' capital and stockholders' equity:
  Principals' capital......................................     150,000       (150,000)(2)            --
  Pro forma common stock, $.01 par value; 250,000 shares
    authorized, 96,000 issued and outstanding..............          --            960(2)            960
  Paid-in-capital..........................................       2,877        (50,000)(1)
                                                                               149,040(2)        101,917
  Retained earnings........................................       6,289             --             6,289
                                                             ----------     ----------        ----------
         Total principals' capital and stockholders'
           equity..........................................     159,166        (50,000)          109,166
                                                             ----------     ----------        ----------
         Total liabilities, principals' capital and
           stockholders' equity............................  $2,775,069     $       --        $2,775,069
                                                             ==========     ==========        ==========

              See Notes to Pro Forma Combined Financial Statements

                             NEUBERGER BERMAN INC.

                     PRO FORMA COMBINED STATEMENT OF INCOME
                                  (UNAUDITED)
                         SIX MONTHS ENDED JUNE 26, 1998
                    (000'S OMITTED, EXCEPT PER SHARE AMOUNT)

                                                         HISTORICAL     PRO FORMA     PRO FORMA
                                                          COMBINED     ADJUSTMENTS    COMBINED
                                                         ----------    -----------    ---------
REVENUES:
Investment advisory and administrative fees............   $194,697      $     --      $194,697
Commissions............................................     67,845                      67,845
Interest...............................................     79,672                      79,672
Clearance fees.........................................      4,886                       4,886
Net gain on principal transactions in securities.......      3,168                       3,168
Other income...........................................      1,874                       1,874
                                                          --------      --------      --------
          Gross revenues...............................    352,142            --       352,142
Interest expense.......................................     66,095         1,688(3)     67,783
                                                          --------      --------      --------
          Net revenues after interest expense..........    286,047        (1,688)      284,359
                                                          --------      --------      --------
OPERATING EXPENSES:
Employee compensation and benefits.....................     64,474                      64,474
Principal employee compensation and benefits...........         --        42,450(4)     42,450
Advertising and promotion..............................      7,963                       7,963
Information technology.................................      7,674                       7,674
Rent and occupancy.....................................      5,375                       5,375
Floor brokerage........................................      3,972                       3,972
Distributor expense....................................      2,994                       2,994
Fund administrative expenses...........................      2,627                       2,627
Other expenses.........................................     20,696        (4,806)(5)    15,890
                                                          --------      --------      --------
          Total operating expenses.....................    115,775        37,644       153,419
                                                          --------      --------      --------
          Net income before principal compensation and
            provision for income taxes.................    170,272       (39,332)      130,940
Principal compensation.................................     19,925       (19,925)(4)        --
                                                          --------      --------      --------
          Net income before provision for income
            taxes......................................    150,347       (19,407)      130,940
Provision for income taxes.............................         --        58,923(5)     58,923
                                                          --------      --------      --------
          Net income...................................   $150,347      $(78,330)     $ 72,017
                                                          ========      ========      ========
Pro forma weighted average shares outstanding..........                                 96,000
                                                                                      ========
Pro forma basic earnings per share(6)..................                               $    .75
                                                                                      ========

              See Notes to Pro Forma Combined Financial Statements

                             NEUBERGER BERMAN INC.

                     PRO FORMA COMBINED STATEMENT OF INCOME
                                  (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1997
                    (000'S OMITTED, EXCEPT PER SHARE AMOUNT)

                                                       HISTORICAL      PRO FORMA      PRO FORMA
                                                        COMBINED      ADJUSTMENTS     COMBINED
                                                       ----------     -----------     ---------
REVENUES:
Investment advisory and administrative fees..........   $327,191       $      --      $327,191
Commissions..........................................    124,911                       124,911
Interest.............................................    153,954                       153,954
Clearance fees.......................................      8,332                         8,332
Net gain on principal transactions in securities.....      7,838                         7,838
Other income.........................................      4,353                         4,353
                                                        --------       ---------      --------
          Gross revenues.............................    626,579              --       626,579
Interest expense.....................................    124,530           3,375(3)    127,905
                                                        --------       ---------      --------
          Net revenues after interest expense........    502,049          (3,375)      498,674
                                                        --------       ---------      --------
OPERATING EXPENSES:
Employee compensation and benefits...................    112,840                       112,840
Principal employee compensation and benefits.........         --          79,915(4)     79,915
Advertising and promotion............................     14,722                        14,722
Information technology...............................     13,503                        13,503
Rent and occupancy...................................      9,761                         9,761
Floor brokerage......................................      9,198                         9,198
Distributor expense..................................      4,323                         4,323
Fund administrative expenses.........................      4,205                         4,205
Other expenses.......................................     34,832          (6,257)(5)    28,575
                                                        --------       ---------      --------
          Total operating expenses...................    203,384          73,658       277,042
                                                        --------       ---------      --------
          Net income before principal compensation
            and provision for income taxes...........    298,665         (77,033)      221,632
Principal compensation...............................     33,685         (33,685)(4)        --
                                                        --------       ---------      --------
          Net income before provision for income
            taxes....................................    264,980         (43,348)      221,632
                                                        --------       ---------      --------
Provision for income taxes...........................         --          99,734(5)     99,734
                                                        --------       ---------      --------
          Net income.................................   $264,980       $(143,082)     $121,898
                                                        ========       =========      ========
Pro forma weighted average shares outstanding........                                   96,000
                                                                                      ========
Pro forma basic earnings per share(6)................                                 $   1.27
                                                                                      ========

              See Notes to Pro Forma Combined Financial Statements

                             NEUBERGER BERMAN INC.

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. To reflect pro rata distribution of capital to principals and issuance of the Subordinated Note payable.

2. To reflect recapitalization for the Exchange.

3. To reflect interest expense on the Subordinated Note payable. For purposes of the presentation, the Subordinated Note payable is assumed to be outstanding through June 26, 1998.

4. To reflect compensation and benefits based on new employment policies for principals and reverse actual compensation and benefits paid to principals. See "Management -- Executive Compensation".

5. To reflect Federal, state and local income taxes at an estimated effective tax rate of approximately 45% and reverse actual unincorporated business tax and state and local taxes included in other expenses. The effective tax rate for 1997 and 1998 reflects various state and local taxes and investment income allocations.

6. Pro forma basic earnings per share was calculated by dividing pro forma net income by 96,000,000 shares of Common Stock. It is not expected that there will be any additional Common Stock or other dilutive Common Stock rights issued prior to the Offerings.

7. No pro forma adjustments are required to the Pro Forma Combined Statement of Financial Condition for the pro forma decrease in net income as the effect of such decrease is assumed to equal the decrease in principal capital distributions and dividends.

8. The Pro Forma Combined Financial Statements do not reflect the shares of Common Stock expected to be outstanding at, or shortly after, the time of the Offerings after giving effect to expected employee stock awards and contributions of shares by the Company to the Defined Contribution Plan and the expected contribution of shares by the Management Stockholders to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Subsequent Events".

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Principals and Stockholders of Neuberger & Berman, LLC and Neuberger & Berman Management Incorporated:

     We have audited the accompanying combined statements of financial condition of Neuberger & Berman, LLC and Neuberger & Berman Management Incorporated as of December 31, 1997 and 1996 and the related combined statements of income, changes in principals' capital and stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Neuberger & Berman, LLC and Neuberger & Berman Management Incorporated as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

/s/    ARTHUR ANDERSEN LLP
--------------------------------------

New York, New York
February 17, 1998

                          NEUBERGER & BERMAN, LLC AND
                   NEUBERGER & BERMAN MANAGEMENT INCORPORATED

                   COMBINED STATEMENTS OF FINANCIAL CONDITION
                                (000'S OMITTED)

                                                                                 DECEMBER 31,
                                                               JUNE 26,     -----------------------
                                                                 1998          1997         1996
                                                               --------        ----         ----
                                                              (UNAUDITED)
ASSETS
Cash and cash equivalents...................................  $   58,314    $  103,099   $   64,353
Cash and securities segregated for the exclusive benefit of
  clients...................................................     309,234       220,062      132,004
Cash and securities deposited with clearing organizations...       3,651         3,628        3,155
Securities purchased under agreements to resell.............     261,419       284,435       76,264
Receivable from brokers, dealers and clearing
  organizations.............................................   1,500,663     1,185,719    1,643,669
Receivable from clients.....................................     583,204       539,627      468,548
Securities owned, at market value...........................       8,812         6,238        3,882
Exchange memberships........................................         346           288          272
Furniture, equipment and leasehold improvements, at cost,
  net of accumulated depreciation and amortization of
  $20,218, $19,654 and $15,102 at June 26, 1998, December
  31, 1997 and 1996, respectively...........................      24,548        21,942       18,937
Fees receivable.............................................      14,399        13,158        9,401
Other assets................................................      10,479        32,007       26,326
                                                              ----------    ----------   ----------
         Total assets.......................................  $2,775,069    $2,410,203   $2,446,811
                                                              ==========    ==========   ==========
LIABILITIES, PRINCIPALS' CAPITAL
  AND STOCKHOLDERS' EQUITY
Liabilities:
  Bank loans................................................  $  191,566    $   10,000   $   39,000
  Securities sold under agreements to repurchase............     253,019       289,416       70,263
  Payable to brokers, dealers and clearing organizations....     995,601       582,395      762,023
  Payable to clients........................................   1,007,612     1,218,749    1,296,722
  Securities sold but not yet purchased, at market value....      70,516        38,096       42,089
  Other liabilities and accrued expenses....................      41,468        46,746       39,189
  Payable to principals.....................................      56,121        65,770       39,525
                                                              ----------    ----------   ----------
         Total liabilities..................................   2,615,903     2,251,172    2,288,811
                                                              ----------    ----------   ----------
Commitments and contingencies...............................          --            --           --
Principals' capital and stockholders' equity:
  Principals' capital.......................................     150,000       150,000      150,000
  Common stock, $.01 par value; 34,484 shares authorized,
    12,668, 12,500 and 10,000 issued and outstanding as of
    June 26, 1998, December 31, 1997 and 1996,
    respectively............................................          --            --           --
  Paid-in capital...........................................       2,877         2,742          742
  Retained earnings.........................................       6,289         6,289        7,258
                                                              ----------    ----------   ----------
         Total principals' capital and stockholders'
           equity...........................................     159,166       159,031      158,000
                                                              ----------    ----------   ----------
         Total liabilities, principals' capital and
           stockholders' equity.............................  $2,775,069    $2,410,203   $2,446,811
                                                              ==========    ==========   ==========

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

                          NEUBERGER & BERMAN, LLC AND
                   NEUBERGER & BERMAN MANAGEMENT INCORPORATED

                         COMBINED STATEMENTS OF INCOME
                                (000'S OMITTED)

                                    SIX MONTHS ENDED          YEAR ENDED DECEMBER 31,
                                  --------------------    --------------------------------
                                  JUNE 26,    JUNE 27,
                                    1998        1997        1997        1996        1995
                                  --------    --------      ----        ----        ----
                                      (UNAUDITED)
REVENUES:
Investment advisory and
  administrative fees...........  $194,697    $147,918    $327,191    $260,775    $207,888
Commissions.....................    67,845      62,082     124,911     109,621      96,400
Interest........................    79,672      75,743     153,954     143,928     119,713
Clearance fees..................     4,886       4,356       8,332       8,152       7,893
Net gain on principal
  transactions in securities....     3,168       3,940       7,838      10,758       8,822
Other income....................     1,874       1,533       4,353       3,331       3,358
                                  --------    --------    --------    --------    --------
  Gross revenues................   352,142     295,572     626,579     536,565     444,074
Interest expense................    66,095      61,941     124,530     119,798     103,288
                                  --------    --------    --------    --------    --------
  Net revenues after interest
     expense....................   286,047     233,631     502,049     416,767     340,786
                                  --------    --------    --------    --------    --------

OPERATING EXPENSES:
Employee compensation and
  benefits......................    64,474      50,893     112,840     106,431      87,816
Advertising and promotion.......     7,963       6,918      14,722      12,732       7,763
Information technology..........     7,674       6,404      13,503      12,906      12,013
Rent and occupancy..............     5,375       4,808       9,761       9,189       8,613
Floor brokerage.................     3,972       4,547       9,198       8,032       7,051
Distributor expense.............     2,994       1,757       4,323       2,224       1,032
Fund administrative expenses....     2,627       1,854       4,205       3,065       2,165
Other expenses..................    20,696      18,159      34,832      33,062      28,241
                                  --------    --------    --------    --------    --------
  Total operating expenses......   115,775      95,340     203,384     187,641     154,694
                                  --------    --------    --------    --------    --------
  Net income before principal
     compensation(1)............   170,272     138,291     298,665     229,126     186,092
  Principal compensation........    19,925      14,491      33,685      27,045      18,973
                                  --------    --------    --------    --------    --------
  Net income....................  $150,347    $123,800    $264,980    $202,081    $167,119
                                  ========    ========    ========    ========    ========

---------------
(1) Substantially all net income was distributed to principals as capital distributions and dividends. Certain principals were also paid through compensation expense. See Note 7 to the Combined Financial Statements.

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

                          NEUBERGER & BERMAN, LLC AND
                   NEUBERGER & BERMAN MANAGEMENT INCORPORATED

             COMBINED STATEMENTS OF CHANGES IN PRINCIPALS' CAPITAL
                            AND STOCKHOLDERS' EQUITY

                   (SIX MONTHS ENDED JUNE 26, 1998 UNAUDITED)
                                (000'S OMITTED)

                                     NB LLC         NBMI STOCKHOLDERS' EQUITY
                                   -----------    -----------------------------
                                   PRINCIPALS'    COMMON    PAID-IN    RETAINED      TOTAL
                                     CAPITAL      STOCK     CAPITAL    EARNINGS    COMBINED
                                   -----------    ------    -------    --------    ---------
BEGINNING BALANCE, December 31,
  1994...........................   $  30,000       $--     $  742     $  7,009    $  37,751
  Capital contributions..........       3,570       --          --           --        3,570
  Capital withdrawals............      (3,570)      --          --           --       (3,570)
  Capital distributions and
     dividends...................    (154,601)      --          --      (12,500)    (167,101)
  Net income.....................     154,601       --          --       12,518      167,119
                                    ---------       --      ------     --------    ---------
ENDING BALANCE, December 31,
  1995...........................      30,000       --         742        7,027       37,769
  Capital contributions..........     120,000       --          --           --      120,000
  Capital distributions and
     dividends...................    (185,389)      --          --      (16,461)    (201,850)
  Net income.....................     185,389       --          --       16,692      202,081
                                    ---------       --      ------     --------    ---------
ENDING BALANCE, December 31,
  1996...........................     150,000       --         742        7,258      158,000
  Capital contributions..........       9,196       --          --           --        9,196
  Capital withdrawals............      (9,196)      --          --           --       (9,196)
  Capital distributions and
     dividends...................    (230,637)      --          --      (35,312)    (265,949)
  Common stock issuance..........          --       --       2,000           --        2,000
  Net income.....................     230,637       --          --       34,343      264,980
                                    ---------       --      ------     --------    ---------
ENDING BALANCE, December 31,
  1997...........................     150,000       --       2,742        6,289      159,031
  Capital contributions..........       8,410       --          --           --        8,410
  Capital withdrawals............      (8,410)      --          --           --       (8,410)
  Capital distributions and
     dividends...................    (126,426)      --          --      (23,921)    (150,347)
  Common stock issuance..........          --       --         135           --          135
  Net income.....................     126,426       --          --       23,921      150,347
                                    ---------       --      ------     --------    ---------
ENDING BALANCE, June 26, 1998....   $ 150,000       $--     $2,877     $  6,289    $ 159,166
                                    =========       ==      ======     ========    =========

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

                          NEUBERGER & BERMAN, LLC AND
                   NEUBERGER & BERMAN MANAGEMENT INCORPORATED

                       COMBINED STATEMENTS OF CASH FLOWS
                                (000'S OMITTED)

                                                      SIX MONTHS ENDED
                                                   ----------------------          YEAR ENDED DECEMBER 31,
                                                   JUNE 26,     JUNE 27,     -----------------------------------
                                                     1998         1997         1997         1996         1995
                                                   --------     --------       ----         ----         ----
                                                        (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income.......................................  $ 150,347    $ 123,800    $ 264,980    $ 202,081    $ 167,119
Adjustments to reconcile net income to net cash
  provided by operating activities-
  Depreciation and amortization..................      3,107        2,665        6,392        5,576        4,162
(Increase) decrease in operating assets
  Cash and securities segregated for the
    exclusive benefit of clients.................    (89,172)     130,713      (88,058)     150,847      253,515
  Cash and securities deposited with clearing
    organizations................................        (23)        (177)        (473)      (1,371)        (445)
  Securities purchased under agreements to
    resell.......................................     23,016       68,264     (208,171)     (76,264)          --
  Receivable from brokers, dealers and clearing
    organizations................................   (314,944)    (342,617)     457,950     (475,277)    (535,503)
  Receivable from clients........................    (43,577)       8,968      (71,079)     (51,726)    (149,669)
  Securities owned, at market value..............     (2,574)      (1,285)      (2,356)      18,526       (3,204)
  Exchange memberships...........................        (58)         (15)         (16)          (8)          --
  Fees receivable................................     (1,241)      (1,502)      (3,757)      (2,344)      (3,195)
  Other assets...................................     21,528          708       (5,681)      15,626       (9,875)
Increase (decrease) in operating liabilities-
  Bank loans.....................................    181,566      (26,000)     (29,000)       5,000       (9,000)
  Securities sold under agreements to
    repurchase...................................    (36,397)     (52,448)     219,153       58,715      (17,078)
  Payable to brokers, dealers and clearing
    organizations................................    413,206      331,947     (179,628)     445,825      (19,951)
  Payable to clients.............................   (211,137)    (144,129)     (77,973)    (127,958)     500,685
  Securities sold but not yet purchased, at
    market value.................................     32,420       (2,692)      (3,993)       2,595       18,020
  Other liabilities and accrued expenses.........     (5,278)      (2,166)       7,558        2,037       11,499
                                                   ---------    ---------    ---------    ---------    ---------
    Net cash provided by operating activities....    120,789       94,034      285,848      171,880      207,080
                                                   ---------    ---------    ---------    ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITY:
  Payments for purchases of furniture, equipment
    and leasehold improvements...................     (5,713)      (4,396)      (9,397)      (6,399)      (6,063)
                                                   ---------    ---------    ---------    ---------    ---------
    Cash used in investing activity..............     (5,713)      (4,396)      (9,397)      (6,399)      (6,063)
                                                   ---------    ---------    ---------    ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from capital contributions............      8,410        8,807        9,196      120,000        3,570
  Payments for capital withdrawals...............     (8,410)      (8,807)      (9,196)          --       (3,570)
  Payments for capital distributions and
    dividends....................................   (159,996)    (122,995)    (239,705)    (210,960)    (149,749)
  Issuance of common stock.......................        135        2,000        2,000           --           --
  Repayment of subordinated liabilities..........         --           --           --      (70,000)     (25,000)
                                                   ---------    ---------    ---------    ---------    ---------
    Net cash used in financing activities........   (159,861)    (120,995)    (237,705)    (160,960)    (174,749)
                                                   ---------    ---------    ---------    ---------    ---------
    Net increase (decrease) in cash and cash
      equivalents................................    (44,785)     (31,357)      38,746        4,521       26,268
CASH AND CASH EQUIVALENTS, beginning of period...    103,099       64,353       64,353       59,832       33,564
                                                   ---------    ---------    ---------    ---------    ---------
CASH AND CASH EQUIVALENTS, end of period.........  $  58,314    $  32,996    $ 103,099    $  64,353    $  59,832
                                                   =========    =========    =========    =========    =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Cash paid during the period for-
    Interest.....................................  $  66,734    $  61,909    $ 128,220    $ 120,449    $ 103,859
    Taxes........................................      3,061        4,783        9,277        8,211        6,106

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

                          NEUBERGER & BERMAN, LLC AND
                   NEUBERGER & BERMAN MANAGEMENT INCORPORATED

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

     The Combined Financial Statements include the accounts of Neuberger & Berman, LLC ("NB LLC"), a Delaware limited liability company, and Neuberger & Berman Management Incorporated ("NBMI"), a New York corporation (collectively, the "Company"). Material intercompany transactions and balances have been eliminated in combination. NB LLC has two trust company subsidiaries, which are carried on the equity basis of accounting as their financial condition and results of operations are immaterial.

     Neuberger Berman Inc. ("NBI") plans to sell shares of its Common Stock in an initial public offering, which will result in new stockholders owning a portion of NBI. Prior to the offering, the principals of NB LLC and the stockholders of NBMI (collectively, the "principals") will exchange their ownership interests for shares of NBI (the "Exchange"). The percentage ownership interest of the principals in each of the combining entities are substantially the same and will be substantially the same immediately after the Exchange. The Combined Financial Statements present the financial condition and results of operations of NB LLC and NBMI on a combined basis, at historical cost, utilizing reorganization accounting, as the entities operate under common management and there is a high degree of common ownership.

     The Company is a registered investment adviser providing investment management services to high net worth clients, mutual funds and institutional clients. As a registered broker-dealer, the Company executes securities transactions for its clients and others and provides prime brokerage and correspondent clearing services to other firms.

2. UNAUDITED INTERIM COMBINED FINANCIAL INFORMATION

     The interim combined financial information as of June 26, 1998 and for the six months ended June 26, 1998 and June 27, 1997 is unaudited. In the opinion of management, such information contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for such periods. The results for the interim period ended June 26, 1998 are not necessarily indicative of the results to be obtained for a full fiscal year.

3. SIGNIFICANT ACCOUNTING POLICIES

     Use of estimates -- The Combined Financial Statements are prepared in accordance with generally accepted accounting principles. The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts in the financial statements. Management does not believe that actual results will differ materially from these estimates.

     Securities transactions -- Securities owned and securities sold but not yet purchased are valued at market. Principal transactions in securities and the related revenues and expenses are recorded on a trade date basis. Client transactions in securities and the related commission income is recorded on a settlement date basis, which is not materially different from trade date.

     Cash and cash equivalents -- For purposes of the Combined Statement of Financial Condition, the Company considers all highly liquid investments with maturities of less than 90 days when acquired to be cash equivalents.

     Investment advisory and administrative fees -- The majority of investment advisory fees earned from institutional and high net worth clients are charged or billed to accounts quarterly based upon net asset value at the beginning of a quarter. Investment advisory and administrative fees earned

                          NEUBERGER & BERMAN, LLC AND
                   NEUBERGER & BERMAN MANAGEMENT INCORPORATED

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

from the Company's mutual fund business (the "Funds") are charged monthly to the Funds based upon average daily net assets under management.

     Depreciation and amortization -- Leasehold improvements are amortized on the straight-line method over the lesser of the economic life of the improvement or the life of the lease. Depreciation of furniture and equipment is computed by various methods over the useful life of the asset.

     Exchange memberships -- Exchange memberships are carried at cost.

     Collateralized financing transactions -- Securities purchased and sold under agreements to resell and repurchase, as well as securities borrowed and loaned for which cash is deposited or received, are treated as collateralized financing transactions and are recorded at contract amount.

     Collateral -- The Company continues to report assets as owned when they are pledged as collateral in secured financing arrangements and the secured party cannot sell or repledge the assets or the Company can substitute collateral or otherwise redeem it on short notice. The Company continues not to report securities received as collateral in secured financing arrangements because the debtor typically has the right to substitute or redeem the collateral on short notice.

     Payable to principals -- The Company accrues substantially all undistributed net income as payable to principals.

     New accounting pronouncement -- In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments imbedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. The Statement is effective prospectively on January 1, 2000 for calendar year companies. The impact of the provisions of SFAS No. 133 is not anticipated to have a material effect on the financial condition or results of operations of the Company.

4. RECEIVABLE FROM AND PAYABLE TO CLIENTS

     Receivable from and payable to clients represent amounts due from or to clients of the Company in connection with cash and margin securities transactions. Amounts receivable are collateralized by clients' securities held by NB LLC and by others for delivery to NB LLC, the value of which is not reflected in the accompanying Combined Financial Statements.

5. RECEIVABLE FROM AND PAYABLE TO BROKERS, DEALERS AND CLEARING ORGANIZATIONS

     As of December 31, 1997 and 1996, amounts receivable from and payable to brokers, dealers and clearing organizations include approximately $1,173 million and $1,633 million of securities borrowed and $555 million and $731 million of securities loaned, respectively.

6. BANK LOANS

     As of December 31, 1997 and 1996, bank loans represent unsecured short-term borrowings payable to commercial banks and bear weighted average interest at rates of 5.75% and 7.63%, respectively. For the years ended December 31, 1997, 1996 and 1995, interest expense was approximately $2,486,000, $1,591,000 and $2,622,000, respectively.

                          NEUBERGER & BERMAN, LLC AND
                   NEUBERGER & BERMAN MANAGEMENT INCORPORATED

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

7. NET INCOME BEFORE PRINCIPAL COMPENSATION

     The Company has historically distributed substantially all of its net income to its principals in the form of capital distributions and dividends. Certain principals of NBMI were also paid through compensation expense, which is presented as principal compensation in the accompanying combined statements of income.

8. NET CAPITAL

     NB LLC and NBMI, as registered broker-dealers and member firms of the New York Stock Exchange, Inc. and National Association of Securities Dealers, Inc., respectively, are subject to the Uniform Net Capital Rule 15c3-1 of the Securities and Exchange Commission, which requires that broker-dealers maintain a minimum level of net capital, as defined. As of June 26, 1998 (unaudited), December 31, 1997 and December 31, 1996, NB LLC and NBMI had combined net capital in the aggregate of $132,951,157, $141,220,677 and $145,370,445, which exceeded their combined requirements by $115,127,354, $122,060,287 and $122,073,940, respectively.

9. COMMITMENTS AND CONTINGENCIES

     The Company leases office space under lease agreements expiring on various dates through 2013. These operating leases are subject to escalation based on increases in costs incurred by the lessor. Minimum rentals excluding escalation under these lease agreements are as follows:

YEARS ENDING
DECEMBER 31,                             (000'S OMITTED)
------------                             ---------------
  1998.................................      $ 9,549
  1999.................................        9,904
  2000.................................        9,927
  2001.................................       10,048
  2002.................................       10,054
Thereafter.............................       42,727

     Rent expense for the years ended December 31, 1997, 1996 and 1995 was $8,282,073, $8,085,309 and $7,564,293, respectively.

     The Company has satisfied margin requirements with clearing organizations by obtaining letters of credit in favor of the clearing organizations. Open unsecured letters of credit as of June 26, 1998 (unaudited), December 31, 1997 and 1996 were $15,000,000, $7,500,000 and $3,500,000, respectively. Unused committed lines of credit were $125,000,000, $150,000,000 and $136,000,000, respectively, as of June 26, 1998 (unaudited), December 31, 1997 and 1996.

     In the normal course of business, the Company is subject to various legal proceedings. In the opinion of management, based on discussions with legal counsel, the resolution of pending proceedings will not have a material adverse effect on the financial condition or results of operations of the Company.

10. EMPLOYEE BENEFIT PLANS

     The Company has defined contribution plans consisting of an employee profit-sharing plan and a money purchase pension plan covering all full-time employees who have completed one year of continuous service, as defined. Contributions to the plans, which are at the discretion of manage-

                          NEUBERGER & BERMAN, LLC AND
                   NEUBERGER & BERMAN MANAGEMENT INCORPORATED

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

ment, are determined annually but do not exceed the amount permitted under the Internal Revenue Code as a deductible expense. Contributions to the plans for the years ended December 31, 1997, 1996 and 1995 were $7,225,518, $6,625,601 and
$6,269,750, respectively.

11. TAXES

     Federal income taxes have not been provided on the net income of NB LLC, as principals are individually liable for their own tax payments, except NB LLC is subject to New York City unincorporated business tax ("UBT"). NBMI elected to be taxed as an S Corporation and, as such, income tax expense represents state and local taxes.

     The following represents the components of taxes included in other expenses on the combined statements of income (000's omitted):

                                      SIX MONTHS ENDED              YEAR ENDED
                                    --------------------           DECEMBER 31,
                                    JUNE 26,    JUNE 27,    --------------------------
                                      1998        1997       1997      1996      1995
                                    --------    --------    ------    ------    ------
                                        (UNAUDITED)
UBT...............................   $3,241      $1,871     $3,557    $7,630    $6,421
State and local...................    1,565         800      2,700     1,221       976
                                     ------      ------     ------    ------    ------
                                     $4,806      $2,671     $6,257    $8,851    $7,397
                                     ======      ======     ======    ======    ======

12. FAIR VALUE OF FINANCIAL INSTRUMENTS

     Substantially all financial instruments carried at contract value, such as receivable and payable to clients, brokers and dealers, repurchase agreements and fees receivable, approximate market value due to their relatively short-term nature or variable market rates of interest.

13. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

     In the normal course of business, the Company enters into various debt and equity transactions as principal or agent. The execution, settlement and financing of these transactions can result in off-balance sheet risk or concentrations of credit risk.

     The Company has a high net worth and institutional client base. The Company records client securities transactions on a settlement date basis, which is generally three business days after trade date. The Company is exposed to off-balance sheet risk of loss on unsettled transactions in the event clients and other counterparties are unable to fulfill contractual obligations.

     The Company's policy is to continuously monitor its exposure to market and counterparty risk through the use of a variety of credit exposure, position and financial reporting and control procedures. In addition, the Company has a policy of reviewing the credit standing, where applicable, of each broker-dealer, client and other counterparty with which it conducts business. The Company monitors the market value of collateral and requests and receives additional collateral when required.

     For transactions in which the Company extends credit to clients and non-clients, the Company seeks to control the risks associated with these activities by requiring clients and non-clients to maintain margin collateral in compliance with various regulatory and internal guidelines. The Company monitors required margin levels daily and, pursuant to such guidelines, requests the

                          NEUBERGER & BERMAN, LLC AND
                   NEUBERGER & BERMAN MANAGEMENT INCORPORATED

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

deposit of additional collateral, or reduces securities positions when necessary. The Company's policy is to take possession of securities purchased under agreements to resell.

     SFAS No. 105, "Disclosure of Information About Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk", and SFAS No. 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments", require the disclosure of notional or contractual amounts and other information about derivative financial instruments that give rise to off-balance sheet risk. Notional amounts discussed below are indicative only of the volume of activity. Notional amounts should not be interpreted as a measure of actual market or credit risk; to do so could be materially misleading.

     As part of its prime brokerage clearing business, the Company writes covered OTC call options on listed equity securities with certain of its prime brokerage clients. Market risk is mitigated as the options are generally covered by an equivalent number of securities sold but not yet purchased. The notional amounts of options sold were approximately $69,703,000, $36,031,000 and $40,140,000 at June 26, 1998 (unaudited), December 31, 1997 and 1996, respectively.

     A summary of the fair value of OTC options included in the statements of financial condition appears below. Averages are based on quarter-end balances (000's omitted):

                                                             LIABILITIES
                                                       -----------------------
                                                       MARKET VALUE    AVERAGE
                                                       ------------    -------
Option contracts:
  June 26, 1998 (unaudited)..........................    $12,860       $8,972
  December 31, 1997..................................    $ 7,798       $6,276
  December 31, 1996..................................    $ 6,901       $5,680

     The Company's net gain from such activity was approximately $793,000, $1,165,000 and $1,208,000 for the six months ended June 26, 1998 (unaudited) and for the years ended December 31, 1997 and 1996, respectively.

                          NEUBERGER & BERMAN, LLC AND
                   NEUBERGER & BERMAN MANAGEMENT INCORPORATED

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

14. SEGMENT INFORMATION

     The Company has elected to adopt early SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." This Statement introduces a new approach to presenting reportable segments based upon how "chief decision makers" organize segments.

     The following tables represent summarized information by operating segment (000's omitted):

                                               SIX MONTHS ENDED JUNE 26, 1998 (UNAUDITED)
                                           ---------------------------------------------------
                                           HIGH NET    MUTUAL FUND &
                                            WORTH      INSTITUTIONAL      OTHER
                                           BUSINESS      BUSINESS       BUSINESSES     TOTAL
                                           --------    -------------    ----------     -----
REVENUES:
Investment advisory and administrative
  fees...................................  $ 72,533      $122,152        $    12      $194,697
Commissions..............................    43,077        11,018         13,750        67,845
Net interest income......................     1,139             5         12,433        13,577
Other....................................        40           608          9,280         9,928
                                           --------      --------        -------      --------
     Net revenues after interest
       expense...........................   116,789       133,783         35,475       286,047
Operating expenses.......................    36,495        58,946         20,334       115,775
                                           --------      --------        -------      --------
     Net income before principal
       compensation......................    80,294        74,837         15,141       170,272
Principal compensation...................        --        19,925             --        19,925
                                           --------      --------        -------      --------
     Net income..........................  $ 80,294      $ 54,912        $15,141      $150,347
                                           ========      ========        =======      ========

                                                SIX MONTHS ENDED JUNE 27, 1997 (UNAUDITED)
                                            ---------------------------------------------------
                                            HIGH NET    MUTUAL FUND &
                                             WORTH      INSTITUTIONAL      OTHER
                                            BUSINESS      BUSINESS       BUSINESSES     TOTAL
                                            --------    -------------    ----------     -----
REVENUES:
Investment advisory and administrative
  fees....................................  $52,613        $95,296        $     9      $147,918
Commissions...............................   39,817          8,442         13,823        62,082
Net interest income.......................    1,365              6         12,431        13,802
Other.....................................        2            454          9,373         9,829
                                            -------        -------        -------      --------
     Net revenues after interest
       expense............................   93,797        104,198         35,636       233,631
Operating expenses........................   29,535         46,217         19,588        95,340
                                            -------        -------        -------      --------
     Net income before principal
       compensation.......................   64,262         57,981         16,048       138,291
Principal compensation....................       --         14,491             --        14,491
                                            -------        -------        -------      --------
     Net income...........................  $64,262        $43,490        $16,048      $123,800
                                            =======        =======        =======      ========

                          NEUBERGER & BERMAN, LLC AND
                   NEUBERGER & BERMAN MANAGEMENT INCORPORATED

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                                                      YEAR ENDED DECEMBER 31, 1997
                                           ---------------------------------------------------
                                           HIGH NET    MUTUAL FUND &
                                            WORTH      INSTITUTIONAL      OTHER
                                           BUSINESS      BUSINESS       BUSINESSES     TOTAL
                                           --------    -------------    ----------     -----
REVENUES:
Investment advisory and administrative
  fees...................................  $116,795      $210,375        $    21      $327,191
Commissions..............................    78,465        19,205         27,241       124,911
Net interest income......................     3,049            17         26,358        29,424
Other....................................        (3)        1,254         19,272        20,523
                                           --------      --------        -------      --------
     Net revenues after interest
       expense...........................   198,306       230,851         72,892       502,049
Operating expenses.......................    62,599       103,121         37,664       203,384
                                           --------      --------        -------      --------
     Net income before principal
       compensation......................   135,707       127,730         35,228       298,665
Principal compensation...................        --        33,685             --        33,685
                                           --------      --------        -------      --------
     Net income..........................  $135,707      $ 94,045        $35,228      $264,980
                                           ========      ========        =======      ========

                                                      YEAR ENDED DECEMBER 31, 1996
                                           ---------------------------------------------------
                                           HIGH NET    MUTUAL FUND &
                                            WORTH      INSTITUTIONAL      OTHER
                                           BUSINESS      BUSINESS       BUSINESSES     TOTAL
                                           --------    -------------    ----------     -----
REVENUES:
Investment advisory and administrative
  fees...................................  $ 91,423      $169,325        $    27      $260,775
Commissions..............................    68,209        15,260         26,152       109,621
Net interest income......................     2,211            29         21,890        24,130
Other....................................         1           742         21,498        22,241
                                           --------      --------        -------      --------
     Net revenues after interest
       expense...........................   161,844       185,356         69,567       416,767
Operating expenses.......................    57,287        89,648         40,706       187,641
                                           --------      --------        -------      --------
     Net income before principal
       compensation......................   104,557        95,708         28,861       229,126
Principal compensation...................        --        27,045             --        27,045
                                           --------      --------        -------      --------
     Net income..........................  $104,557      $ 68,663        $28,861      $202,081
                                           ========      ========        =======      ========

                          NEUBERGER & BERMAN, LLC AND
                   NEUBERGER & BERMAN MANAGEMENT INCORPORATED

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                                                       YEAR ENDED DECEMBER 31, 1995
                                            ---------------------------------------------------
                                            HIGH NET    MUTUAL FUND &
                                             WORTH      INSTITUTIONAL      OTHER
                                            BUSINESS      BUSINESS       BUSINESSES     TOTAL
                                            --------    -------------    ----------     -----
REVENUES:
Investment advisory and administrative
  fees....................................  $72,711       $135,178        $    (1)     $207,888
Commissions...............................   60,555         12,354         23,491        96,400
Net interest income.......................    1,630             46         14,749        16,425
Other.....................................        8            681         19,384        20,073
                                            -------       --------        -------      --------
     Net revenues after interest
       expense............................  134,904        148,259         57,623       340,786
Operating expenses........................   48,720         70,985         34,989       154,694
                                            -------       --------        -------      --------
     Net income before principal
       compensation.......................   86,184         77,274         22,634       186,092
Principal compensation....................       --         18,973             --        18,973
                                            -------       --------        -------      --------
     Net income...........................  $86,184       $ 58,301        $22,634      $167,119
                                            =======       ========        =======      ========

     Due to the nature of the securities business, it is impractical to separate assets related to reportable business segments.

15. RELATED PARTY TRANSACTIONS

     During the years ended December 31, 1997, 1996 and 1995, the Company earned approximately $13,969,000, $10,535,000 and $7,717,000, respectively, in brokerage commissions from the Funds.

     Certain principals of the Company are officers and/or trustees of the Funds. The Company also reimbursed certain Funds for expenses during the years ended December 31, 1997, 1996 and 1995 of approximately $1,503,000, $1,816,000 and $2,236,000, respectively, to the extent that such Funds exceeded their specified expense limitations.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Company and the Selling Stockholders have agreed to sell to each of the U.S. Underwriters named below, and each of such U.S. Underwriters, for whom Goldman,
Sachs & Co. and                are acting as representatives, has severally
agreed to purchase from the Company and the Selling Stockholders, the respective number of shares of Common Stock set forth opposite its name below:

                                                               NUMBER OF
                                                               SHARES OF
UNDERWRITER                                                   COMMON STOCK
-----------                                                   ------------
Goldman, Sachs & Co. .......................................
                                                                --------

          Total.............................................
                                                                ========

     Under the terms and conditions of the Underwriting Agreement, the U.S. Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

     The U.S. Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such
price less a concession of $     per share. The U.S. Underwriters may allow, and
such dealers may reallow, a concession not in excess of $     per share to
certain brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

     The Company and the Selling Stockholders have entered into an underwriting agreement (the "International Underwriting Agreement") with the underwriters of the international offering (the "International Underwriters") providing for the
concurrent offer and sale of                shares of Common Stock in an
international offering outside the United States. The offering price and aggregate underwriting discounts and commissions per share for the two offerings are identical. The closing of the offering made hereby is a condition to the closing of the international offering, and vice versa. The representatives of
the International Underwriters are Goldman Sachs International and           .

     Pursuant to an Agreement between the U.S. and International Underwriting Syndicates (the "Agreement Between") relating to the two offerings, each of the U.S. Underwriters named herein has agreed that, as a part of the distribution of the shares offered hereby and subject to certain exceptions, it will offer, sell or deliver the shares of Common Stock, directly or indirectly, only in the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (the "United States") and to U.S. persons, which term shall mean, for purposes of this paragraph: (a) any individual who is a resident of the United States or
(b) any corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision thereof and whose office most directly involved with the purchase is located in the United States. Each of the International Underwriters has agreed pursuant to the Agreement Between that, as a part of the distribution of the shares offered as a part of the international offering, and subject to certain exceptions, it will (i) not, directly or indirectly, offer, sell or deliver shares of Common Stock (a) in the United States or to any U.S. persons or (b) to any person whom it believes intends to reoffer, resell or deliver the shares in the United States or to any U.S. persons, and (ii) cause any dealer to whom it may sell such shares at any concession to agree to observe a similar restriction.

     Pursuant to the Agreement Between, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Common Stock as may be mutually agreed. The price of any shares so sold shall be the initial public offering price, less an amount not greater than the selling concession.

     The Company and the Selling Stockholders have granted the U.S. Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase
up to an aggregate of                additional shares of Common Stock solely to
cover over-allotments, if any. If the U.S. Underwriters exercise their over-allotment option, the U.S. Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing
table, bears to the                shares of Common Stock offered hereby. The
Company and the Selling Stockholders have granted the International Underwriters
a similar option to purchase up to an aggregate of                additional
shares of Common Stock.

     The Company and the Management Stockholders have agreed that, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of the Prospectus, they will not, directly or indirectly, offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities of the Company that are substantially similar to the shares of the Common Stock, including, but not limited to, any securities that are convertible into or exchangeable for, or that represent the right to receive, shares of Common Stock or any substantially similar securities (other than, in the case of the Company, pursuant to existing employee stock option plans), without the prior written consent of the representatives of the Underwriters, except for shares of Common Stock offered in connection with the concurrent U.S. and international offerings.

     The representatives of the Underwriters have informed the Company that they do not expect sales to accounts over which the Underwriters exercise discretionary authority to exceed five percent of the total number of shares of Common Stock offered by them.

     Prior to this offering, there has been no public market for the shares. The initial public offering price will be negotiated among the Company, the Selling Stockholders and the representatives of the U.S. Underwriters and the International Underwriters. Among the factors to be considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, will be the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

     The Common Stock will be listed on the NYSE under the symbol "NEU". In order to meet one of the requirements for listing the Common Stock on the NYSE, the U.S. Underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.

     In connection with the offerings, the Underwriters may purchase and sell the Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offerings. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Common Stock and syndicate short positions involve the sale by the Underwriters of a greater number of shares of Common Stock than they are required to purchase from the Company in the offerings. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the offerings for their account may be reclaimed by the syndicate if such shares of Common Stock are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

     The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

     Goldman Sachs & Co. performs investment banking and financial advisory services for the Company from time to time.

     This Prospectus may be used by underwriters and dealers in connection with offers and sales of the Common Stock, including shares initially sold in the international offering, to persons located in the United States.

------------------------------------------------------
------------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                               ------------------

                               TABLE OF CONTENTS

                                            PAGE
                                            ----
Available Information.....................    3
Special Note Regarding Forward-looking
  Statements..............................    3
Prospectus Summary........................    5
Risk Factors..............................   15
Use of Proceeds...........................   19
Dividend Policy...........................   19
Capitalization............................   20
Dilution..................................   21
Selected Historical Combined Financial
  Data....................................   22
Pro Forma Combined Financial Data
  (Unaudited).............................   24
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..............................   26
Business..................................   33
Management................................   47
Security Ownership by Management and
  Principal Stockholders..................   58
The Exchange and the Subordinated Note
  Transaction.............................   60
Stockholders Agreement....................   61
Selling Stockholders......................   63
Description of Capital Stock..............   68
Shares Eligible for Future Sale...........   70
Validity of Shares........................   71
Experts...................................   71
Index to Combined Financial Statements....  F-1
Underwriting..............................  U-1

                               ------------------

    UNTIL              , 1998 (THE 25TH DAY AFTER THE DATE OF THIS PROSPECTUS),
ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

             ------------------------------------------------------
             ------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                     SHARES

                             NEUBERGER BERMAN INC.

                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)
                               ------------------

                                     [LOGO]

                               ------------------

                              GOLDMAN, SACHS & CO.

                      REPRESENTATIVES OF THE UNDERWRITERS
             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an itemized list of the estimated expenses to be incurred in connection with the offering of the securities being offered in the Offerings other than underwriting discounts and commissions. The Company has agreed to bear these expenses in connection with the sale of shares by the Company and by the Selling Stockholders.

SEC Registration fee........................................    $73,750
NASD filing fee.............................................     30,500
NYSE listing fee............................................       *
Accounting fees and expenses................................       *
Legal fees and expenses.....................................       *
Printing and engraving......................................       *
Transfer Agent's fees.......................................       *
Miscellaneous expenses......................................       *
                                                                -------
          Total.............................................    $
                                                                =======

---------------

* To be provided by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the DGCL empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his or her duty. Where a present or former officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such person actually and reasonably incurred.

     Article VI of the Company's By-Laws provides for indemnification by the Company of its directors and officers to the full extent permitted by the Delaware Law.

     Pursuant to specific authority granted by Section 102 of the DGCL, Article VII of the Company's Certificate of Incorporation contains the following provision regarding limitation of liability of directors and officers:

     "(VII) No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided that nothing contained in this Certificate of Incorporation shall eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (c) under Section 174 of the General Corporation Law of the State of Delaware or (d) for any transaction from which the director derived an improper personal benefit".

     Reference is hereby made to Section 8 of the Underwriting Agreement filed as Exhibit 1.1 hereto, for certain indemnification arrangements.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     During the three year period ended August 19, 1998, the Registrant sold the following securities without registration under the Securities Act:

     On August 18, 1998, the Registrant and the Management Stockholders entered into a definitive agreement providing for the Exchange pursuant to which the Management Stockholders will receive by way of exchange or merger, as the case may be, shares of Common Stock. These issuances of Common Stock to a limited number of sophisticated investors are exempt from the registration provisions of the Securities Act in reliance on Regulation D under the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibits

     (a) Attached hereto are the following exhibits:

 1.1    Form of Underwriting Agreement
 1.2*   Form of International Underwriting Agreement
 2.1    Plan of Merger and Exchange Agreement, dated as of August
        18, 1998, by and among the Company, Neuberger & Berman, LLC, the members of Neuberger & Berman, LLC, Neuberger & Berman
        Management Incorporated, the shareholders of Neuberger &
        Berman Management Incorporated and Neuberger Berman Sub
        Inc., a New York corporation
 3.1    Certificate of Incorporation
 3.2    By-Laws
 4.1*   Specimen of Common Stock
 4.2    Stockholders Agreement, dated as of August 18, 1998, by and among the Company and the stockholders named therein.
 5.1*   Opinion of Debevoise & Plimpton as to the legality of the
        securities being registered
10.1*   1998 Neuberger Berman Inc. Directors Stock Incentive Plan
10.2*   1998 Neuberger Berman Long-Term Incentive Plan
10.3*   1998 Neuberger Berman Inc. Annual Incentive Plan
10.4*   1998 Neuberger Berman Inc. Deferred Compensation Plan
10.5*   Neuberger & Berman Inc. Employee Defined Contribution Stock
        Incentive Plan
10.6*   Amended and Restated Letter Agreement, dated as of August
        18, 1998, between Neuberger & Berman, LLC and Jeffrey B.
        Lane
10.7*   Form of Subordinated Loan Agreement, dated             ,
        1998, between Neuberger & Berman, LLC and NB Associates, LLC
10.8*   Indemnity Agreement, dated as of        , 1998, by and among
        the Company, Neuberger & Berman, LLC, Neuberger & Berman
        Management Incorporated, the members of Neuberger & Berman,
        LLC and the shareholders of Neuberger & Berman Management
        Incorporated
21.1    Subsidiaries of the Company
23.1    Consent of Arthur Andersen, LLP
23.2*   Consent of Debevoise & Plimpton (included in Exhibit 5.1)
24.1    Powers of Attorney (included on signature page)
27.1    Financial Data Schedule
27.2    Financial Data Schedule

---------------
 *  To be filed by amendment.

(b) Attached hereto are the following schedules: None.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirement of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on August 19, 1998.

                                          NEUBERGER BERMAN INC.

                                                 /s/ LAWRENCE ZICKLIN

                                          --------------------------------------
                                          Name:  Lawrence Zicklin
                                          Title:   Chief Executive Officer and
                                                   Chairman of the Board of
                                                   Directors

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Lawrence Zicklin and Richard A. Cantor, or either of them, as each such person's true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                SIGNATURE                                  CAPACITY                       DATE
                ---------                                  --------                       ----
           /s/ LAWRENCE ZICKLIN               Chief Executive Officer and            August 19, 1998
------------------------------------------    Chairman of the Board of Directors
             Lawrence Zicklin                 (Principal Executive Officer)

          /s/ RICHARD A. CANTOR               President, Chief Operating Officer     August 19, 1998
------------------------------------------    and Director
            Richard A. Cantor

           /s/ JEFFREY B. LANE                Executive Vice President, Chief        August 19, 1998
------------------------------------------    Administrative Officer and Director
             Jeffrey B. Lane

          /s/ VINCENT T. CAVALLO              Senior Vice President and Chief        August 19, 1998
------------------------------------------    Financial Officer (Principal
            Vincent T. Cavallo                Financial and Accounting Officer)

           /s/ C. CARL RANDOLPH               Senior Vice President, General         August 19, 1998
------------------------------------------    Counsel and Secretary
             C. Carl Randolph

            /s/ STANLEY EGENER                Director                               August 19, 1998
------------------------------------------
              Stanley Egener

                SIGNATURE                                  CAPACITY                       DATE
                ---------                                  --------                       ----
          /s/ MICHAEL M. KASSEN               Director                               August 19, 1998
------------------------------------------
            Michael M. Kassen

          /s/ MARVIN C. SCHWARTZ              Director                               August 19, 1998
------------------------------------------
            Marvin C. Schwartz

           /s/ HEIDI S. STEIGER               Director                               August 19, 1998
------------------------------------------
             Heidi S. Steiger

          /s/ DIETRICH WEISMANN               Director                               August 19, 1998
------------------------------------------
            Dietrich Weismann

                               INDEX TO EXHIBITS

EXHIBIT                          DESCRIPTION                           PAGE
-------                          -----------                           ----
 1.1     Form of Underwriting Agreement..............................
 1.2*    Form of International Underwriting Agreement................
 2.1     Plan of Merger and Exchange Agreement, dated as of August
         18, 1998, by and among the Company, Neuberger & Berman, LLC, the members of Neuberger & Berman, LLC, Neuberger & Berman
         Management Incorporated, the shareholders of Neuberger &
         Berman Management Incorporated and Neuberger Berman Sub
         Inc., a New York corporation................................
 3.1     Certificate of Incorporation................................
 3.2     By-Laws.....................................................
 4.1*    Specimen of Common Stock....................................
 4.2     Stockholders Agreement, dated as of August 18, 1998, by and among the Company and the stockholders named therein. ......
 5.1*    Opinion of Debevoise & Plimpton as to the legality of the
         securities being registered.................................
10.1*    1998 Neuberger Berman Inc. Directors Stock Incentive Plan...
10.2*    1998 Neuberger Berman Long-Term Incentive Plan..............
10.3*    1998 Neuberger Berman Inc. Annual Incentive Plan............
10.4*    1998 Neuberger Berman Inc. Deferred Compensation Plan.......
10.5*    Neuberger & Berman Inc. Employee Defined Contribution Stock
         Incentive Plan..............................................
10.6*    Amended and Restated Letter Agreement, dated as of August
         18, 1998, between Neuberger & Berman, LLC and Jeffrey B.
         Lane........................................................
10.7*    Form of Subordinated Loan Agreement, dated as of           ,
         1998, between Neuberger & Berman, LLC and NB Associates,
         LLC.........................................................
10.8*    Indemnity Agreement, dated as of        , 1998, by and among
         the Company, Neuberger & Berman, LLC, Neuberger & Berman
         Management Incorporated, the members of Neuberger & Berman,
         LLC and the shareholders of Neuberger & Berman Management
         Incorporated................................................
21.1     Subsidiaries of the Company.................................
23.1     Consent of Arthur Andersen, LLP.............................
23.2*    Consent of Debevoise & Plimpton (included in Exhibit 5.1)...
24.1     Powers of Attorney (included on signature page).............
27.1     Financial Data Schedule.....................................
27.2     Financial Data Schedule.....................................

---------------
* To be filed by amendment.